   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 2, 1998.
                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                        WADDELL & REED FINANCIAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    6211                      51-0261715
     (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF        CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                               6300 LAMAR AVENUE
                          OVERLAND PARK, KANSAS 66202
                                (913) 236-2000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                KEITH A. TUCKER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WADDELL & REED FINANCIAL, INC.
                               6300 LAMAR AVENUE
                          OVERLAND PARK, KANSAS 66202
                                (913) 236-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
           ALAN J. BOGDANOW                        MATTHEW J. MALLOW
        HUGHES & LUCE, L.L.P.             SKADDEN, ARPS, SLATE, MEAGHER & FLOM
     1717 MAIN STREET, SUITE 2800                         LLP
         DALLAS, TEXAS 75201                        919 THIRD AVENUE
            (214) 939-5500                      NEW YORK, NEW YORK 10022
                                                     (212) 735-3000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                              PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AGGREGATE         AMOUNT OF
        SECURITIES TO BE REGISTERED          OFFERING PRICE (1) REGISTRATION FEE
--------------------------------------------------------------------------------
Class A Common Stock, $.01 par value.......     $586,500,000        $177,728

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457. In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  The Prospectus relating to the shares of Class A Common Stock to be used in connection with a United States and Canadian offering (the "U.S. Prospectus") is set forth following this page. The Prospectus to be used in a concurrent international offering (the "International Prospectus") will consist of the alternate page set forth following the U.S. Prospectus and the balance of the pages included in the U.S. Prospectus for which no alternate is provided. The U.S. Prospectus and the International Prospectus are identical except that they contain different front cover pages.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued January 2, 1998

                                     Shares
                         Waddell & Reed Financial, Inc.
                              CLASS A COMMON STOCK

                                  -----------

 OF THE     SHARES OF CLASS A COMMON STOCK BEING OFFERED,     SHARES ARE BEING
  OFFERED INITIALLY IN THE UNITED STATES  AND CANADA BY THE U.S. UNDERWRITERS
    AND      SHARES ARE BEING  OFFERED INITIALLY OUTSIDE THE  UNITED STATES
     AND CANADA  BY THE INTERNATIONAL UNDERWRITERS. ALL SHARES OF  CLASS A
       COMMON STOCK OFFERED HEREBY ARE BEING  SOLD BY THE COMPANY. IT IS
        CURRENTLY ESTIMATED THAT THE  INITIAL PUBLIC OFFERING PRICE PER
          SHARE  WILL  BE  BETWEEN  $     AND  $     PER  SHARE.  SEE
           "UNDERWRITERS"  FOR A  DISCUSSION  OF THE  FACTORS TO  BE
             CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING
              PRICE.

 THE COMPANY HAS TWO CLASSES OF  AUTHORIZED COMMON STOCK CONSISTING OF CLASS A
   COMMON STOCK OFFERED HEREBY  AND CLASS B  COMMON STOCK (COLLECTIVELY, THE
    "COMMON STOCK").  SEE "DESCRIPTION OF CAPITAL STOCK." HOLDERS  OF CLASS
      A COMMON STOCK  ARE ENTITLED TO  ONE VOTE PER SHARE  AND HOLDERS OF
       CLASS B  COMMON STOCK ARE ENTITLED TO    VOTES PER  SHARE ON EACH
         MATTER SUBMITTED TO A VOTE  OF STOCKHOLDERS. ALL OF THE CLASS
          B   COMMON  STOCK  IS   BENEFICIALLY  OWNED  BY   TORCHMARK
            CORPORATION. ALL  HOLDERS OF COMMON  STOCK ARE ENTITLED
              TO RECEIVE SUCH DIVIDENDS AND DISTRIBUTIONS, IF ANY,
               AS  MAY BE  DECLARED  FROM TIME  TO  TIME BY  THE
                 BOARD OF DIRECTORS.

                                  -----------

 APPLICATION WILL BE MADE TO HAVE THE CLASS A COMMON STOCK APPROVED FOR LISTING
          ON THE NEW YORK STOCK EXCHANGE UNDER THE TRADING SYMBOL WDR.

                                  -----------

 SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                     PRICE TO UNDERWRITING DISCOUNTS PROCEEDS TO
                                      PUBLIC    AND COMMISSIONS(1)   COMPANY(2)
                                     -------- ---------------------- -----------
Per Share...........................   $               $                 $
Total(3)............................  $               $                 $

-----
  (1) The Company and Torchmark Corporation have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company, estimated at $  .
  (3) The Company has granted the U.S. Underwriters an option exercisable within 30 days of the date hereof to purchase up to an aggregate of additional shares of Class A Common Stock at the price to the public shown above less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to the public, underwriting
      discounts and commissions, and proceeds to the Company will be $   ,
      $   , and $   , respectively. See "Underwriters."

                                  -----------

  The Class A Common Stock is offered subject to prior sale, when, as, and if accepted by the Underwriters and, subject to approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, and to certain other conditions. It is expected that delivery of the Class A Common
Stock will be made on or about      , 1998 at the offices of Morgan Stanley &
Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                                  -----------

                           MORGAN STANLEY DEAN WITTER

     , 1998

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY WILL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

  UNTIL     , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                        [MAP OF SALES OFFICE LOCATIONS]

                               ----------------

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
Prospectus Summary..............................................................    3
Risk Factors....................................................................   11
Special Note Regarding Forward- Looking Information.............................   15
Use of Proceeds.................................................................   15
Dividend Policy.................................................................   16
Pro Forma Capitalization........................................................   16
Selected Financial and Operating Data...........................................   17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..................................................................   19
Business........................................................................   23
Management......................................................................   35
Certain Transactions............................................................   46
Description of Capital Stock....................................................   50
Shares Eligible for Future Sale.................................................   57
Certain United States Federal Tax Considerations for Non-United States Holders..   58
Underwriters....................................................................   60
Legal Matters...................................................................   63
Experts.........................................................................   63
Additional Information..........................................................   63
Appendix I......................................................................  A-1
Index to Consolidated Financial Statements......................................  F-1

                               ----------------

  The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE CLASS A COMMON STOCK IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE THE SHARES OF CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including notes) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus (i) gives effect to the transactions described below under "Background", which will have been consummated prior to or concurrently with the Offering, and (ii) assumes no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, (i) the "Company" and "Waddell & Reed" refer to Waddell & Reed Financial, Inc. and its subsidiaries and (ii) "Torchmark" refers to Torchmark Corporation and its subsidiaries other than the Company. References to "Common Stock" are to the Class A Common Stock and the Class B Common Stock of the Company.

                                  THE COMPANY

OVERVIEW

  Waddell & Reed was founded in 1937 and is one of the oldest mutual fund complexes in the United States, having introduced the United family of funds in 1940. Waddell & Reed focuses on selling investment products to middle income Americans primarily through a virtually exclusive financial adviser sales force. As of September 30, 1997, the Company had $23.2 billion of assets under management consisting of $20.7 billion of mutual fund assets and the remainder in institutional accounts. As of September 30, 1997, the Company had more than 559,000 customers holding an average of 2.4 mutual fund accounts per customer. The Company has enjoyed high profit margins and return on equity relative to the mutual fund advisory industry. The Company's earnings have grown for 17 consecutive years, and the Company has achieved a 16.8% compound annual growth rate in pretax operating income for the five years ended December 31, 1996.

  The Company is the exclusive underwriter and distributor of 36 mutual fund portfolios (the "Funds"), including 17 comprising the United Group of Mutual Funds (the "United Funds"), eight comprising the Waddell & Reed Funds, Inc. (the "W&R Funds"), and 11 comprising the TMK/United Funds, Inc. (the "TMK/United Funds"). The Company also distributes Torchmark underwritten variable annuities and life insurance products to its customers as part of its financial planning services. The Company sells front-end loaded and contingent deferred sales charge mutual fund products. As of September 30, 1997 approximately 79% of the Company's mutual fund assets under management were invested in equity funds and the remainder in fixed income and money market funds. For the twelve months ended September 30, 1997, the Company's financial adviser sales force sold $1.5 billion of mutual fund and variable products.

  The traditional market for the Company has generally been professionals and working families with annual incomes between $40,000 and $100,000 who are saving for retirement. The Company believes that demographic trends and shifts in attitudes toward retirement savings will continue to support increased consumer demand for its products. According to U.S. Census Bureau projections, the number of Americans between the ages of 45 and 64 will grow from 53.7 million in 1996 to 71.1 million in 2005, making this "preretirement" age group the fastest growing segment of the U.S. population.

  The Company distributes the Funds and other financial products through a financial adviser sales force that represents the Company on a virtually exclusive basis. At September 30, 1997, the Company's sales force consisted of 2,113 financial advisers and 123 division managers operating from 179 sales offices located throughout the United States. The Company believes, based on industry data, that its financial adviser sales force is currently the second largest sales force in the United States selling primarily mutual funds. Currently, 44% of the Company's financial advisers have been with the Company for more than 5 years and 27% for more than 10 years.

  The financial adviser industry is fragmented, consisting primarily of relatively small companies generally employing fewer than 100 investment professionals. The Company's sales force competes primarily with small broker/dealers and independent financial advisers. The Company's marketing efforts are currently focused on customers residing in smaller metropolitan areas and rural communities. The Company conducts investment seminars throughout the United States to reach a large number of potential clients. The Company also develops individual financial plans for clients (over 39,000 plans in 1996) through one-on-one consultations with financial advisers, who emphasize long-term relationships with a client through continuing service, rather than a one-time sale. The Company believes that it is well-positioned to benefit from a developing industry trend toward "assisted sales"--sales of mutual fund products through a sales person--driven by the array of options now available to investors and the need for financial planning advice that has resulted from the recent increase in the average household's financial assets. According to the Investment Company Institute, assisted sales for the nine months ended September 30, 1997 constituted 60.6% of the total dollar value of mutual fund sales, a figure that has grown from 54.9% for 1994.

  The Company's investment philosophy and financial planning approach emphasize long-term savings. The Company's portfolio managers seek consistent long-term performance and downside protection in turbulent markets. As a result, the Company has developed a loyal customer base with clients maintaining their accounts for approximately 13 years on average as compared to six years for the mutual fund industry, according to the Investment Company Institute. This loyalty is evidenced by a relatively low fund redemption rate for the five years ended September 30, 1997 of 7.6% for the Funds (other than money market funds), which is less than one-half of the industry average of 18.4% and a relatively high dividend reinvestment rate of 86.5% for the Funds (other than money market funds) for the same period versus 66.8% for the mutual fund industry. Approximately 45% of the Company's assets under management are in retirement accounts as of September 30, 1997. The historically low redemption and high reinvestment rates have provided a stable source of asset and revenue growth at a relatively low cost. The Company's success with these strategies has been demonstrated in turbulent markets, as, for example, in the year ended 1994 when the Company's net sales as a percentage of asset growth was more than three times better than that of the mutual fund industry.

  The Company has a seasoned team of portfolio managers, having an average of 20 years industry experience and 14 years tenure with the Company. The five most senior portfolio managers have an average of 30 years industry experience and 26 years service at the Company. The Company maintains an internal equity and fixed income investment research staff that has substantial resources available to it including hundreds of meetings annually with company management both on and off site. In addition, the Company utilizes research provided by brokerage firms and independent outside consultants. Portfolio managers usually were analysts for a substantial length of time prior to acquiring money management assignments. The prominent style of the Company's investments is growth equity. This investment strategy emphasizes investment at attractive valuations in companies that the portfolio managers believe can produce above average growth in earnings.

SPIN-OFF

  From 1981 until the Offering, the Company has been a subsidiary of Torchmark. The Company, in keeping with Torchmark's strategy for its subsidiaries, paid virtually all of its earnings to Torchmark as dividends. Torchmark, implementing its strategy to enhance shareholder value, has advised the Company that, subject to certain conditions, it currently intends to divest its ownership interest in the Company by means of a special dividend to the stockholders of Torchmark Corporation of all of the Class A Common Stock and Class B Common Stock owned by Torchmark after the Offering (the "Spin-Off"). After the Offering, the Company will be able to devote substantially more of its earnings to support its future growth.

BUSINESS STRATEGY

  The Company's business strategy is outlined below.

 . INCREASE NUMBER OF FINANCIAL ADVISERS: The Company intends to expand its distribution network by recruiting high quality candidates to be financial advisers. In early 1994 the Company began to focus on increasing the number of financial advisers. The Company's current objective is to increase the number of financial advisers by 10% per year. The Company hired additional experienced sales managers and reorganized its management and reporting lines and incentive structure. The Company has revised the compensation system for its 123 division managers by tying the majority of their potential income to the recruitment, retention, and training of the Company's financial advisers and proportionately less to their personal sales production. From December 31, 1996 to September 30, 1997, the number of financial advisers has increased from 2,010 to 2,113.

   In 1994, the Company also began implementing a "bridge income" program, which provides newly recruited financial advisers with a source of earnings until they can develop the skills and client base necessary to earn a stable income from commissions. The Company believes this program, which currently provides qualifying individuals with $2,000 per month for up to six months, has been critical in increasing the number of new financial advisers, improving retention, and increasing average first-year sales production. Financial advisers recruited in 1997 who participated in the bridge income program produced, on average, at two and a half times the rate of non-participants during their first three months.

 .  CONTINUE TO INCREASE PERCENTAGE OF FULL-TIME FINANCIAL ADVISERS: Since
   1993, the Company has emphasized increasing the proportion of its sales force that sells financial services products on a full-time basis and has not allowed the renewal of the licenses of financial advisers that fail to meet sales goals. The Company believes that these changes have enhanced productivity. At September 30, 1997, the percentage of financial advisers whose annual production is the equivalent of investment product sales in excess of $900,000 per year, which the Company considers full-time ("Full-Time Advisers"), was 30% of the Company's total sales force, up from 18% at December 31, 1992. For Full-Time Advisers, the annual investment product sales per adviser increased from $1.4 million in 1992 to a current annual rate of about $1.9 million, an increase of 36%. In addition, the overall annual investment product sales per adviser increased from $380,000 to $689,000, or 81%, over this same period as a result of both increasing the number and the productivity of Full-Time Advisers and of not renewing the licenses of advisers who do not meet sales goals.

 . EXPAND GEOGRAPHIC SCOPE: The Company intends to pursue geographic expansion of its sales force with two related strategies. In larger communities it intends to establish new division offices with the facilities to accommodate up to twenty financial advisers, and in smaller communities or suburban areas it will open offices with facilities to accommodate a smaller group of advisers. While historically the Company has opened new offices in areas that were contiguous with existing offices, it now intends to select new locations based on expected growth opportunities. Consistent with its focus on retirement savings and planning, the Company expects to open new offices in Florida and Arizona, as well as smaller offices in other areas of the country, in 1998.

 . ENHANCE MARKETING AND FINANCIAL PLANNING TOOLS: The Company expects to implement an improved financial planning package, which will allow its financial advisers to customize solutions to a client's savings, retirement income, estate planning, life insurance, and other personal financial planning needs. The Company has traditionally provided financial planning advice to its clients free of charge. The Company now intends to begin charging a fee, typically $250, for such services. The Company believes that its program of selling its improved financial plans for a fee will stimulate sales and result in a significantly higher average sale per plan. The Company expects to introduce the revised financial plan by the end of the first quarter of 1998.

   The Company has also implemented formal training programs for its new financial advisers. The program consists of field office classes that address prospecting techniques, product knowledge, and sales presentation skills. Field sales management personnel, assisted by six regional sales training specialists who receive direction and support from the Company's headquarters, conduct the field office classes. During 1998, the Company intends to increase the number of regional sales training specialists from six to twelve. In addition, new advisers will attend a three day course conducted at the Company's headquarters intended to supplement and reinforce the field classes.

 . INVEST IN PORTFOLIO MANAGERS AND INVESTMENT ANALYSTS: The Company's objective is for its Fund families to achieve top quartile performance. The Company is also focused on building its industry and geographic expertise. To achieve this goal, the Company has begun to implement a plan to add several portfolio managers and investment analysts. Through these additions, the Company intends to increase the depth of its investment management team and to increase the scope of its expertise. To assist in recruiting and retention, the Company is implementing a new incentive compensation structure that relies on stock options and increases in cash compensation to bring total compensation for portfolio managers and investment analysts to a more market-competitive level. The Company believes that providing equity-based compensation as a significant component of income will be important in attracting new portfolio managers and investment analysts as well as retaining present staff.

 . INVEST IN SYSTEMS AND TECHNOLOGY: In order to support its anticipated growth, the Company is engaged in projects to enhance its information systems. The Company will install a management system in all division offices that it believes better enable division sales managers to monitor the activities of the individual financial advisers including the number of sales calls completed, the number of client contacts, and overall sales results. The Company has recently completed agreements to outsource the data processing components of its transfer agency activities to a third party provider by the fourth quarter of 1998. The Company expects that this arrangement will facilitate its ability to introduce new products and enter new markets as well as enable the Company to improve its participant record-keeping services offered to sponsors of 403(b) and 401(k) plans. In addition, the Company expects to realize operating efficiencies with respect to its processing activities through the use of electronic imaging, which is a component of the third party system. The Company has developed and is testing an intranet to be used by its financial advisers to obtain updated training materials, product information, and electronic interactive product illustrations. In addition, the Company expects that clients will have access to the intranet to obtain data related to their personal accounts once information security concerns are addressed.

 .  PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES TO EXPAND PRODUCT OFFERING AND
   DISTRIBUTION: The Company intends to selectively pursue acquisitions and alliances that will add new products or alternative distribution systems. The Company believes that it will be better positioned to pursue acquisitions as one of relatively few independent, public investment advisory and asset management companies. The Company believes that potential investment management acquisition candidates may be more receptive to receiving shares of the Company as opposed to stock in a company outside of the investment management industry. The Company has traditionally distributed its investment products only through its virtually exclusive financial adviser sales force. In the future, the Company may acquire another fund complex the products of which it can distribute outside its sales force. These mutual funds will likely not be marketed to the Company's existing customer base, thereby avoiding competing with the Company's existing sales force and cannibalizing the Company's current revenues. The Company may also pursue opportunities to establish strategic relationships with alternative distribution systems such as broker/dealers and banks or acquire independent financial planning companies.

                                  THE OFFERING

Class A Common Stock
Offered
 United States Offering.....            shares

 International Offering.....            shares

 Total.......................           shares

Common Stock to be
 outstanding after the
 Offering

 Class A Common Stock........           shares(1)

 Class B Common Stock........           shares

 Total.......................           shares(1)

Use of proceeds.............        Repayment of $90 million principal amount
                                    Liberty Note (as defined) and of $390
                                    million of the Torchmark Notes (as defined) and the excess, if any, for general corporate purposes

Dividend Policy.............        The Company currently intends to pay
                                    quarterly dividends of $    per share to
                                    holders of Class A Common Stock and Class B
                                    Common Stock.

NYSE Symbol.................        WDR
--------
(1) Does not include options to purchase     shares of Class A Common Stock
    issued pursuant to compensation and benefit plans of the Company. See "Management--Compensation, Benefits, and Retirement Plans."

                                   BACKGROUND

  The Company's outstanding capital stock currently consists solely of common stock, all of which is held by Torchmark. Prior to the consummation of the Offering, the currently outstanding common stock will be converted into
shares of Class A Common Stock and     shares of Class B Common Stock to be
held by Torchmark (the "Recapitalization").

  Prior to the Offering, the Company was a wholly owned subsidiary of Torchmark. In November 1997, the Company paid to Torchmark as a dividend unsecured promissory notes in the aggregate principal amount of $480 million that mature on November 25, 2002 and bear interest at an annual rate of 8% (the "Torchmark Notes"). The Torchmark Notes are mandatorily prepayable from the proceeds of any financing, including the Offering. The principal amount of the Torchmark Notes was reduced to $390 million by a $90 million prepayment prior to the Offering. The Company also owed $127 million to Liberty National Life Insurance Company, a wholly owned subsidiary of Torchmark ("Liberty"), under a promissory note that matures on May 1, 2000 and bears interest at an annual rate of 6% (the "Liberty Note"). The Liberty Note was reduced to $90 million by a $37 million prepayment prior to the Offering. Upon consummation of the Offering, the Torchmark Notes and the Liberty Note will have been paid in full, and the Company will have no other debt outstanding.

  The Company currently holds all of the issued and outstanding capital stock of United Investors Life Insurance Company ("UILIC"). Prior to the Offering, the Company will declare and pay a dividend of all the capital stock of UILIC to Torchmark (the "UILIC Dividend").

  After the consummation of the Offering, the Company will continue to be controlled by Torchmark, which will own more than 80% of the combined voting power of the Class A Common Stock and the Class B Common Stock of the Company. The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one vote
per share while holders of Class B Common Stock are entitled to      votes per
share on all matters to be voted on by stockholders and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa. Torchmark has advised the Company that, subject to certain conditions, Torchmark currently intends to divest its ownership interest in the Company in the Spin-Off by means of a special dividend to the stockholders of Torchmark of all of the Class A Common Stock and Class B Common Stock owned by Torchmark. See "Risk Factors--Planned Spin-Off of the Company"; "Risk Factors--Relationship with Torchmark; Conflicts of Interest"; "Background"; and "Certain Transactions--Relationship with Torchmark."

  In connection with the Offering, the Company is either entering into or amending several agreements with Torchmark and its affiliates (the "Affiliate Agreements"), which will provide the basis for future relationships between the Company and Torchmark. See "Risk Factors--Relationship with Torchmark; Conflicts of Interest" and "Certain Transactions--Relationship with Torchmark."

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

  The following tables set forth summary historical financial and operating data for the five years ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, as well as summary historical balance sheet data of the Company as of the end of each of the last five years and as of September 30, 1997. The information set forth should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.

                                                                         FOR THE NINE
                                                                         MONTHS ENDED
                                FOR THE YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                          -------------------------------------------- -----------------
                            1992     1993     1994     1995     1996     1996     1997
                          -------- -------- -------- -------- -------- -------- --------
                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
 Investment management
  fees..................  $ 56,205 $ 64,208 $ 70,711 $ 85,289 $101,466 $ 74,434 $ 84,472
 Underwriting and
  distribution fees.....    76,488   78,037   72,150   70,393   85,837   65,132   65,756
 Shareholder service
  fees..................    19,889   21,280   22,297   23,527   28,378   20,654   22,966
 Investment and other
  income................    11,262   14,681    3,878    4,295    5,295    3,692    2,829
                          -------- -------- -------- -------- -------- -------- --------
  Total revenue.........   163,844  178,206  169,036  183,504  220,976  163,912  176,023
 Goodwill
  amortization(1).......       415    1,332    2,903    2,903    2,903    2,177    2,177
 Other expenses.........    97,209  101,494   89,282   95,894  112,766   84,024   83,090
                          -------- -------- -------- -------- -------- -------- --------
  Total expenses........    97,624  102,826   92,185   98,797  115,669   86,201   85,267
                          -------- -------- -------- -------- -------- -------- --------
 Income before provision
  for income taxes......    66,220   75,380   76,851   84,707  105,307   77,711   90,756
 Provision for income
  taxes.................    25,365   28,873   30,470   33,862   41,129   30,369   35,249
                          -------- -------- -------- -------- -------- -------- --------
 Income before effect of
  change in accounting
  principle.............    40,855   46,507   46,381   50,845   64,178   47,342   55,507
 Cumulative effect of
  change in accounting
  principle.............       --     4,125      --       --       --       --       --
                          -------- -------- -------- -------- -------- -------- --------
 Net income.............  $ 40,855 $ 50,632 $ 46,381 $ 50,845 $ 64,178 $ 47,342 $ 55,507
                          ======== ======== ======== ======== ======== ======== ========

                                      AS OF DECEMBER 31,                  AS OF
                         -------------------------------------------- SEPTEMBER 30,
                           1992     1993     1994     1995     1996       1997
                         -------- -------- -------- -------- -------- -------------
                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Current assets(2)...... $262,277 $162,933 $121,412 $ 86,293 $ 97,183   $ 90,939
 Goodwill...............   11,979  110,443  107,540  104,637  101,734     99,557
 Total assets(2)........  300,118  301,568  262,612  227,196  369,302    358,540
 Total liabilities(2)...   83,609   58,574   80,852   65,081  196,723    187,403
 Total stockholder's
  equity(3).............  216,509  242,994  181,760  162,115  172,579    171,137

                                                                              AS OF AND
                                                                            FOR THE NINE
                           AS OF AND FOR THE YEAR ENDED DECEMBER 31,        MONTHS ENDED
                          ------------------------------------------------  SEPTEMBER 30,
                            1992      1993      1994      1995      1996        1997
                          --------  --------  --------  --------  --------  -------------
                                            (DOLLARS IN THOUSANDS)
OTHER OPERATING DATA:
 Financial Advisors:
 Full time(4)...........       510       546       487       505       634         642
 Part time..............     2,467     2,141     1,770     1,830     1,376       1,471
                          --------  --------  --------  --------  --------     -------
  Totals................     2,977     2,687     2,257     2,335     2,010       2,113
 Number of investors(5):
 Mutual funds...........   479,900   499,400   517,600   537,100   522,600     559,300
 Variable products......     9,400    16,400    22,700    27,800    33,400      36,600
 Average value per
  investor(6):
 Mutual funds...........  $ 20,300  $ 22,500  $ 21,600  $ 26,100  $ 28,500     $33,600
 Variable products......  $ 32,300  $ 33,700  $ 31,900  $ 39,600  $ 42,900     $51,100
 Redemption rates of
  mutual funds:
 Mutual funds...........      7.56%     7.55%     7.52%     7.64%     7.64%       8.00%
 Industry average(7)....     18.04%    18.37%    21.27%    17.35%    16.95%      17.89%
 Dividend reinvestment
  rate:
 Mutual funds...........      83.7%     84.9%     86.0%     86.8%     87.5%       87.2%
 Industry average(7)....      56.7%     53.9%     65.8%     71.7%     72.6%       69.8%
 Assets under management
  (millions):
 Mutual fund:
  Equity funds..........  $  6,266  $  7,563  $  8,174  $ 10,931  $ 12,990     $16,274
  Fixed income funds....     3,340     3,870     3,349     3,719     3,681       3,868
  Money market funds....       417       348       369       442       537         536
                          --------  --------  --------  --------  --------     -------
  Total mutual funds....  $ 10,023  $ 11,781  $ 11,892  $ 15,092  $ 17,208     $20,678
 Institutional(8).......  $  2,121  $  2,685  $  2,685  $  3,575  $  2,042     $ 2,479

--------
(1) Amortization relates to Torchmark's acquisition of the Company in 1981 and 1993. Current annual amortization is $2.9 million.
(2) The Company's current assets, total assets, and total liabilities can be significantly affected by amounts due both to and from affiliates. At December 31, 1992, 1993, 1994, 1995, and 1996 and September 30, 1997,
    amounts due from affiliates amounted to $51.0 million, $53.9 million, $55.7 million, $1.1 million, $124.5 million, and $132.5 million, respectively. Amounts due to affiliates at December 31, 1992, 1993, 1994, 1995, and 1996 and September 30, 1997 amounted to $36.9 million, $8.0 million, $41.7 million, $13.6 million, $126.6 million, and $128.2 million, respectively.
(3) Cash dividends paid to Torchmark for the years 1992, 1993, 1994, 1995, and 1996 and the nine months ended September 30, 1997 were $9.6 million, $153.3 million, $80.0 million, $0, $10.0 million, and $53.0 million, respectively.
(4) Financial advisers whose annual or annualized production is the equivalent of investment product sales in excess of $900 thousand.
(5) Mutual funds reflect the number of investors in the United Funds and W&R Funds. Variable products reflect the number of variable annuity and variable life policies.
(6) Mutual funds average value reflects the value for the United Funds and W&R Funds. The variable product average is based on the value of TMK/United Fund assets divided by the number of variable annuity and life policies.
(7) Source: Investment Company Institute.
(8) Institutional assets include assets of Torchmark affiliates of $0, $0, $77.3 million, $373.8 million, $391.2 million, and $652.5 million at December 31, 1992, 1993, 1994, 1995, 1996, and September 30, 1997,
    respectively.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information relating to the Company and the Class A Common Stock before making an investment in the Class A Common Stock offered by this Prospectus.

RELATIONSHIP WITH TORCHMARK; CONFLICTS OF INTEREST

  Torchmark currently owns all of the outstanding capital stock of the Company. See "Certain Transactions." Upon completion of the Offering,
Torchmark will beneficially own approximately   % of the Company's outstanding
Class A Common Stock and 100% of the Company's outstanding Class B Common
Stock, representing approximately   % of the combined voting power of all
classes of voting stock of the Company. In addition, Torchmark and the Company will have a majority of their directors in common upon completion of the Offering and the Spin-Off. As long as Torchmark beneficially owns a majority of the combined voting power of the Common Stock, it will have the ability to elect all of the members of the Board of Directors and thereby to control the management and affairs of the Company, including any determinations with respect to acquisitions, dispositions, borrowings, issuances of Common Stock or other securities of the Company, and the declaration and payment of any dividends on the Common Stock. In addition, Torchmark will be able to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval and will be able to cause or prevent a change in control of the Company. As a result of Torchmark's control of the Company, none of the Affiliate Agreements resulted from "arm's-length" negotiations, although the parties endeavored to implement market based agreements. There can be no assurance that the Company would not have received more favorable terms from an unaffiliated party. For a description of the Affiliate Agreements, see "Certain Transactions--Relationship with Torchmark."

  Conflicts of interest may arise between the Company and Torchmark in a number of areas relating to their past and ongoing relationships, including the nature, quality, and pricing of services rendered by the Company to Torchmark or by Torchmark to the Company, potential competitive business activities, shared marketing functions, tax and employee benefit matters, indemnity agreements, sales or distributions by Torchmark of all or any portion of its ownership interest in the Company, or Torchmark's ability to control the management and affairs of the Company. There can be no assurance that Torchmark and the Company will be able to resolve any potential conflict or that, if resolved, the Company would not receive more favorable resolution if it were dealing with an unaffiliated party. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions--Corporate Opportunity and Conflict of Interest Policies."

  Torchmark could decide to sell or otherwise dispose of all or a portion of its Common Stock at some future date. There can be no assurance that any holders of Class A Common Stock will be allowed to participate in any transfer by Torchmark of a controlling interest in the Company or will realize any premium with respect to their shares of Class A Common Stock.

DEPENDENCE ON SECURITIES MARKETS

  The Company's results of operations are affected by certain economic factors, including the level of the securities markets. Favorable performance by the United States securities markets over the last five years has attracted a substantial increase in the investments in these markets and has benefited the Funds and the Company. A decline in the securities markets, failure of the securities markets to sustain their recent levels of growth, or short-term volatility in the securities markets could result in investors withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect the Company. Because the revenues of the Company are, to a large extent, based on the value of assets under management, a decline in the value of these assets would adversely affect revenues of the Company. The Company's growth is dependent to a significant degree upon the ability of the Funds to attract and retain mutual fund assets, and, in an adverse economic environment, this may prove difficult. The Company's growth rate has varied from year to year, and there can be no assurance that the average growth rates sustained in the recent past will continue.

EFFECTS OF FUND PERFORMANCE

  Success in the investment management and mutual fund businesses is dependent on the Funds' investment performance. Good performance stimulates sales of the Funds' shares and tends to keep redemptions low. Sales of Funds' shares generate higher management fees and distribution revenues (which are based on assets of the Funds). Good performance also attracts private institutional accounts to the Company. Conversely, relatively poor performance tends to result in decreased sales, increased redemptions of the Funds' shares, and the loss of private institutional accounts, with corresponding decreases in revenues to the Company. Failure of the Funds to perform well could, therefore, have a material adverse effect on the Company.

TERMINATION OF INVESTMENT MANAGEMENT AGREEMENTS

  A substantial majority of the Company's revenues are derived from investment management agreements with the Funds that, as required by law, are terminable on 60 days' notice. In addition, each such investment management agreement must be approved and renewed annually by the disinterested members of each Fund's board or its shareholders, as required by law. See "Business-- Investment Management Agreements." Any failure to renew or termination of a significant number of these agreements would have a material adverse effect on the Company.

NECESSITY OF RETAINING AND RECRUITING KEY PERSONNEL AND SALES FORCE

  The future success of the Company depends to a substantial degree on its ability to attract and retain qualified personnel to conduct its fund management and investment advisory business. The market for qualified fund managers, investment analysts, and financial advisers is extremely competitive and has grown more so in recent periods as the mutual fund management industry has experienced growth. The Company anticipates that it will be necessary for it to add fund managers and investment analysts, and it has adopted a strategy intended to attract and retain fund managers and investment analysts. See "Business--Business Strategy." There can be no assurance, however, that the Company will be successful in its efforts to recruit and retain the required personnel.

  The Company is currently dependent on its sales force to sell its mutual fund and other investment products. The Company's future growth prospects will be directly affected by the quality and quantity of financial advisers it is able to successfully recruit and retain.

COMPETITION

  The mutual fund distribution and service and investment management industries are intensely competitive and are undergoing substantial consolidations. Many organizations in these industries are attempting to market to and service the same clients as the Company, not only with mutual fund investments and services but with a wide range of other financial products and services. Many of the Company's competitors have more products and product lines, services, and may also have substantially greater assets under management and financial resources. See "Business--Competition."

POTENTIAL ACQUISITIONS

  The Company has no history of finding, acquiring, or integrating other companies. There can be no assurance that the Company will find suitable acquisition candidates at acceptable prices, have sufficient capital resources to realize its acquisition strategy, be successful in entering into definitive agreements for desired acquisitions, or successfully integrate acquired companies into the Company, or that any such acquisitions, if consummated, will prove to be advantageous to the Company.

DEPENDENCE ON INFORMATION SYSTEMS

  A number of the Company's key information technology systems were developed solely to handle the Company's particular information technology infrastructure. The Company is in the process of implementing new information technology and systems (internally and through outsourcing its shareholder service functions) that it believes could facilitate the acquisition and integration of other mutual fund companies. See "--Potential Acquisitions." There can be no assurance that the Company will be successful in implementing the new information technology and systems or that their implementation will be completed in a timely manner or within the Company's budget.

YEAR 2000 COMPLIANCE

  As the year 2000 approaches, an issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Management is in the process of modifying its systems and working with its software vendors to prepare the Company for the year 2000. Based on information currently available, management does not anticipate that the Company will incur significant operating expenses or be required to incur material costs to be year 2000 compliant. The Company is, however, still analyzing and modifying its systems and requirements. In addition, the Company and the Funds have relationships with third parties that have computer systems that may not be year 2000 compliant. To the extent the Company's or such third parties' systems are not fully year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations, or business prospects.

PLANNED SPIN-OFF OF THE COMPANY

  Torchmark has advised the Company that, subject to certain conditions, Torchmark intends to divest its ownership interest in the Company in the Spin-Off by means of a special dividend to Torchmark Corporation shareholders of all of the Class A Common Stock and Class B Common Stock owned by Torchmark. Torchmark has advised the Company that it presently anticipates that the Spin-Off will occur in the fourth quarter of 1998. Among other things, the Spin-Off is conditioned on the receipt of a ruling by the Internal Revenue Service to the effect that the Spin-Off will qualify as a tax-free distribution under (S) 355 of the Internal Revenue Code of 1986, as amended (the "Code"). No assurance can be given that such conditions will be satisfied or waived, nor can any assurance be given that, in any event, the Spin-Off will occur or that Torchmark will not sell or retain its Common Stock. See "Certain Transactions--Relationship with Torchmark--Public Offering and Separation Agreement." The Company has been advised by counsel that the Spin-Off as presently contemplated should not result in an assignment of the Company's investment advisory agreements under the Investment Company Act of 1940, as amended (the "Investment Company Act") or the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act") and, therefore, that the Company should not be required under the Investment Company Act or the Investment Advisers Act to obtain the consent of mutual fund shareholders or of advisory clients to new investment advisory agreements. Were the Company required to seek shareholder approval of new investment advisory agreements as a result of a change in circumstances or otherwise, seeking such approval would result in expenses to the Company, could result in a delay of the Spin-Off, and would expose the Company to the prospect of not obtaining the requisite approval.

TWO CLASSES OF COMMON STOCK

  The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one
vote per share while holders of Class B Common Stock are entitled to    votes
per share on all matters to be voted on by stockholders and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa. The differential in the voting rights could, however, adversely affect the value of the Class A Common Stock to the extent that investors, or any potential future purchaser of the Company, views the superior voting rights of the Class B Common Stock to have value. The existence of two separate classes of Common Stock could result in less liquidity for either class of Common Stock than if there were only one class of common stock.

FUNDS AND INFORMATION IN POSSESSION OF ADVISERS

  The Company's financial advisers handle a significant amount of funds and financial and personal information for investors in the Funds and purchasers of other investment and insurance products. Although the Company has implemented a system of controls to minimize the risk of fraudulent taking or misuse of such funds and information, there can be no assurance that such controls will be adequate or that such taking or misuse can be prevented. The Company could have liability in the event of such taking or misuse and could also be subject to regulatory sanctions. Although the Company believes that it is adequately insured against such risks, there can be no assurance that such insurance will be maintained or that it will be adequate to meet any future liability.

SHARES AVAILABLE FOR FUTURE SALE OR DISTRIBUTION

  Subject to applicable law, Torchmark will be free to sell any and all of the shares of Common Stock it owns after completion of the Offering. In addition, the Affiliate Agreements provide that Torchmark will have the right in certain circumstances to require the Company to use its best efforts to register for resale its shares of Common Stock. See "Certain Transactions--Relationship with Torchmark--Public Offering and Separation Agreement." Each of Torchmark and the Company has, however, entered into a lock up agreement (the "Lock Up Agreement") providing that, subject to certain exceptions, they will not sell or otherwise dispose of any shares of Common Stock (other than the shares offered by this Prospectus or pursuant to employee stock benefit plans that exist on, or are described in this Prospectus to be implemented after, the date of this Prospectus) for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the Underwriters. Torchmark will be permitted to sell in the public market limited amounts of such Common Stock without registration pursuant to Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), immediately after the shares of Common Stock owned by Torchmark are no longer subject to the Lock Up Agreement. Torchmark has also announced its intent to consummate the Spin-Off. No prediction can be made as to the effect, if any, that future sales or distributions of Class A Common Stock or Class B Common Stock by Torchmark, or the availability of Class A Common Stock and Class B Common Stock for future sale or distribution, will have on the market price of the Class A Common Stock prevailing from time to time. Sales or distributions of substantial amounts of Class A Common Stock or Class B Common Stock, or the perception that such sales or distributions could occur, could adversely affect prevailing market prices for the Class A Common Stock. See "Shares Eligible for Future Sale."

NO ASSURANCE OF DIVIDENDS

  The Company's Board of Directors currently intends to declare quarterly dividends on both the Class A Common Stock and the Class B Common Stock. See "Dividend Policy." The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors. Any determination as to the payment of dividends, as well as the level of such dividends, will depend on, among other things, general economic and business conditions, the strategic plans of the Company, the Company's financial results and condition, contractual, legal, and regulatory restrictions on the payment of dividends by the Company or its subsidiaries, and such other factors as the Board of Directors of the Company may consider to be relevant. The Company is a holding company, and, as such, its ability to pay dividends is subject to the ability of the subsidiaries of the Company to provide cash to the Company. There can be no assurance that the initial quarterly dividend level will be maintained or that any dividends will be paid by the Company in any future period.

ABSENCE OF A PRIOR PUBLIC MARKET; VOLATILITY OF PRICE

  Prior to the Offering, there has been no public market for the Class A Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Class A Common Stock will be determined through negotiation among the Company, Torchmark, and the Underwriters and may not be indicative of the market price for the Class A Common Stock after the Offering. See "Underwriters." The market price for the Class A Common Stock may be highly volatile. The Company believes that factors such as announcements by the Company, or by its competitors, of quarterly variances in financial results could cause the market price of the Class A Common Stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations, which often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the Company's industry, as well as general economic or political conditions, may adversely affect the market price of the Class A Common Stock.

REGULATION

  The Company's investment management business is subject to extensive regulation in the United States, primarily at the Federal level, including regulation by the Securities and Exchange Commission (the "Commission"). Changes in laws or regulations or in governmental policies could materially and adversely affect the business and operations of the Company. See "Business--Regulation."

POTENTIAL ANTI-TAKEOVER PROVISIONS

  Under the Company's Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors has the authority, without action by the Company's stockholders, to fix certain terms and issue shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Actions of the Board of Directors pursuant to this authority may have the effect of delaying, deterring, or preventing a change in control of the Company. Other provisions in the Certificate of Incorporation and in the Bylaws of the Company (the "Bylaws") impose procedural and other requirements that could make it more difficult to effect certain corporate actions, including replacing incumbent directors. In addition, the Board of Directors of the Company is divided into three classes, each of which is to serve for a staggered three-year term after the initial classification and election, and, after Torchmark ceases to be the beneficial owner of an aggregate of at least a majority of the voting power of the Company, incumbent directors may not be removed without cause, all of which may make it more difficult for a third party to gain control of the Board of Directors. With certain exceptions, (S) 203 of the Delaware General Corporation Law (the "DGCL") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the voting stock of the Company. Section 203 does not apply to Torchmark's interest in the Company. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions" and "Description of Capital Stock-- Business Combination Statute."

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

  Certain statements under "Prospectus Summary"; "Risk Factors"; "Management's Discussion and Analysis of Financial Condition and Results of Operations"; "Business"; and elsewhere in this Prospectus constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance, or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Prospectus. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity, or achievements, and neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the shares of Class A Common Stock in the Offering at an assumed public offering price of
$   per share, after deducting underwriting commissions and discounts and the estimated expenses of the Offering, are expected to be approximately $ million. The Company intends to use the net proceeds from the Offering to repay the Liberty Note, which will have an aggregate principal amount of $90 million, and to prepay the Torchmark Notes, which will have an aggregate remaining principal amount outstanding of $390 million. The Company issued the Liberty Note in December 1996. The Liberty Note bears interest at 6% and matures on May 1, 2000. The Company distributed the

Torchmark Notes as a dividend on November 25, 1997. The Torchmark Notes bear interest at a rate of 8% per year and mature on November 25, 2002. The remaining net proceeds in excess of that amount, if any, including any proceeds of the over-allotment option, will be retained by the Company for general corporate purposes.

                                DIVIDEND POLICY

  The Company's Board of Directors currently intends to declare quarterly cash dividends on both the Class A Common Stock and the Class B Common Stock. The Class A Common Stock and the Class B Common Stock will share equally in any cash dividend, subject to any preferential rights of any outstanding Preferred Stock. The Company expects that the first quarterly dividend payment will be
$   per share (an annual rate of $   ), with the initial dividend to be
declared and paid in the     quarter of 1998. The declaration and payment of
dividends by the Company are subject to the discretion of its Board of Directors. Any determination as to the payment of dividends, including the level of dividends, will depend on, among other things, general economic and business conditions, the strategic plans of the Company, the Company's financial results and condition, contractual, legal, and regulatory restrictions on the payment of dividends by the Company or its subsidiaries, and such other factors as the Board of Directors of the Company may consider to be relevant. The Company is a holding company, and as such, its ability to pay dividends is subject to the ability of the subsidiaries of the Company to provide cash to the Company. Because the Company was a wholly owned subsidiary of Torchmark prior to the Offering, its historic dividend payments should not be considered relevant to its future dividend policy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                           PRO FORMA CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on a pro forma basis giving effect to the issuance of the Torchmark Notes, the reduction of the Torchmark Notes and the Liberty Note through prepayments of $127 million, and the Recapitalization and (ii) as adjusted for the Offering. This table should be read in conjunction with the Consolidated Financial Statements and related notes and other financial and operating data appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                          SEPTEMBER 30, 1997
                                                         ----------------------
                                                                     PRO FORMA
                                                         PRO FORMA  AS ADJUSTED
                                                         ---------  -----------
                                                            (IN THOUSANDS)
Long-Term Debt:
  Liberty Note and Torchmark Notes...................... $ 480,000        --
Stockholders' Equity:
  Class A Common Stock, $.01 par value,     shares
   authorized;     shares issued and outstanding (pro
   forma);     shares issued and outstanding (pro forma
   as adjusted).........................................
  Class B Common Stock, $.01 par value,     shares
   authorized;     shares issued and outstanding (pro
   forma and pro forma as adjusted).....................
  Additional paid-in capital............................
  Retained earnings.....................................       --         --
  Unrealized gain on available-for-sale securities......       293        293
  Dividends in excess of retained earnings and
   additional paid-in capital...........................  (309,157)       --
                                                         ---------   --------
    Total Stockholders' Equity..........................  (308,863)   171,137
                                                         ---------   --------
      Total capitalization.............................. $ 171,137   $171,137
                                                         =========   ========

--------
(1) Does not include options to purchase     shares of Class A Common Stock
    issued pursuant to compensation and benefit plans of the Company. See "Management--Compensation, Benefits, and Retirement Plans."

                     SELECTED FINANCIAL AND OPERATING DATA

  The following tables set forth summary historical financial and operating data for the five years ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, as well as summary historical balance sheet data of the Company as of the end of each of the last five years and as of September 30, 1997. The information set forth should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.

                                                                    FOR THE NINE
                                                                    MONTHS ENDED
                              FOR THE YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                          ---------------------------------------- ---------------
                           1992    1993    1994    1995     1996    1996    1997
                          ------- ------- ------- ------- -------- ------- -------
                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
 Investment management
  fees..................  $56,205 $64,208 $70,711 $85,289 $101,466 $74,434 $84,472
 Underwriting and
  distribution fees.....   76,488  78,037  72,150  70,393   85,837  65,132  65,756
 Shareholder service
  fees..................   19,889  21,280  22,297  23,527   28,378  20,654  22,966
 Investment and other
  income................   11,262  14,681   3,878   4,295    5,295   3,692   2,829
                          ------- ------- ------- ------- -------- ------- -------
  Total revenue.........  163,844 178,206 169,036 183,504  220,976 163,912 176,023
 Goodwill
  amortization(1).......      415   1,332   2,903   2,903    2,903   2,177   2,177
 Other expenses.........   97,209 101,494  89,282  95,894  112,766  84,024  83,090
                          ------- ------- ------- ------- -------- ------- -------
  Total expenses........   97,624 102,826  92,185  98,797  115,669  86,201  85,267
                          ------- ------- ------- ------- -------- ------- -------
 Income before provision
  for income taxes......   66,220  75,380  76,851  84,707  105,307  77,711  90,756
 Provision for income
  taxes.................   25,365  28,873  30,470  33,862   41,129  30,369  35,249
                          ------- ------- ------- ------- -------- ------- -------
 Income before effect of
  change in accounting
  principle.............   40,855  46,507  46,381  50,845   64,178  47,342  55,507
 Cumulative effect of
  change in accounting
  principle.............      --    4,125     --      --       --      --      --
                          ------- ------- ------- ------- -------- ------- -------
 Net income.............  $40,855 $50,632 $46,381 $50,845 $ 64,178 $47,342 $55,507
                          ======= ======= ======= ======= ======== ======= =======

                                      AS OF DECEMBER 31,                  AS OF
                         -------------------------------------------- SEPTEMBER 30,
                           1992     1993     1994     1995     1996       1997
                         -------- -------- -------- -------- -------- -------------
                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Current assets(2)...... $262,277 $162,933 $121,412 $ 86,293 $ 97,183   $ 90,939
 Goodwill...............   11,979  110,443  107,540  104,637  101,734     99,557
 Total assets(2)........  300,118  301,568  262,612  227,196  369,302    358,540
 Total liabilities(2)...   83,609   58,574   80,852   65,081  196,723    187,403
 Total stockholder's
  equity(3).............  216,509  242,994  181,760  162,115  172,579    171,137

                                                                             AS OF AND
                                                                           FOR THE NINE
                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,        MONTHS ENDED
                         ------------------------------------------------  SEPTEMBER 30,
                           1992      1993      1994      1995      1996        1997
                         --------  --------  --------  --------  --------  -------------
                                           (DOLLARS IN THOUSANDS)
OTHER OPERATING DATA:
 Financial Advisors:
 Full time(4)...........      510       546       487       505       634         642
 Part time..............    2,467     2,141     1,770     1,830     1,376       1,471
                         --------  --------  --------  --------  --------     -------
  Totals................    2,977     2,687     2,257     2,335     2,010       2,113
 Number of investors(5):
 Mutual funds...........  479,900   499,400   517,600   537,100   522,600     559,300
 Variable products......    9,400    16,400    22,700    27,800    33,400      36,600
 Average value per
  investor(6):
 Mutual funds........... $ 20,300  $ 22,500  $ 21,600  $ 26,100  $ 28,500     $33,600
 Variable products...... $ 32,300  $ 33,700  $ 31,900  $ 39,600  $ 42,900     $51,100
 Redemption rates of
  mutual funds:
 Mutual funds...........     7.56%     7.55%     7.52%     7.64%     7.64%       8.00%
 Industry average(7)....    18.04%    18.37%    21.27%    17.35%    16.95%      17.89%
 Dividend reinvestment
  rate:
 Mutual funds...........     83.7%     84.9%     86.0%     86.8%     87.5%       87.2%
 Industry average(7)....     56.7%     53.9%     65.8%     71.7%     72.6%       69.8%
 Assets under management
  (millions):
 Mutual fund:
  Equity funds.......... $  6,266  $  7,563  $  8,174  $ 10,931  $ 12,990     $16,274
  Fixed income funds....    3,340     3,870     3,349     3,719     3,681       3,868
  Money market funds....      417       348       369       442       537         536
                         --------  --------  --------  --------  --------     -------
   Total mutual funds... $ 10,023  $ 11,781  $ 11,892  $ 15,092  $ 17,208     $20,678
 Institutional(8)....... $  2,121  $  2,685  $  2,685  $  3,575  $  2,042     $ 2,479

--------
(1) Amortization relates to Torchmark's acquisition of the Company in 1981 and 1993. Current annual amortization is $2.9 million.
(2) The Company's current assets, total assets, and total liabilities can be significantly affected by amounts due both to and from affiliates. At December 31, 1992, 1993, 1994, 1995, and 1996 and September 30, 1997,
    amounts due from affiliates amounted to $51.0 million, $53.9 million, $55.7 million, $1.1 million, $124.5 million, and $132.5 million, respectively. Amounts due to affiliates at December 31, 1992, 1993, 1994, 1995, and 1996 and September 30, 1997 amounted to $36.9 million, $8.0 million, $41.7 million, $13.6 million, $126.6 million, and $128.2 million, respectively.
(3) Cash dividends paid to Torchmark for the years 1992, 1993, 1994, 1995, and 1996 and the nine months ended September 30, 1997 were $9.6 million, $153.3 million, $80.0 million, $0, $10.0 million, and $53.0 million, respectively.
(4) Financial advisers whose annual or annualized production is the equivalent of investment product sales in excess of $900 thousand.
(5) Mutual funds reflect the number of investors in the United Funds and W&R Funds. Variable products reflect the number of variable annuity and variable life policies.
(6) Mutual funds average value reflects the value for the United Funds and W&R Funds. The variable product average is based on the value of TMK/United Fund assets divided by the number of variable annuity and life policies.
(7) Source: Investment Company Institute.
(8) Institutional assets include assets of Torchmark affiliates of $0, $0, $77.3 million, $373.8 million, $391.2 million, and $652.5 million at December 31, 1992, 1993, 1994, 1995, 1996, and September 30, 1997,
    respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The revenues of the Company are largely dependent on the total value and composition of assets under management and, accordingly, fluctuations in financial markets and in the composition of assets under management have a substantial effect on revenues and results of operations. Investment management fees, the Company's most substantial source of revenue, are based on the amount of assets under management and are affected by sales levels, financial market conditions, redemptions, and the composition of assets. Equity-oriented portfolios generally have higher management fee rates than fixed-income portfolios. See "Business--Investment Management Agreements."

  Underwriting and distribution revenues consist of sales charges and commissions derived from the sale of investment and insurance products and distribution fees earned from the W&R Funds for distributing their shares. The products sold have various sales charge structures, and the revenues received from the sale of products will vary based on the type and amount sold. The United Group of Funds have a front-load sales charge while the W&R Funds have a contingent deferred or back-load sales charge. Rule 12b-1 distribution and service fees earned for distributing shares of the W&R Funds are based upon a percentage of assets and fluctuate based on sales, redemptions, and financial market conditions. See "Business--Underwriting and Distribution." The Company earns a sales commission on insurance products sold pursuant to the Agent Agreements. See "Certain Transactions--Relationship with Torchmark--Agent Agreements."

  Shareholder service fees include transfer agency fees, custodian fees for retirement plan accounts, and portfolio accounting fees. The transfer agency fees and custodian fees are primarily based on annual charges per account, and, therefore, are affected by the number of accounts opened and closed. Portfolio accounting fees are charged based on the amount of assets in the portfolio subject to a maximum per portfolio. These fees vary based on the number of portfolios and the value of the assets in each portfolio. See "Business--Service Agreements."

  Other expenses consist of underwriting and distribution expenses, compensation and related cost expenses, general and administrative expenses, and depreciation and amortization, excluding goodwill. Underwriting and distribution expenses include sales commissions and related amounts paid to financial advisors, various expenses associated with product promotion, expenses associated with education and training of financial advisors, and other marketing costs. Distribution expenses, principally selling commissions, related to the W&R Funds are deferred and amortized over a period not exceeding ten years. Compensation and related costs reflect the compensation and benefits for investment management, shareholder service, and administrative personnel. The amount of goodwill at September 30, 1997 was $99.6 million, and amortization of goodwill is $2.9 million annually.

OPERATING RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 1997 AS COMPARED TO SEPTEMBER 30, 1996

  Investment management fees increased $10.0 million or 14% to $84.5 million for the nine months ended September 30, 1997, primarily as the result of strong financial markets. Average assets under management were up $2.0 billion or 10% from that of the nine months ended September 30, 1997 to $21.0 billion for 1996. Total assets under management were $23.2 billion at September 30, 1997 compared to $19.0 billion at September 30, 1996. Market appreciation accounted for $4.0 billion of the $4.2 billion increase, with the remainder resulting from net sales. Mutual fund assets increased $4.1 billion from $16.6 billion at September 30, 1996 to $20.7 billion at September 30, 1997. Institutional assets grew from $2.4 billion at September 30, 1996 to $2.5 billion at September 30, 1997. Growth in fee revenue exceeded the growth in average assets due to changes in the composition of assets. Mutual fund assets, which generally have a higher management fee rate than institutional accounts, constituted a greater percentage of total assets for 1997.

  Underwriting and distribution fee revenue was $65.8 million for the nine months ended September 30, 1997, up $.6 million or 1% compared with that of 1996. The increase was attributable to higher revenue associated with the W&R Funds. Distribution revenue, which consists primarily of Rule 12b-1 distribution fees from the W&R Funds, increased from $3.3 million in 1996 to $4.7 million for 1997. Distribution fees are based on a percentage of assets under management and increase with higher asset values. Commission revenue from front-load investment products, which include the front-load United Funds and variable products, declined from $51.6 million in the nine month period of 1996 to $50.8 million for the nine month period of 1997. This decline in front-load commission revenue was due to lower sales of variable products and a lower average sale charge for the United Funds. United Fund sales charges can vary depending on the type of fund shares purchased, amount of purchase, and value of assets in the shareholders' accounts. The United Fund sales charge, which can range from 0% to 5.75%, averaged 4.78% for the nine month period of 1996 and 4.58% for the nine month period of 1997. Commissions from the sale of insurance products were approximately $10.2 million for each of 1996 and 1997.

  Shareholder servicing fees for the nine month period in 1997 were $23.0 million, a $2.3 million or 11% increase over that of 1996. Approximately half of this increase was attributable to an increase in the number of accounts serviced, with the other half due to a fee increase that was effective April 1, 1996. At September 30, 1997, there were 1.35 million accounts, an increase of 5% over the number of accounts on September 30, 1996.

  Other expenses decreased from $84.0 million for the nine months ended September 30, 1996 to $83.1 million for the 1997 period, a decrease of 1%. Underwriting and distribution costs of $58.8 million in the nine month period in 1997 rose .9% over that of 1996. Compensation and related costs of $18.5 million in 1997 were up 5% over that of 1996 due to normal wage increases and an increase in the number of employees. General and administrative expenses were $4.8 million in 1997, a $1.9 million or 28% decrease from that of the same period in 1996. A decrease of $1.8 million was attributable to costs recorded in 1996 for modifying systems applications for year 2000 compliance.

  Income tax expense was $30.4 million and $35.2 million for the nine months ended September 30, 1996 and 1997, respectively, representing effective tax rates of 39.1% and 38.8%.

  Net income increased from $47.3 million for the nine months ended September 30, 1996 to $55.5 million for the 1997 period, an increase of 17%.

OPERATING RESULTS FOR THE YEAR ENDED 1996 AS COMPARED TO 1995

  Investment management fees increased $16.2 million or 19% to $101.5 million for the year ended December 31, 1996 primarily as the result of strong financial markets. Average assets under management in 1996 were up $2.2 billion or 13% from that of the year ended December 31, 1995 to $19.1 billion for 1996. Assets under management were $19.3 billion at December 31, 1996 compared with $18.7 billion at December 31, 1995. Mutual fund assets increased $2.1 billion from $15.1 billion at December 31, 1995 to $17.2 billion at December 31, 1996, while institutional assets declined from $3.6 billion at December 31, 1995 to $2.0 billion at December 31, 1996 due to the loss of certain accounts. Market appreciation of $1.8 billion in 1996 was substantially offset by institutional account redemptions. Growth in fee revenue exceeded the growth in average assets due to changes in the composition of assets. Mutual fund assets, which generally have a higher management fee rate than institutional accounts, constituted a greater percentage of total assets for 1996.

  Underwriting and distribution fee revenue was $85.8 million for 1996, up $15.4 million or 22% compared with that of 1995. Commission revenue from front-load investment products increased $13.1 million from $54.1 million in 1995 to $67.2 million in 1996 primarily as a result of higher sales volumes. Distribution revenue, which consists primarily of Rule 12b-1 distribution fees from the W&R Funds, increased from $2.8 million in 1995 to $4.7 million in 1996 due to growth in assets. Commissions from the sale of insurance products were $13.5 million in 1995 and $13.9 million in 1996.

  Shareholder servicing fees in 1996 were $28.4 million, a $4.9 million or 21% increase over that of 1995. Approximately 75% of this increase was attributable to a fee increase effective April 1, 1996 with the remainder due to the increase in number of shareholder accounts. At December 31, 1996, there were 1.31 million accounts, an increase of 7% from the 1.22 million accounts on December 31, 1995.

  Other expenses increased from $95.9 million for 1995 to $112.8 million for 1996, an increase of 18%. Underwriting and distribution costs of $78.9 million in 1996 were $14.8 million or 23% higher than that of 1995. Most of the increase in underwriting and distribution costs was attributable to selling commissions and other costs associated with higher sales levels. Compensation and related costs of $21.9 million were up 3% over that of 1995 due primarily to an increase in the number of employees. General and administrative expenses were $10.2 million in 1996, a $1.6 million or 19% increase from that of 1995. This increase was primarily attributable to charges of approximately $2.3 million in 1996 for modifying systems applications for year 2000 compliance, partially offset by a $1.2 million one time franchise tax assessment that was paid in 1995.

  Income tax expense was $33.9 million and $41.1 million for 1995 and 1996, respectively, representing effective tax rates of 40.0% and 39.1%.

  Net income increased from $50.8 million for 1995 to $64.2 million for 1996, an increase of 26%.

OPERATING RESULTS FOR THE YEAR ENDED 1995 AS COMPARED TO 1994

  Investment management fees increased $14.6 million or 21% to $85.3 million for the year ending December 31, 1995 primarily as the result of strong financial markets. Average assets under management in 1995 were up $2.3 billion or 15% from that of the year ending December 31, 1994 to $16.9 billion for 1995. Assets under management were $18.7 billion at December 31, 1995 compared with $14.6 billion at December 31, 1994. Market appreciation accounted for $3.3 billion of the growth in assets. Mutual fund assets increased $3.2 billion from $11.9 billion at December 31, 1994 to $15.1 billion at December 31, 1995. Institutional assets increased from $2.7 billion in 1994 to $3.6 billion in 1995. The growth in management fee revenues exceeded the growth in average assets due to a fee increase on certain funds in December 1994. This fee increase accounted for approximately $4.6 million of the increase in management fee revenue for 1995.

  Underwriting and distribution fee revenue was $70.4 million in 1995, down $1.8 million or 2% when compared with that of 1994. Commission revenue from front-load investment products declined $3.7 million from $57.8 million in 1994 to $54.1 million in 1995 as a result of lower sales volumes of United Funds and variable products. Distribution revenue, which consists primarily of Rule 12b-1 distribution fees from the W&R Funds, increased from $1.6 million in 1994 to $2.8 million in 1995 due to asset growth. Commissions from the sale of insurance products were $12.8 million in 1994 and $13.5 million in 1995. This increase was due to increased sales volumes.

  Shareholder servicing fees in 1995 were $23.5 million, a $1.2 million or 6% increase over the 1994 period. This increase was due to the increase in the number of shareholder accounts. At December 31, 1995, there were 1.22 million accounts, an increase of 6% from the 1.15 million accounts on December 31, 1994.

  Other expenses increased from $89.3 million for 1994 to $95.9 million for 1995, an increase of 7%. Underwriting and distribution costs of $64.1 million in 1995 rose $1.3 million or 2% over the same period in 1994. The commission component of underwriting and distribution costs declined $1.3 million or 3% in correlation to commission revenue. Increased marketing and sales efforts for recruiting, advertising and sales programs led to the higher total underwriting and distribution costs. Compensation and related costs of $21.3 million in 1995 were up $3.2 million or 18% over that of 1994 due to an increase in investment management bonuses in 1995 and lower benefit plan costs reflected in the 1994 period. General and administrative expenses were $8.6 million in the 1995 period, a $1.7 million or 25% increase from that of the same period in 1994. In 1995, there was a $1.2 million tax assessment.

  Income tax expense was $30.5 million and $33.9 million for 1994 and 1995 respectively, representing effective tax rates of 39.6% and 40.0%.

  Net income increased from $46.4 million for 1994 to $50.8 million for 1995, an increase of 10%.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's operations have historically generated cash flows in excess of its current cash needs. Cash flow provided from the Company's operations was $32.4 and $55.3 million for the nine months ended September 30, 1997 and 1996, and $83.7 million, $59.6 million, and $43.4 million for the years ended December 31, 1996, 1995, and 1994, respectively. The timing of tax payments of $13.1 million increased cash from operations for the year ended December 31, 1996, and reduced cash from the Company's operations in the same amount for the nine months ended September 30, 1997. Payments to affiliates for operating purposes in the amount of $7.2 million decreased cash from the Company's operations for the nine months ended September 30, 1997. Cash flows from investing activities generally include capital expenditures and the results of investment securities sales, purchases, and maturities.

  Cash flows from financing activities include cash dividends to Torchmark, amounts paid or received from affiliates, and cash contributions from Torchmark. Historically, the Company has distributed its excess cash flow to Torchmark. The Company's Board of Directors currently intends to declare
quarterly cash dividends on the Common Stock of $   million annually. The
Company believes that its cash flows from operations will be sufficient to fund such dividends and its operations for the forseeable future. See "Dividend Policy."

RECENT ACCOUNTING DEVELOPMENTS

  In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 ("Earnings Per Share"). SFAS No. 128 simplifies existing computation guidelines for earnings per share and makes a number of changes to existing disclosure requirements. SFAS No. 128 is effective for financial statements ending after December 15, 1997, including interim periods. The Company does not expect the effect of implementation to be significant.

  In 1997, FASB issued SFAS No. 130 ("Reporting Comprehensive Income") and SFAS No. 131 ("Disclosures about Segments of an Enterprise and Related Information"). These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures. The Company does not expect implementation to have any significant effect on the Company's reported financial position, results of operations, or segment reporting.

SEASONALITY AND INFLATION

  The Company does not believe its operations are subject to significant seasonal fluctuations. The Company does not believe that inflation has had a significant impact on operations.

                                   BUSINESS

OVERVIEW

  Waddell & Reed was founded in 1937 and is one of the oldest mutual fund complexes in the United States, having introduced the United family of funds in 1940. Waddell & Reed focuses on selling investment products to middle income Americans primarily through a virtually exclusive financial adviser sales force. As of September 30, 1997, the Company had $23.2 billion of assets under management consisting of $20.7 billion of mutual fund assets and the remainder in institutional accounts. As of September 30, 1997, the Company had more than 559,000 customers holding an average of 2.4 mutual fund accounts per customer. The Company has enjoyed high profit margins and return on equity relative to the mutual fund advisory industry. The Company's earnings have grown for 17 consecutive years, and the Company has achieved a 16.8% compound annual growth rate in pretax operating income for the five years ended December 31, 1996.

  The Company is the exclusive underwriter and distributor of 36 mutual fund portfolios, including 17 comprising the United Funds, eight comprising the W&R Funds, and 11 comprising the TMK/United Funds. The Company also distributes Torchmark underwritten variable annuities and life insurance products to its customers as part of its financial planning services. The Company sells front-end loaded and contingent deferred sales charge mutual fund products. As of September 30, 1997 approximately 79% of the Company's mutual fund assets under management were invested in equity funds and the remainder in fixed income and money market funds. For the twelve months ended September 30, 1997, the Company's financial adviser sales force sold $1.5 billion of mutual fund and variable products.

  The traditional market for the Company has generally been professionals and working families with annual incomes between $40,000 and $100,000 who are saving for retirement. The Company believes that demographic trends and shifts in attitudes toward retirement savings will continue to support increased consumer demand for its products. According to U.S. Census Bureau projections, the number of Americans between the ages of 45 and 64 will grow from 53.7 million in 1996 to 71.1 million in 2005, making this "preretirement" age group the fastest growing segment of the U.S. population.

  The Company distributes the Funds and other financial products through a financial adviser sales force that represents the Company on a virtually exclusive basis. At September 30, 1997, the Company's sales force consisted of 2,113 financial advisers and 123 division managers operating from 179 sales offices located throughout the United States. The Company believes, based on industry data, that its financial adviser sales force is currently the second largest sales force in the United States selling primarily mutual funds. Currently, 44% of the Company's financial advisers have been with the Company for more than 5 years and 27% for more than 10 years.

  The financial adviser industry is fragmented, consisting primarily of relatively small companies generally employing fewer than 100 investment professionals. The Company's sales force competes primarily with small broker/dealers and independent financial advisers. The Company's marketing efforts are currently focused on customers residing in smaller metropolitan areas and rural communities. The Company conducts investment seminars throughout the United States to reach a large number of potential clients. The Company also develops individual financial plans for clients (over 39,000 plans in 1996) through one-on-one consultations with financial advisers, who emphasize long-term relationships with a client through continuing service, rather than a one-time sale. The Company believes that it is well-positioned to benefit from a developing industry trend toward "assisted sales"--sales of mutual fund products through a sales person--driven by the array of options now available to investors and the need for financial planning advice that has resulted from the recent increase in the average household's financial assets. According to the Investment Company Institute, assisted sales for the nine months ended September 30, 1997 constituted 60.6% of the total dollar value of mutual fund sales, a figure that has grown from 54.9% for 1994.

  The Company's investment philosophy and financial planning approach emphasize long-term savings. The Company's portfolio managers seek consistent long-term performance and downside protection in turbulent markets. As a result, the Company has developed a loyal customer base with clients maintaining their accounts for approximately 13 years on average as compared to six years for the mutual fund industry, according to the Investment Company Institute. This loyalty is evidenced by a relatively low fund redemption rate for the five years ended September 30, 1997 of 7.6% for the Funds (other than money market funds), which is less than one-half of the industry average of 18.4% and a relatively high dividend reinvestment rate of 86.5% for the Funds (other than money market funds) for the same period versus 66.8% for the mutual fund industry. Approximately 45% of the Company's assets under management are in retirement accounts as of September 30, 1997. The historically low redemption and high reinvestment rates have provided a stable source of asset and revenue growth at a relatively low cost. The Company's success with these strategies has been demonstrated in turbulent markets, as, for example, in the year ended 1994 when the Company's net sales as a percentage of asset growth was more than three times better than that of the mutual fund industry.

  The Company has a seasoned team of portfolio managers, having an average of 20 years industry experience and 14 years tenure with the Company. The five most senior portfolio managers have an average of 30 years industry experience and 26 years service at the Company. The Company maintains an internal equity and fixed income investment research staff that has substantial resources available to it including hundreds of meetings annually with company management both on and off site. In addition, the Company utilizes research provided by brokerage firms and independent outside consultants. Portfolio managers usually were analysts for a substantial length of time prior to acquiring money management assignments. The prominent style of the Company's investments is growth equity. This investment strategy emphasizes investment at attractive valuations in companies that the portfolio managers believe can produce above average growth in earnings.

  Waddell & Reed Financial, Inc. is a holding company that conducts its business through its subsidiaries, which are described briefly below. Waddell & Reed, Inc. ("W&R"), is a registered broker-dealer and registered financial adviser that acts primarily as the nationwide distributor and underwriter for the shares of mutual funds and distributor of insurance products primarily of UILIC. Waddell & Reed Investment Management Company ("WRIMCO"), is a registered investment adviser that provides investment management and advisory services to the Funds and to institutions and other private clients through a subcontract with another subsidiary of Torchmark. Waddell & Reed Services Company ("WRSCO") provides transfer agency and accounting services to the Funds and their shareholders and to another subsidiary of Torchmark.

  The executive office of the Company is located at 6300 Lamar Avenue, Overland Park, Kansas 66202, telephone number (913) 236-2000.

BUSINESS STRATEGY

  The Company's business strategy is outlined below.

  . INCREASE NUMBER OF FINANCIAL ADVISERS: The Company intends to expand its distribution network by recruiting high quality candidates to be financial advisers. In early 1994 the Company began to focus on increasing the number of financial advisers. The Company's current objective is to increase the number of financial advisers by 10% per year. The Company hired additional experienced sales managers and reorganized its management and reporting lines and incentive structure. The Company has revised the compensation system for its 123 division managers by tying the majority of their potential income to the recruitment, retention, and training of the Company's financial advisers and proportionately less to their personal sales production. From December 31, 1996 to September 30, 1997, the number of financial advisers has increased from 2,010 to 2,113.

     In 1994, the Company also began implementing a "bridge income" program, which provides newly recruited financial advisers with a source of earnings until they can develop the skills and client base necessary to earn a stable income from commissions. The Company believes this program, which currently provides qualifying individuals with $2,000 per month for up to six months, has been critical in increasing the number of new financial advisers, improving retention, and increasing average first-year sales production. Financial advisers recruited in 1997 who participated in the bridge income program produced, on average, at two and one half times the rate of non-participants during their first three months.

  . CONTINUE TO INCREASE PERCENTAGE OF FULL-TIME FINANCIAL ADVISERS: Since 1993, the Company has emphasized increasing the proportion of its sales force that sells financial services products on a full-time basis and has not allowed the renewal of the licenses of financial advisers that fail to meet sales goals. The Company believes that these changes have enhanced productivity. At September 30, 1997, the percentage of Full-Time Advisers was 30% of the Company's total sales force, up from 18% at December 31, 1992. For Full-Time Advisers, the annual investment product sales per adviser increased from $1.4 million in 1992 to a current annual rate of about $1.9 million, an increase of 36%. In addition, the overall annual investment product sales per adviser increased from $380,000 to $689,000, or 81%, over this same period as a result of both increasing the number and the productivity of Full-Time Advisers and of not renewing the licenses of advisers who do not meet sales goals.

  . EXPAND GEOGRAPHIC SCOPE: The Company intends to pursue geographic expansion of its sales force with two related strategies. In larger communities it intends to establish new division offices with the facilities to accommodate up to twenty financial advisers, and in smaller communities or suburban areas it will open offices with facilities to accommodate a smaller group of advisers. While historically the Company has opened new offices in areas that were contiguous with existing offices, it now intends to select new locations based on expected growth opportunities. Consistent with its focus on retirement savings and planning, the Company expects to open new offices in Florida and Arizona, as well as smaller offices in other areas of the country, in 1998.

  . ENHANCE MARKETING AND FINANCIAL PLANNING TOOLS: The Company expects to implement an improved financial planning package, which will allow its financial advisers to customize solutions to a client's savings, retirement income, estate planning, life insurance, and other personal financial planning needs. The Company has traditionally provided financial planning advice to its clients free of charge. The Company now intends to begin charging a fee, typically $250, for such services. The Company believes that its program of selling its improved financial plans for a fee will stimulate sales and result in a significantly higher average sale per plan. The Company expects to introduce the revised financial plan by the end of the first quarter of 1998.

     The Company has also implemented formal training programs for its new financial advisers. The program consists of field office classes that address prospecting techniques, product knowledge, and sales presentation skills. Field sales management personnel, assisted by six regional sales training specialists who receive direction and support from the Company's headquarters, conduct the field office classes. During 1998, the Company intends to increase the number of regional sales training specialists from six to twelve. In addition, new advisers will attend a three day course conducted at the Company's headquarters intended to supplement and reinforce the field classes.

  . INVEST IN PORTFOLIO MANAGERS AND INVESTMENT ANALYSTS: The Company's objective is for its Fund families to achieve top quartile performance. The Company is also focused on building its industry and geographic expertise. To achieve this goal, the Company has begun to implement a plan to add several portfolio managers and investment analysts. Through these additions, the Company intends to increase the depth of its investment management team and to increase the scope of its expertise. To assist in recruiting and retention, the Company is implementing a new incentive compensation structure that relies on stock options and increases in cash compensation to bring total compensation for portfolio managers and investment analysts to a more market-competitive level. The Company believes that providing equity-based compensation as a significant component of income will be important in attracting new portfolio managers and investment analysts as well as retaining present staff.

  . INVEST IN SYSTEMS AND TECHNOLOGY: In order to support its anticipated growth, the Company is engaged in projects to enhance its information systems. The Company will install a management system in all division offices that it believes better enable division sales managers to monitor the activities of the individual financial advisers including the number of sales calls completed, the number of client contacts, and overall sales results. The Company has recently completed agreements to outsource the data processing components of its transfer agency activities to a third party provider by the fourth quarter of 1998. The Company expects that this arrangement will facilitate its ability to introduce new products and enter new markets as well as enable the Company to improve its participant record-keeping services offered to sponsors of 403(b) and 401(k) plans. In addition, the Company expects to realize operating efficiencies with respect to its processing activities through the use of electronic imaging, which is a component of the third party system. The Company has developed and is testing an intranet to be used by its financial advisers to obtain updated training materials, product information, and electronic interactive product illustrations. In addition, the Company expects that clients will have access to the intranet to obtain data related to their personal accounts once information security concerns are addressed.

  . PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES TO EXPAND PRODUCT OFFERING AND DISTRIBUTION: The Company intends to selectively pursue acquisitions and alliances that will add new products or alternative distribution systems. The Company believes that it will be better positioned to pursue acquisitions as one of relatively few independent, public investment advisory and asset management companies. The Company believes that potential investment management acquisition candidates may be more receptive to receiving publicly traded shares of the Company as opposed to stock in a company outside of the investment management industry. The Company has traditionally distributed its investment products only through its virtually exclusive financial adviser sales force. In the future, the Company may acquire another fund complex the products of which it can distribute outside its sales force. These mutual funds will likely not be marketed to the Company's existing customer base, thereby avoiding competing with the Company's existing sales force and cannibalizing the Company's current revenues. The Company may also pursue opportunities to establish strategic relationships with alternative distribution systems such as broker/dealers and banks or acquire independent financial planning companies.

MARKETING

  The Company markets its mutual funds through a sales force that represents the Company on a virtually exclusive basis. As of September 30, 1997, the sales force comprised approximately 2,113 financial advisers of whom approximately 642 are Full-Time Advisers. The Company's financial advisers are located primarily in smaller metropolitan areas and rural communities. The sales force is organized into divisions that are supervised, as of September 30, 1997, by one of approximately 123 division sales managers who, in turn, report to eight regional vice presidents.

  The Company has taken several steps to increase the productivity of its sales force. Since 1992, the Company has been implementing a policy of developing a full-time sales force and has not allowed the renewal of the licenses of financial advisers that fail to meet sales goals. This policy has resulted in the reduction of the number of part-time financial advisers (those having annual or annualized production of less than $900,000 of investment product sales) from 2,141 at December 31, 1993 to 1,471 at September 30, 1997. At the same time, the number of Full-Time Advisers increased from 546 at December 31, 1993 to 642 at September 30, 1997. Prior to 1993, division managers were engaged in personal sales production as well as sales management. In order to emphasize the importance of recruiting and developing a full-time sales force, the Company implemented a compensation system that ties compensation of division managers to the development of new financial advisers and to division sales rather than personal sales.

  The Company implemented a bridge income program in 1994 to provide a source of earnings to newly recruited financial advisers for a period of three months while they developed the skills and client base necessary to earn an income from commissions. The Company enhanced the program in 1997 by increasing the monthly amount and extending the period to six months based on the success of the program in improving the productivity of new recruits. In order to qualify for the bridge income program, advisers must, within 90 days, make five joint sales calls with the division manager, five calls with another adviser to gather data for a financial plan, and make one sale. Once on the bridge income program, the adviser receives $2,000 per month with earned commissions up to $2,000 applied against the bridge income and commission in excess of $2,000 held in escrow until the adviser is off of the bridge income program.

  The following tables set forth information about the Company's financial adviser sales force, product sales, and clients at the dates and for the periods indicated.

                                                DECEMBER 31,
                                           ----------------------- SEPTEMBER 30,
                                           1993  1994  1995  1996      1997
                                           ----- ----- ----- ----- -------------
Financial Advisers:
  Full time(1)............................   546   487   505   634       642
  Part time............................... 2,141 1,770 1,830 1,376     1,471
                                           ----- ----- ----- -----     -----
    Totals................................ 2,687 2,257 2,335 2,010     2,113
                                           ===== ===== ===== =====     =====

                                                                  NINE MONTHS
                                   YEAR ENDED DECEMBER 31,           ENDED
                             ----------------------------------- SEPTEMBER 30,
                               1993     1994     1995     1996       1997
                             -------- -------- -------- -------- -------------
                                           (DOLLARS IN MILLIONS)
Mutual fund sales(2)........ $1,033.3 $  988.3 $  995.7 $1,252.2   $  934.5
Total investment product
 sales(3)................... $1,239.2 $1,188.5 $1,187.6 $1,505.1   $1,116.2
Annualized life insurance
 premiums................... $    7.4 $    8.2 $    9.5 $    9.3   $    6.1
Number of clients(4)........  499,400  517,600  537,100  552,600    559,300
Number of mutual fund ac-
 counts per client..........      2.2      2.2      2.3      2.4        2.4

--------
(1) Based on minimum annual or annualized production that is the equivalent of investment product sales in excess of $900,000.
(2) Reflects sales of United Funds for which a sales charge was collected and sales of the W&R Funds.
(3) Reflects mutual fund and variable product sales. Reflects mutual fund and variable product sales.
(4) Defined as a person or entity having a single Federal tax identification number.

  The Company provides training and motivational programs for its sales force. Six sales training specialists provide a regular program of training for new recruits as well as advanced training for experienced financial advisers. Programs for new recruits focus on prospecting techniques, product knowledge, and sales skills. Field office classes provide guidance in identifying target markets, practical exercises to learn interview skills and data collection, instruction in basic financial planning software, and guidance in matching products with various investment objectives. Sales presentation skills are taught and practiced in the classroom environment as well as on joint sales calls with field sales management. The programs for experienced advisers focus on skills related to dealing with larger investment sums (such as IRA rollovers) and include training in the use of asset allocation and estate planning software. In addition, the Company takes top producers to retreats where headquarters staff and experienced sales personnel conduct workshop seminars covering such subjects as product features, financial planning, and the use of illustrative software packages. The Company intends to increase the number of programs made available to new recruits and experienced advisers by increasing the number of sales training specialists from six to twelve in 1998.

FUNDS AND ASSET MANAGEMENT

  The Company serves as underwriter for, and investment adviser to, the United Funds, the W&R Funds, and the TMK/United Funds and distributes variable annuity products based on the TMK/United Funds. The Company's sales force also serves as distributor of insurance products such as single premium annuities and term and whole life insurance. The Company provides various administrative services to the Funds, including mutual fund transfer agency, accounting, and shareholder services.

  The Company offers the Funds' shareholders a broad range of investment products designed to attract and retain clients with varying investment objectives. The predominant style of the Company's investments is growth equity. This investment strategy emphasizes investment at attractive valuations in companies that the portfolio managers believe can produce above average growth in earnings. The Company's United Funds rank in the top 15% of diversified mutual fund complexes for the five year period ending December 31, 1996, as measured by Lipper Analytical Services Corp. As of September 30, 1997, 79% of the assets under management in the Funds were invested in equity funds, 19% were invested in fixed income funds, and 2% were invested in money market funds. Fund shareholders are allowed to exchange funds within each group of funds as economic and market conditions and investor needs change at no additional cost. The Company periodically introduces new mutual funds designed to complement and expand its investment product offerings, respond to competitive developments in the financial marketplace, and meet the changing needs of clients. The Company's base of assets under management consists of a broad range of domestic and international stock, bond, and money market mutual funds that meet the varied needs and objectives of its individual and institutional investors. For summary information about each of the Funds, see Appendix I to this Prospectus.

  The Company has a seasoned team of portfolio managers, having an average of 20 years industry experience and 14 years tenure with the Company. The five most senior portfolio managers have an average of 30 years industry experience and 26 years service at the Company. The Company maintains an internal equity and fixed income investment research staff that has substantial resources available to it including hundreds of meetings annually with company management both on and off site. In addition, the Company utilizes research provided by brokerage firms and independent outside consultants. Portfolio managers usually were analysts for a substantial length of time prior to acquiring money management assignments.

  In addition to performing investment management services for the Funds, the Company acts as an investment adviser and portfolio manager for institutional and other private investors. The Company receives a fee that is generally based on a percentage of assets under management for its services as an investment adviser or portfolio manager. Assets under management for institutional and private accounts totaled approximately $2.5 billion at September 30, 1997. Investment management fees from institutional accounts were approximately $3.0 million, or less than 4% of total investment management fees, for the nine months ended September 30, 1997.

  The following table sets forth beginning assets and ending assets for the Company's Funds by type as well as transactions related thereto for the periods shown.

                                                                    NINE MONTHS
                                YEAR ENDED DECEMBER 31,                ENDED
                         ----------------------------------------  SEPTEMBER 30,
                           1993      1994      1995       1996         1997
                         --------  --------  ---------  ---------  -------------
                                        (DOLLARS IN MILLIONS)
CHANGE IN UNITED, W&R
 AND TMK/UNITED FUNDS
 ASSETS:
Equity funds:
  Beginning assets...... $6,266.2  $7,563.6  $ 8,173.8  $10,930.9    $12,990.1
    Net sales...........    857.3   1,023.1    1,050.3    1,414.7      1,079.5
    Redemptions.........   (496.6)   (544.3)    (680.3)    (867.8)      (850.6)
    Net exchanges in
     (out)..............    (32.9)     91.7      (43.6)     (57.8)       (78.8)
    Net dividends
     paid(1)............    (21.9)    (22.5)     (26.2)     (34.8)        (3.3)
    Net investment
     income.............     93.7     101.9      118.6      121.8         99.4
    Appreciation
     (depreciation).....    897.8     (39.7)   2,338.3    1,483.1      3,037.9
                         --------  --------  ---------  ---------    ---------
  Ending Assets......... $7,563.6  $8,173.8  $10,930.9  $12,990.1    $16,274.2
                         ========  ========  =========  =========    =========
Fixed income funds:
  Beginning assets...... $3,340.0  $3,870.0  $ 3,348.3  $ 3,718.5    $ 3,681.1
    Net sales...........    439.3     250.8      227.7      222.7        205.7
    Redemptions.........   (293.9)   (352.7)    (338.0)    (338.2)      (261.3)
    Net exchanges in
     (out)..............    (58.6)   (195.1)     (90.5)    (132.9)       (49.4)
    Net dividends
     paid(1)............    (49.3)    (39.6)     (40.2)     (40.4)       (28.7)
    Net investment
     income.............    248.6     254.7      253.0      252.7        191.0
    Appreciation
     (depreciation).....    243.9    (439.8)     358.2       (1.3)       129.3
                         --------  --------  ---------  ---------    ---------
  Ending Assets......... $3,870.0  $3,348.3  $ 3,718.5  $ 3,681.1    $ 3,867.7
                         ========  ========  =========  =========    =========
Money Market funds:
  Beginning assets...... $  417.3  $  347.6  $   369.4  $   442.4    $   536.8
    Net sales(2)........    481.0     482.8      635.8      711.5        528.4
    Redemptions(2)......   (650.9)   (576.0)    (717.1)    (829.2)      (675.4)
    Net exchanges in
     (out)..............     91.5     103.4      134.1      190.7        128.2
    Net dividends
     paid(1)............     (0.1)     (0.2)      (0.4)      (0.8)        (1.1)
    Net investment
     income.............      8.8      11.8       20.6       22.2         19.2
    Appreciation
     (depreciation).....      0.0       0.0        0.0        0.0          0.0
                         --------  --------  ---------  ---------    ---------
  Ending assets......... $  347.6  $  369.4  $   442.4  $   536.8    $   536.1
                         ========  ========  =========  =========    =========

--------
(1)Total dividends paid to shareholders less the amount of dividends reinvested in shares of the Funds.
(2) Includes the sales and redemptions of the money market portfolio of the TMK/United Funds. The TMK/United money market portfolio is the initial investment portfolio for all variable products.

  The following table sets forth assets under management, client accounts, and sales of the Funds by group as of the dates and for the periods shown.

                                         DECEMBER 31,
                          ------------------------------------------- SEPTEMBER 30,
                             1993       1994       1995       1996        1997
                          ---------- ---------- ---------- ---------- -------------
                                            (DOLLARS IN MILLIONS)
Assets Under Management:
  United Funds..........  $   11,102 $   10,948 $   13,574 $   15,130  $   17,987
  TMK/United Funds......         555        725      1,099      1,435       1,869
  W&R Funds.............         124        219        419        643         822
                          ---------- ---------- ---------- ----------  ----------
    Totals..............  $   11,781 $   11,892 $   15,092 $   17,208  $   20,678
                          ========== ========== ========== ==========  ==========
Client accounts:
  United Funds(1).......   1,067,900  1,119,800  1,171,700  1,236,900   1,274,200
  TMK/United Funds(2)...      16,400     22,700     27,800     33,400      36,600
  W&R Funds(1)..........      17,700     30,500     48,400     69,100      79,800

                                                                    NINE MONTHS
                                         YEAR ENDED DECEMBER 31,       ENDED
                                       --------------------------- SEPTEMBER 30,
                                        1993   1994   1995   1996      1997
                                       ------ ------ ------ ------ -------------
Sales:
  United Funds(3)..................... $  939 $  881 $  838 $1,025    $  806
  TMK/United Funds....................    206    200    192    253       182
  W&R Funds...........................     94    107    158    227       128
                                       ------ ------ ------ ------    ------
    Totals............................ $1,239 $1,188 $1,188 $1,505    $1,116
                                       ====== ====== ====== ======    ======

--------
(1) Number of mutual fund products.
(2) Number of variable policies.
(3) Reflects sales for which a sales charge was collected.

INVESTMENT MANAGEMENT AGREEMENTS

  The Company provides investment advisory and management services pursuant to an Investment Management Agreement with each Fund. While the specific terms of the Investment Management Agreements vary, the basic terms of the Investment Management Agreements are similar. The Investment Management Agreements provide that the Company renders overall management services to each of the Funds, subject to the oversight of each Fund's board of directors and in accordance with each Fund's fundamental investment objectives and policies. The Investment Management Agreements permit the Company to enter into separate agreements for shareholder services or accounting services with the respective Funds.

  For the United Funds and TMK/United Funds, the total management fee for each Fund is the sum of (i) a fee computed on a Fund's net asset value as of the close of business on each business day at an annual rate specified in the respective Investment Management Agreements (the "Specific Fee") and (ii) a fee computed each day on the combined net asset values of all Funds in the group of Funds of which the particular Fund is a member (the "Group Fee"). The Specific Fee for each Fund and the Group Fee for each group of Funds are shown in Appendix I to this Prospectus.

  The following table sets forth information with respect to the Company's mutual fund investment management fees for the periods shown.

                                                                  NINE MONTHS
                                     YEAR ENDED DECEMBER 31,         ENDED
                                 ------------------------------- SEPTEMBER 30,
                                  1993    1994    1995    1996       1997
                                 ------- ------- ------- ------- -------------
                                            (DOLLARS IN THOUSANDS)
Mutual Fund Investment
 Management Fees:
  Equity funds.................. $37,759 $45,145 $59,651 $74,199    $66,360
  Fixed income funds............  18,441  18,172  17,859  18,126     13,698
  Money market funds............   1,603   1,462   1,670   1,989      1,616
                                 ------- ------- ------- -------    -------
      Total..................... $57,803 $64,779 $79,180 $94,314    $81,674
                                 ======= ======= ======= =======    =======
As a percent of average assets:
  Equity funds..................   .554%   .566%   .619%   .618%      .609%
  Fixed income funds............   .504%   .504%   .501%   .497%      .491%
  Money market funds............   .426%   .423%   .420%   .414%      .406%

  Each Fund's board of directors, including a majority of the directors who are not "interested persons," of the Fund or the Company within the meaning of the Investment Company Act, and its shareholders must have approved the Investment Management Agreement between the respective Fund and the Company. These agreements may continue in effect from year to year if specifically approved at least annually by (i) the Fund's board of directors, including a majority vote of the directors who are not parties to the agreements or "interested persons" of any such party, or (ii) the vote of the holders of a majority of the outstanding voting securities of the Fund and the vote of a majority of the Fund's directors who are not parties to the agreement or "interested persons" of any such party, each vote being cast in person at a meeting called for such purpose. Each agreement automatically terminates in the event of its "assignment" as defined in the Investment Company Act or the Investment Advisers Act and may be terminated without penalty by the Fund by giving the Company 60 days' written notice, if the termination has been approved by a majority of the Fund's directors or shareholders. The Offering will not and the Spin-Off should not constitute an "assignment" for the purposes of the Investment Company Act or the Investment Advisers Act. The Company may terminate an Investment Management Agreement without penalty on 120 days' written notice.

  The Company receives fees described in Appendix I for provision of investment advisory and management services to the Funds. The Company pays all of its own expenses incurred in performing investment advisory and management services for the Funds.

SERVICE AGREEMENTS

  The Company provides various services to the Funds and their shareholders pursuant to a Shareholder Servicing Agreement with each Fund (except the TMK/United Funds) and an Accounting Services Agreement with each Fund. Pursuant to the Shareholder Servicing Agreements, the Company performs shareholder servicing functions, including the maintenance of shareholder accounts, the issuance, transfer, and redemption of shares, distribution of dividends and payment of redemptions, furnishing information related to the Fund, and handling shareholder inquiries. The Funds pay a monthly fee to the Company for such services. Pursuant to the Accounting Services Agreements, the Company provides the Funds with bookkeeping and accounting services and assistance, including maintenance of the Fund's records, pricing of the Fund's shares, and preparation of the prospectuses for existing shareholders, proxy statements, and certain reports. The Funds pay the Company a monthly fee for such services. A Fund's Shareholder Servicing Agreement or Accounting Services Agreement may be adopted or amended with the approval of the Fund's directors. Each of the Shareholder Servicing Agreements and Accounting Services Agreements have terms of one year expiring on October 1, 1998. The following table sets forth the revenues received by the Company for accounting and shareholder services and number of shareholder accounts for the periods and at the dates indicated:

                                                                  NINE MONTHS
                                 YEAR ENDED DECEMBER 31,             ENDED
                         --------------------------------------- SEPTEMBER 30,
                           1993      1994      1995      1996        1997
                         --------- --------- --------- --------- -------------
                                        (DOLLARS IN THOUSANDS)
Transfer agent fees..... $  15,277 $  16,028 $  16,906 $  21,436   $  17,600
Custodian fees..........     4,767     4,958     5,179     5,352       4,111
Portfolio accounting
 services...............     1,236     1,311     1,442     1,590       1,255
                         --------- --------- --------- ---------   ---------
  Totals................ $  21,280 $  22,297 $  23,527 $  28,378   $  22,966
                         ========= ========= ========= =========   =========
                                      DECEMBER 31,
                         --------------------------------------- SEPTEMBER 30,
                           1993      1994      1995      1996        1997
                         --------- --------- --------- --------- -------------
Number of Mutual Fund
 Accounts............... 1,085,600 1,150,300 1,220,100 1,306,000   1,354,000

UNDERWRITING AND DISTRIBUTION

  The Company distributes the Funds pursuant to an Underwriting Agreement with each Fund (except TMK/United Funds). The Company distributes products relating to the TMK/United Funds under an Underwriting Agreement between the Company and Torchmark. Under each Underwriting Agreement with a Fund, the Company offers and sells the Fund's shares on a continual basis and pays the costs of sales literature and printing of prospectuses furnished to it by the Fund. The Company receives underwriting commissions for such services, a major portion of which is paid to financial advisers and sales managers of the Company. The Company charges a sales charge to clients upon purchase of shares in the United Funds, which are front-end load funds, which ranges from zero to 5.75% of the net asset value of the shares purchased. The sales charge for the United Funds typically declines as the net asset value of the account increases, and there is generally no sales charge for purchases over $2.0 million. In addition, investors may combine their purchases of these Funds' shares within the respective group of Funds to qualify for the reduced sales charge. Investors in the W&R Funds generally pay contingent deferred sales charges upon redemption of shares in W&R Funds of up to 3% of the net asset value of the redeemed shares if the shares are redeemed within two calendar years of their purchase, declining to zero if the shares are held for more than four calendar years. The following table sets forth the revenues received by the Company for underwriting commissions for distribution of the Funds for the periods indicated:

                                                                    NINE MONTHS
                                       YEAR ENDED DECEMBER 31,         ENDED
                                   ------------------------------- SEPTEMBER 30,
                                    1993    1994    1995    1996       1997
                                   ------- ------- ------- ------- -------------
                                              (DOLLARS IN THOUSANDS)
Underwriting/distribution fees:
  United Funds(1)................. $49,444 $43,007 $39,802 $48,505    $36,932
  TMK/United Funds(1).............  15,169  14,692  14,032  18,452     13,352
  W&R Funds(2)....................     598   1,623   2,762   4,719      4,749
                                   ------- ------- ------- -------    -------
    Totals........................ $65,211 $59,322 $56,596 $71,676    $55,033
                                   ======= ======= ======= =======    =======

--------
(1) Underwriting fees.
(2) Distribution fees.

  The Underwriting Agreements are subject to approval annually by the directors of the respective Funds, including a majority of the directors who are not "interested persons" of the Funds or the Company within the meaning of the Investment Company Act, or "interested persons" of any such party and who have no direct or indirect financial interest in the operation of the Distribution and Service Plan (as described below), as applicable, of the Funds or any agreements relating thereto, cast in person at a meeting called for the purpose of voting on such approval. Each agreement automatically terminates in the event of its assignment, as defined in the Investment Company Act, and either party may terminate the agreement without penalty upon 60 days' written notice.

  Under a Distribution and Service Plan for Class A shares of the United Funds (except the money market fund) and under a Distribution and Service Plan for the Class B shares of the money market fund and the W&R Funds, each of which plans are adopted under Rule 12b-1 of the Investment Company Act, the Funds may pay the Company a fee for its costs and expenses in connection with the provision of personal service to shareholders of the Fund and maintenance of shareholder accounts and distribution costs and expenses under the Distribution and Service Plan. Each Distribution and Service Plan is subject to approval annually by the directors, including the independent directors, cast in person at a meeting called for the purpose of voting on such approval. The Fund may terminate the Plan at any time without penalty.

PROPERTIES

  The Company operates from a 115,000 square foot facility that it owns, which is located in United Investors Park, a commercial development at 6300 Lamar Avenue, Overland Park, Kansas. The Company leases additional property as sales office space at approximately 179 locations. The Company believes that its properties are in good repair and adequate for their purposes.

EMPLOYEES

  At September 30, 1997, the Company had 597 full-time employees. Its 2,113 financial advisers are independent contractors.

COMPETITION

  The Company is subject to substantial competition in all aspects of its business. The Company competes with hundreds of other mutual fund management distribution and service companies that distribute their fund shares through a variety of methods including affiliated and unaffiliated sales forces, broker-dealers, and direct sales to the public of shares offered at low or no sales charge. In addition, the Company competes with brokerage and investment banking firms, insurance companies, banks, and other financial institutions in all aspects of its business. Although no one company or group of companies dominates the mutual fund management and services industry, many are larger than the Company and have greater resources. Competition is based on the methods of distribution of fund shares, the ability to develop investment products for certain segments of the market, the ability to meet the changing needs of investors, the ability to achieve superior investment management performance, the type and quality of shareholder services, and the success of sales promotion efforts. The Company believes that competition in the mutual fund industry will increase as a result of increased flexibility afforded to banks and other financial institutions to sponsor mutual funds and distribute mutual fund shares, and as a result of consolidation and acquisition activity within the industry. In addition, barriers to entry to the investment management business are relatively few, and the Company thus anticipates that it will face a growing number of competitors. Many of the Company's competitors in the mutual fund industry are larger, better known, have penetrated more markets than the Company, and have more resources than those of the Company.

  The Company's financial advisers compete primarily with small broker/dealers and independent financial advisers. The market for financial advice and planning is extremely fragmented, consisting primarily of relatively small companies with fewer than 100 investment professionals. Competition is based on sales techniques, personal relationships and skills, the quality of financial planning products and services, the quality of the financial and insurance products offered, and the quality of service. Competition in this area is intense and some of the financial advisers' competitors are larger, better known, and have more resources.

REGULATION

  Virtually all aspects of the Company's businesses are subject to various Federal and state laws and regulations. These laws and regulations are primarily intended to protect investment advisory clients and shareholders of registered investment companies. Under such laws and regulations, agencies that regulate investment advisers and broker-dealers such as the Company have broad administrative powers, including the power to limit, restrict, or prohibit such an adviser or broker-dealer from carrying on its business in the event that it fails to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures, and fines. The Company believes that it is in substantial compliance with all material laws and regulations.

  The business of the Company is subject to regulation at both the Federal and state level by the Commission and other regulatory bodies. Subsidiaries of the Company are registered with the Commission under the Investment Advisers Act and the Funds are registered with the Commission under the Investment Company Act. A subsidiary of the Company is also registered as a broker-dealer with the Commission and is subject to regulation by the National Association of Securities Dealers, Inc. (the "NASD") and various states.

  Subsidiaries of the Company are registered with the Commission under the Investment Advisers Act and as such are regulated by and subject to examination by the Commission. The Investment Advisers Act imposes numerous obligations on registered investment advisers including fiduciary duties, recordkeeping requirements, operational requirements, and disclosure obligations. The Commission is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from censure to termination of an investment adviser's registration. The failure of a subsidiary of the Company to comply with the requirements of the Commission could have a material adverse effect on the Company. The Company believes it is in substantial compliance with the requirements of the Commission.

  The Company derives a large portion of its revenues from investment management agreements. Under the Investment Advisers Act, the Company's investment management agreements terminate automatically if assigned without the client's consent. Under the Investment Company Act, advisory agreements with registered investment companies such as the Funds terminate automatically upon assignment. The term "assignment" is broadly defined and includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of a controlling interest in the Company. The Offering will not and the Spin-Off should not constitute an assignment for these purposes. Accordingly, the Company does not intend to seek approvals of new investment advisory agreements from the shareholders of the registered investment companies it manages or other client consents in connection with these transactions. See "Risk Factors--Planned Spin-Off of the Company."

  The Company is also a member of the Securities Investor Protection Corporation. In its capacity as a broker-dealer, the Company is required to maintain certain minimum net capital and cash reserves for the benefit of its customers, which may limit its ability to pay dividends. The Company's net capital, as defined, has consistently met or exceeded all minimum requirements. Various regulations cover certain investment strategies that may be used by the Funds for hedging purposes. To the extent that the Funds purchase futures contracts, the Funds are subject to the commodities and futures regulations of the Commodity Futures Trading Commission. Under the rules and regulations of the Commission promulgated pursuant to the Federal securities laws, the Company is subject to periodic examination by the Commission. The Company is also subject to periodic examination by the NASD. The Company is registered under the Exchange Act as a transfer agent. The most recent examination of the Company and the Funds by the Commission was in 1997. The most recent examination of the Company by the NASD was February 1996.

LEGAL MATTERS

  From time to time the Company is a defendant in various lawsuits in routine matters incidental to its business. The Company does not believe that the outcome of any current litigation will have a material effect on the financial condition of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  As of the date of the Offering, the Company's directors and executive officers are expected to be, and their ages as of December 31, 1997 are, as follows:

       NAME                         AGE                          POSITION
       ----                         ---                          --------
David L. Boren....................   56 Director
Joseph M. Farley..................   70 Director
Louis T. Hagopian.................   72 Director
Robert L. Hechler.................   60 Executive Vice President, Chief Operating Officer, Director
Henry J. Herrmann.................   55 President, Chief Investment Officer, Treasurer, Director
Joseph L. Lanier, Jr..............   65 Director
Harold T. McCormick...............   68 Director
Sharon Pappas.....................   38 Secretary
George J. Records.................   63 Director
R.K. Richey.......................   71 Director
Keith A. Tucker...................   52 Chairman of the Board and Chief Executive Officer, Director

--------

  Set forth below is a description of the backgrounds of the executive officers and directors of the Company.

  David L. Boren has been President of The University of Oklahoma, Norman, Oklahoma since November 1994, and prior thereto he served as United States Senator from Oklahoma, 1979-1994 and a member of the Senate Finance Committee. Mr. Boren is a director of Torchmark Corporation, Phillips Petroleum Corporation, AMR Corporation, and Texas Instruments, Inc. Mr. Boren's term on the Board of Directors of the Company expires in 2000.

  Joseph M. Farley has been Of Counsel at Balch & Bingham, Attorneys and Counselors, Birmingham, Alabama since November 1992. Mr. Farley is a director of Torchmark Corporation and an advisory director of The Southern Company. Mr. Farley's term on the Board of Directors of the Company expires in 2000.

  Louis T. Hagopian has been owner of Meadowbrook Enterprises, Darien, Connecticut, an advertising and marketing consultancy, since January 1990 and is Vice Chairman, Partnership for a Drug-Free America, New York, New York. Mr. Hagopian is a director of Torchmark Corporation. Mr. Hagopian's term on the Board of Directors of the Company expires in 1999.

  Robert L. Hechler has been President, Chief Executive Officer, and Treasurer of Waddell & Reed, Inc. since April 1993 and President of Waddell & Reed Services Company since January 1982. Mr. Hechler's term on the Board of Directors expires in 2000.

  Henry J. Herrmann has been Vice President and Chief Investment Officer of the Company since April 1993, and prior thereto was Senior Vice President and Chief Investment Officer of the Company since March 1987. Mr. Herrmann's term on the Board of Directors of the Company expires in 2001.

  Joseph L. Lanier, Jr. has been Chairman of the Board and Chief Executive Officer of Dan River Incorporated, Danville, Virginia, a textile manufacturer, since November 1989. Mr. Lanier is a director of Torchmark Corporation, Flowers Industries, Inc., Dimon Inc., and SunTrust Banks, Inc. Mr. Lanier's term on the Board of Directors of the Company expires in 2001.

  Harold T. McCormick has served as Chairman and Chief Executive Officer of Bay Point Yacht & Country Club, Panama City, Florida since March 1988 and as Chairman, First Ireland Spirits Co., Ltd., Dublin, Ireland, since February 1996. Mr. McCormick is a director of Torchmark Corporation. Mr. McCormick's term on the Board of Directors of the Company expires in 2000.

  George J. Records has served as Chairman of Midland Financial Co., Oklahoma City, Oklahoma, a bank and financial holding company for retail banking and mortgage operations, since 1982. Mr. Records is a director of Torchmark Corporation. Mr. Records' term on the Board of Directors of the Company expires in 1999.

  R. K. Richey is Chairman of and Chief Executive Officer of Torchmark Corporation and is a director of Full House Resorts, Inc., Vesta Insurance Group, Inc., and of each of the United Funds, the W&R Funds, and the TMK/United Funds. Mr. Richey's term on the Board of Directors of the Company expires in 1999.

  Keith A. Tucker is a director and Vice Chairman of Torchmark Corporation. He is a director of each of the United Funds, W&R Funds, and the TMK/United Funds. Mr. Tucker's term on the Board of Directors of the Company expires in 1999.

BOARD OF DIRECTORS

  The Company's Board of Directors is divided into three classes with the initial term of the first class expiring at the annual meeting of stockholders to be held in 1999 (four directors), the second class expiring at the annual meeting of stockholders to be held in 2000 (four directors), and the third class expiring at the annual meeting of stockholders to be held in 2001 (two directors). The Company intends to add two directors to the third class of directors as soon as practicable after the Offering.

  The executive officers of the Company are elected annually and serve at the discretion of the Board of Directors.

  After completion of the Offering, the Company intends to establish an Audit Committee and a Compensation Committee, each composed of at least two independent directors, an Executive Committee and a Nominating Committee. The Audit Committee will recommend the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures, and the adequacy of the Company's internal control procedures. The Compensation Committee will administer the Company's Plans (as defined below) and make recommendations to the Board of Directors regarding compensation for the Company's executive officers. In the absence of a meeting of the Board of Directors, the Executive Committee is empowered to exercise all the powers and authority of the Board of Directors in the management of the business affairs of the Company, except that the Executive Committee is not permitted to take any action that committees are expressly prohibited from taking under the terms of the Certificate of Incorporation, the Bylaws, or the laws of the State of Delaware. The Nominating Committee will review the qualifications of potential candidates for the Board of Directors, report its findings to the Board of Directors, and propose nominations for Board memberships for approval by the Board of Directors and submission to the stockholders of the Company for approval.

COMPENSATION OF DIRECTORS

  Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors (the "Non-Employee Directors") do not currently receive a fee for their service as directors, although the Board of Directors may determine to pay such a fee in the future. The Company reimburses all directors of the Company for travel expenses incurred in attending meetings of the Board of Directors and its committees.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation received by the persons who will be the Company's Chairman of the Board and Chief Executive Officer and the four other most highly paid executive officers of the Company (the "Named Executive Officers") for the Company's most recent fiscal year. Mr. Tucker's compensation has been paid by Torchmark Corporation and Messrs. Herrmann, Hechler, Thompson, and Holliday's compensation has been paid by the Company.

                          SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION       LONG TERM COMPENSATION AWARDS
                              ---------------------- -------------------------------------
                                                     SECURITIES UNDERLYING    ALL OTHER
NAMES AND PRINCIPAL POSITION  YEAR  SALARY  BONUS(1)    OPTIONS/SARS(2)    COMPENSATION(3)
----------------------------  ---- -------- -------- --------------------- ---------------
Keith A. Tucker.........      1996 $700,000 $      0        130,000            $6,114
Henry J. Herrmann.......      1996 $420,000 $392,000         36,000            $4,500
Robert L. Hechler.......      1996 $300,000 $295,000         16,000            $4,500
Russell E. Thompson.....      1996 $350,000 $146,254          8,000            $4,500
John M. Holliday........      1996 $200,000 $112,000          8,000            $4,500

--------
(1) Mr. Tucker elected to defer his 1996 bonus of $425,000 pursuant to the Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan. This amount is excluded from the table. Pursuant to a Portfolio Manager's Deferred Compensation Plan, $54,000 and $48,000 of the 1996 portfolio manager's bonuses for Messrs. Thompson and Holliday, respectively, were mandatorily deferred. These amounts are also excluded from the table.
(2) Messrs. Tucker, Herrmann, Hechler, Thompson, and Holliday received option grants in Torchmark Corporation common stock pursuant to the Torchmark Corporation 1987 Stock Incentive Plan, as amended (the "TMK Incentive Plan").
(3) Includes Torchmark Corporation contributions to Torchmark Corporation Savings and Investment Plan, a funded qualified defined contribution plan, for Mr. Tucker of $4,500 and interest only on prior contributions to the Torchmark Corporation Supplemental Savings and Investment Plan, an unfunded, non-qualified, defined contribution plan of $1,614. Includes Company contributions to the United Investors Management Company Saving and Investment Plan, a funded, qualified contribution plan, for Messrs. Herrmann, Hechler, Thompson, and Holliday of $4,500 each.

  The following table provides information on grants of options in fiscal year 1996 to the Named Executive Officers to purchase shares of Torchmark Corporation common stock.

                          OPTIONS GRANTED DURING 1996

                                         INDIVIDUAL GRANTS
                         -------------------------------------------------
                                                                           POTENTIAL REALIZABLE VALUE
                         NUMBER OF                                           AT ASSUMED ANNUAL RATES
                         SECURITIES   % OF TOTAL                           OF STOCK PRICE APPRECIATION
                         UNDERLYING OPTIONS GRANTED EXERCISE OR                  FOR OPTION TERM
                          OPTIONS    TO EMPLOYEES   BASE PRICE  EXPIRATION ----------------------------
          NAME           GRANTED(1) IN FISCAL YEAR  (PER SHARE)    DATE         5%            10%
          ----           ---------- --------------- ----------- ---------- ------------- --------------
Keith A. Tucker.........  130,000        46.8%        $24.875    12/18/06  $   2,033,688 $   5,153,765
Henry J. Herrmann.......   36,000        13.0%        $24.875    12/18/06  $     563,175 $   1,427,196
Robert L. Hechler.......   16,000         5.8%        $24.875    12/18/06  $     250,300 $     634,309
Russell E. Thompson.....    8,000         2.9%        $24.875    12/18/06  $     125,150 $     317,155
John M. Holliday........    8,000         2.9%        $24.875    12/18/06  $     125,150 $     317,155

--------
(1) All options are non-qualified stock options granted in Torchmark Corporation common stock pursuant to the TMK Incentive Plan with a ten year and two day term at an exercise price equal to the closing price of Torchmark Corporation common stock on the grant date. Options are not generally exercisable during the first two years after the grant date and become first exercisable on 50% of the shares on the second anniversary of the grant date and on the remaining 50% of the shares on the third anniversary of the grant date.

  The following table provides information on option exercises in 1996 by the Named Executive Officers and the value of each such Named Executive Officers' unexercised options to acquire common stock of Torchmark Corporation at December 31, 1996.

AGGREGATED OPTION EXERCISES DURING 1996 AND OPTION VALUES AT DECEMBER 31, 1996

                                                                                      VALUE OF UNEXERCISED
                                                      NUMBER OF SECURITIES                IN-THE-MONEY
                                                     UNDERLYING UNEXERCISED                OPTIONS AT
                         NUMBER OF SHARES          OPTIONS AT FISCAL YEAR END           FISCAL YEAR END
                             ACQUIRED      VALUE   ------------------------------   -------------------------
          NAME             ON EXERCISE    REALIZED EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           ---------------- -------- -------------   --------------   ----------- -------------
Keith A. Tucker.........           0      $      0         357,224          395,000 $2,141,681   $1,297,500
Henry J. Herrmann.......       5,250      $ 82,031         198,200           99,500 $1,454,578   $  331,125
Robert L. Hechler.......       6,000      $ 93,000         127,622           40,000 $1,479,414   $   91,500
Russell E. Thompson.....      37,622      $388,959          10,000           16,000 $   82,500   $   31,500
John M. Holliday........           0      $      0          47,526           12,000 $  592,775   $   17,250

COMPENSATION, BENEFITS, AND RETIREMENT PLANS

  The Company intends to implement the following stock plans: The 1998 Stock Incentive Plan (the "Stock Incentive Plan"), The 1998 Non-Employee Director Stock Plan (the "Non-Employee Director Plan"), and The 1998 Executive Deferred Compensation Stock Plan (the "Executive Deferral Plan") (collectively, the "Plans"). Terms not expressly defined in the descriptions of the Plans below have the same meaning as assigned to such terms in the Plans. Each Plan will be filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Upon consummation of the Offering and after giving effect to the grants made in connection with the Offering referred to below, under the Plans the Company
will have (i) awarded options to purchase up to     shares of Class A Common
Stock, or approximately   % of the outstanding Common Stock, to the Named
Executive Officers; (ii) issued     shares of restricted Class A Common Stock,
or approximately   % of the outstanding Common Stock, to the Named Executive
Officers; and (iii)     reserved shares, or approximately   % of the
outstanding Class A Common Stock (including shares reserved under the Plans), for issuance under the Plans. Overall, the Named Executive Officers will own
approximately     shares of the outstanding Common Stock (on a fully diluted basis and assuming the exercise of all options granted to them and excluding
shares of stock purchased outside of the Plans), or approximately   % of the
outstanding Common Stock of the Company. The following is a brief summary of each of the Plans, which are qualified in their entirety by the Plans, copies of which will be filed as an exhibit to the Registration Statement of which the Prospectus is a part.

 Stock Incentive Plan

  The Stock Incentive Plan, covering     shares, will permit (i) the grant of
options to purchase shares of Class A Common Stock intended to qualify as incentive stock options under (S) 422 of the Code ("Incentive Options"); (ii) the grant of options that do not so qualify ("Non-Qualified Options"); and
(iii) the issuance of Class A Common Stock that may be subject to certain restrictions ("Restricted Stock"). The Stock Incentive Plan was designed and intended as a performance incentive for officers, employees, consultants, and other key persons performing services for the Company to encourage such persons to acquire or increase a proprietary interest in the success and
progress of the Company. In connection with the Offering,     options will be
awarded under the Stock Incentive Plan, and the Company will issue an
aggregate of     shares of Restricted Stock under the Stock Incentive Plan.
These stock options will be initially exercisable at the initial public offering price, and such stock options and the restricted stock grants will be
subject to vesting requirements, over    years and    years, respectively.

  The Stock Incentive Plan is administered by the Compensation Committee (the "Compensation Committee"). All members of the Compensation Committee are "disinterested persons" as that term is defined under the rules promulgated by the Commission. On and after the date the Stock Incentive Plan becomes subject to (S) 162(m) of the Code, all members of the Compensation Committee will be "outside directors" as defined in

(S) 162(m) of the Code and the regulations thereunder. The Compensation Committee has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Stock Incentive Plan. Persons eligible to participate in the Stock Incentive Plan will be those officers, employees, and other key persons, such as consultants, of the Company who are responsible for or contribute to the management, growth, or profitability of the Company, as selected from time to time by the Compensation Committee.

  Only employees of the Company may be granted Incentive Options. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant in the case of Incentive Options and Non-Qualified Options.

  The Stock Incentive Plan provides that automatic formula-based Non-Qualified
Options for     shares will be awarded to non-employee directors on the first day of each calendar year on which the Company's Class A Common Stock is traded on the New York Stock Exchange at 100% of the market value of the Class A Common Stock on that date. Additionally, non-employee directors may be granted non-formula based Non-Qualified Options at the discretion of the Compensation Committee, which may have an exercise price equal to the market value of the stock on the grant date or at a discount not to exceed 25% of the market value on the grant date.

  The Compensation Committee may also award shares of Restricted Stock to officers, other employees, and key persons of the Company. The conditions and restrictions applicable to the Restricted Stock may include the achievement of certain performance goals and continued employment with the Company through a specified restricted period. These conditions and restrictions, as well as the purchase price of shares of Restricted Stock, will be determined by the Compensation Committee. If the performance goals and other restrictions are not attained, the employees will forfeit their awards of Restricted Stock.

  The Board of Directors may at any time amend or discontinue the Stock Incentive Plan and the Compensation Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No such action may be taken, however, that adversely affects any rights under outstanding awards without the holder's consent. Further, amendments to the Stock Incentive Plan will be subject to approval by the Company's stockholders if and to the extent required by the Code to preserve the qualified status of Incentive Options or to preserve tax deductibility of compensation earned under stock options and stock appreciation rights.

  The Stock Incentive Plan provides that in the event of a sale of all or substantially all of the assets or Common Stock, a merger or consolidation that results in a change in control of the Company, or the liquidation or dissolution of the Company (a "Change in Control"), all stock options and restricted stock will automatically become fully exercisable or vested, as the case may be. In addition, at any time prior to or after a Change of Control, the Compensation Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

  Approximately     employees are currently eligible to participate in the
Stock Incentive Plan.

  Non-Employee Director Plan

  The Non-Employee Director Plan will permit Non-Employee Directors to elect to defer on an annual basis all or a designated portion of their director compensation payable in 1998 or thereafter into the interest-bearing account of the Non-Employee Director Plan (the "Interest Account"). Such deferrals would be made subject to a one-time opportunity by the Non-Employee Director to convert that particular year's deferred director compensation into options, granted either at market value or at a designated discount not to exceed 25% of market value, to acquire Class A Common Stock. The Company's current Non-Employee Directors as well as any subsequently elected Non-Employee Directors constitute the class of
persons eligible to participate in this plan. Up to     shares of Class A
Common Stock are proposed to be reserved for issuance pursuant to the Non-Employee Director Plan.

  On or before December 31 of each year, each Non-Employee Director will determine whether to receive all or a portion of his or her annual retainer and Board of Directors and committee meeting fees for the following calendar year in cash or to defer all or a portion (in 10% increments, but not less than 50%) of such Annual Compensation (as defined in the Non-Employee Director
Plan) (assuming maximum attendance at scheduled Board of Directors and committee meetings) into an interest-bearing account in the Non-Employee Director Plan. In the case of a newly elected Non-Employee Director, such determination to defer compensation must be made within the 30-day period immediately following election to the Board of Directors. The determination to defer, if made, will be indicated upon a Primary Election Form, which will specify the percentage of compensation deferred and the basis for payment of the interest-bearing account balance (a lump sum or designated number of monthly payments not to exceed 120) to the Non-Employee Director upon the earliest of (i) December 31 of the fifth year after the year with respect to which the deferral was made; (ii) the first business day of the fourth month after such Non-Employee Director's death; or (iii) termination as a Non-Employee Director, for any reason other than by death.

  At any time, but only once, during the calendar year immediately following the filing of a Primary Election Form, a participating Non-Employee Director may elect to convert the then current balance in his or her Interest Account for the calendar year to which such Primary Election Form relates into options to acquire Class A Common Stock. For example, if a Primary Election Form was filed in December 1997 deferring Annual Compensation to be earned in 1998, the Non-Employee Director may elect at any time during 1998 to convert such deferred amount plus accrued interest to the conversion election date into stock options. The irrevocable election to receive options as of this election date, which is made on a Secondary Election Form, will specify the percentage of such stock options to be granted at an exercise price of 100% of the Fair Market Value per Share on the Option Grant Date and the percentage of options to be granted at an exercise price of not less than 75% of the Fair Market Value per Share (with the discount of up to 25% to be determined by the Compensation Committee in its discretion). Non-Employee Directors may elect to receive discounted stock options, market value stock options, or a combination of both. To the extent that a Non-Employee Director chooses to receive discounted stock options, he or she will receive options on a smaller number of shares with a lower exercise price per share while a decision to receive market value options will result a larger number of shares subject to option with a higher exercise price per share.

  Options granted pursuant to the Non-Employee Director Plan will be non-qualified stock options. Based upon the Non-Employee Director's decision as to the exercise price (discounted or market value) of the options to be received, the number of Shares subject to such option will be the whole number of Shares equal to (a) the dollar amount which the Non-Employee Director has elected to convert to options divided by (b) the per share value of an option on the Option Grant Date, as determined using an option valuation model selected by the Compensation Committee. Options are first exercisable, cumulatively, as to 10% of the Shares on each of the first through tenth anniversaries of the Option Grant Date. The term of the option will be as specified by the Compensation Committee but in no event may the period of time over which an option may be exercised exceed eleven years from the Option Grant Date. In no event will death, disability, retirement, other termination of directorship, or failure to be reelected as a director shorten the term of any outstanding option. Options may be subject to accelerated vesting and will be immediately exercisable upon the Non-Employee Director's death or Disability, a Change in Control of the Company as defined in the plan or the unanimous decision of the Compensation Committee to accelerate. Upon acceleration, an option remains exercisable for the remainder of its original term. Options may be exercised in whole or in part. Shares will be issued pursuant to the exercise of an option only upon receipt by the Company of payment in full of the aggregate purchase price for the Shares subject to the option or portion thereof being exercised. The Compensation Committee may determine the specific method of payment, including permitting "cashless exercises," and other terms and provisions of options in its sole discretion.

  Options will not be assignable or transferable other than by will or by the laws of descent and distribution, except that the Compensation Committee may permit transfers that it, in its sole discretion, concludes do not result in accelerated taxation and that are otherwise appropriate and desirable taking into account any applicable securities laws.

  Based upon current Federal tax laws, a Non-Employee Director will not recognize income upon the making of a proper and timely deferral to the Interest Account nor will income be recognized upon the conversion of such account balance to options. The Non-Employee Director will recognize income for purposes of Federal income tax when the amount in his or her Interest Account is paid out or immediately upon the exercise of the options, generally in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option. The Company generally will receive a corresponding tax deduction when the Non-Employee Director recognizes income subject to any applicable deductibility limitations of the Code.

  The Non-Employee Director Plan will be administered by the Compensation Committee, which will have the authority to interpret and construe the Non-Employee Director Plan, make necessary rules and regulations to administer the plan, and designate persons as its agents who are neither members of the Compensation Committee or the Board of Directors to carry out administrative responsibilities under the Plan.

  Adjustments will be made to the total number of Shares reserved for issuance under the Non-Employee Director Plan, the number of Shares covered by, and the exercise price of each outstanding option if the Company at any time changes the number of issued Shares through a stock dividend, stock split, recapitalization, reorganization, or other change in corporate structure affecting the Shares. The Compensation Committee will authorize the issuance, continuation, or assumption of outstanding options or provide for other equitable adjustments after changes in Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, or similar occurrence in which the Company is the surviving or continuing corporation upon such terms and conditions as it deems necessary. In the case of an acquisition where the Company is not the surviving or continuing corporation and outstanding Shares are not converted into or exchanged for different securities, cash, or other property, a Non-Employee Director who holds an outstanding option will have the right then and during the remaining term of the option to receive the same acquisition consideration received by the Company's other shareholders.

  The Board of Directors may amend, suspend, or terminate the Non-Employee Director Plan or any stock option award notice under the plan at any time, except that it may condition amendments or modifications on shareholder approval if necessary or advisable because of tax, securities, or other applicable laws, policies, or regulations. No amendment, modification, or termination will adversely affect any outstanding options or Interest Accounts without the consent of the participant.

  Executive Deferral Plan

  The Executive Deferral Plan will permit Eligible Executives to defer salary and bonus into interest-bearing accounts in the plan, subject to a one time opportunity to elect to convert within a designated time period any deferred salary for that year as well as a one time opportunity to elect within a designated time period to convert any deferred bonus for that calendar year into options to acquire Class A Common Stock. Such options may be granted with an exercise price of the fair market value of the stock or at a discount not to exceed 25% of its market value. The Eligible Executives will be determined from time to time by the Compensation Committee or its designee or by the
Chairman of the Board. Currently,     persons have been designated as eligible
to participate in the Executive Deferral Plan, and it is contemplated that the number of Eligible Executives will not in any case exceed 10 persons. Up to shares of Class A Common Stock have been reserved for issuance pursuant to the Executive Deferral Plan.

  On or before the last day of each calendar quarter, an Eligible Executive may elect to receive all or a portion of his or her salary for the next calendar quarter in cash or may irrevocably elect to defer all or a portion in 10%
or $10,000 increments of next quarter's salary into an Interest Account for Salary under the Executive Deferral Plan by delivering a Primary Election Form for Salary to the plan administrator. Such Primary Election Form for Salary will specify the amount of Salary to be deferred into the interest-bearing account and the form and timing of the payout of deferred amounts, except that if an executive elects to defer Salary for more than one quarter in a calendar year, the form and timing of payout for each quarter's deferral must be identical.

  At any time prior to December 31 of each year, an Eligible Executive may also elect to receive all or a portion of his or her bonus for the current calendar year in cash or may irrevocably elect to defer all or a portion (in 10% or $10,000 increments) of such current calendar year bonus into an Interest Account for Bonus under the Executive Deferral Plan by delivering a Primary Election Form for Bonus to the Plan administrator. Such Primary Election Form for Bonus will specify the amount of Annual Bonus to be deferred and the form and timing of payout of the deferred amount, except that if an executive elects to defer both Salary and Annual Bonus for a particular calendar year, the form and timing must be identical.

  The Interest Accounts of an Eligible Executive will be segregated to reflect deferred compensation on a year-by-year basis and as to the type of compensation deferred (salary or bonus). Interest will be credited to such Interest Accounts at the rate determined from time to time by the Compensation Committee. Payment of the balances in an executive's Interest Accounts will be made as designated by the executive in a lump sum or in the number of approximately equal monthly installments not to exceed 120 which have been selected by the executive. Such payments will begin on the earliest of (a) December 31 of the fifth year after the year with respect to which the deferral was made, (b) the first business day of the fourth month after the executive's death, or (c) termination as an employee of the Company for any reason other than by death.

  At any time, but only once, during the twelve-month period following the end of the calendar year with respect to which an executive deferred Salary into the Executive Deferral Plan, such executive will have the right to convert his or her Interest Account for Salary for the previous year into options in Class A Common Stock by filing an irrevocable Secondary Election Form for Salary. Also, at any time, but only one time, during the twelve month period following the end of a calendar year with respect to which an executive has deferred Annual Bonus into the Plan, such executive will have the right to convert his or her Interest Account for Bonus for such previous year into options in Class A Common Stock by filing an irrevocable Secondary Election Form for Bonus. The filing of such Secondary Election Form for Salary or Secondary Election Form for Bonus will result in receipt by the executive of options as of the date of such filing. The Secondary Election Form will specify the percentage of options to be granted at an exercise price of 100% of the Fair Market Value per Share on the Option Grant Date and the percentage of options to be granted at an exercise price of not less than 75% of the Fair Market Value per Share on the Option Grant Date (with the discount of up to 25% to be determined by Compensation Committee in its discretion). An Eligible Executive may elect to receive market value stock options, discounted stock options or a combination of both. To the extent that an executive selects market value options, he or she will receive options on a larger number of shares with a higher exercise price than if discounted options on fewer shares with a lower exercise price were selected.

  Options issued pursuant to the Executive Deferral Plan will be non-qualified stock options. Based upon the Eligible Executive's decision as to the exercise price (discounted or market value) of the options to be received, the number of Shares subject to such option will be the whole number of Shares equal to
(i) the dollar amount that the executive has elected to convert to options divided by (ii) the per share value of an option on the Option Grant Date, as determined using an option valuation model selected by the Compensation Committee. Options are first exercisable, cumulatively, as to 10% of the Shares on each of the first through tenth anniversaries of the Option Grant Date, except that any option held by a "Covered Employee," as defined in (S) 162(m) of the Code, will not be exercisable before the first day of the calendar year immediately following the year in which the executive ceased to be a Covered Employee. The term of the option will be as specified by the Compensation Committee but in no event may the period of time over which an option may be exercised exceed the longer of eleven years from the Option Grant Date or the thirtieth day of the calendar year immediately following the year in which the executive ceased to be a Covered Employee. In no event will death, disability, retirement, or other termination of employment shorten the term of any outstanding option. Options will be subject to accelerated vesting and will be immediately exercisable upon the executive's death or disability, a Change in Control, or the unanimous decision of the Compensation Committee to accelerate. Upon acceleration, an option remains exercisable for the remainder of its original term.

  Options may be exercised in whole or in part. Shares will be issued pursuant to the exercise of an option only upon receipt by the Company of payment in full of the aggregate purchase price for the Shares subject to the option or portion thereof being exercised. The Compensation Committee may determine the specific method of payment, including permitting "cashless exercises," and other terms and provisions of options in its sole discretion.

  Options will not be assignable or transferable other than by will or by the laws of descent and distribution, except that the Compensation Committee may permit transfers that it, in its sole discretion, concludes do not result in accelerated taxation and that are otherwise appropriate and desirable taking into account any applicable securities laws.

  Based on current Federal tax laws, a participating executive will not recognize income upon the making of a proper and timely deferral to Interest Accounts nor will income be recognized upon the conversion of such account balances to options. The executive will recognize income for purposes of Federal income tax when the amounts in his or her Interest Accounts are paid out or immediately upon the exercise of the non-qualified options, generally in an amount equal to the option spread on the date of exercise. The Company generally will receive a corresponding tax deduction when the executive recognizes income, subject to any applicable deductibility limitations of the Code.


  The Executive Deferral Plan will be administered by the Compensation Committee, which will have the authority to interpret and construe the plan, make necessary rules and regulations to administer the Plan and designate persons as its agents who are neither members of the Compensation Committee or the Board of Directors to carry out administrative responsibilities under the Plan.

  Adjustments will be made to the total number of Shares reserved for issuance under the Executive Deferral Plan, the number of Shares covered by and the exercise price of each outstanding option if the Company at any time changes the number of issued Shares through a stock dividend, stock split, recapitalization, reorganization, or other change in corporate structure affecting the Shares. The Compensation Committee will authorize the issuance, continuation or assumption of outstanding options or provide for other equitable adjustments after changes in the number of Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, or similar occurrence in which the Company is the surviving or continuing corporation upon such terms and conditions as it deems necessary. In the case of an acquisition where the Company is not the surviving or continuing corporation and outstanding Shares are not converted into or exchanged for different securities, cash, or other property, a participating executive who holds an outstanding option will have the right then and during the remaining term of the option to receive the same acquisition consideration received by the Company's other shareholders.

  The Board of Directors may amend, suspend, or terminate the Executive Deferral Plan or any Stock Option Award Notice under the Plan at any time, except that it may condition amendments or modifications on shareholder approval if necessary or advisable because of tax, securities, or other applicable laws, policies, or regulations. No amendment, modification, or termination will adversely affect any outstanding options or Interest Accounts without the consent of the participating executive.

  Other Plans

  Waddell & Reed Financial, Inc. Savings and Investment Plan (formerly the United Investors Management Company Savings and Investment Plan). This plan will be amended and restated, effective as of a date no sooner than the date of the Offering, to rename it the Waddell & Reed Financial, Inc. Savings and Investment Plan, bring it into compliance with recent legislative and regulatory changes, and change the investment options available to participants. Effective as of the same date as the adoption of this plan, assets and liabilities related to participating employees of UILIC will be transferred from the plan to the Torchmark Corporation Savings and Investment Plan. The Waddell & Reed Financial, Inc. Savings and Investment Plan is a tax-qualified, defined contribution plan that allows eligible employees of the Company to contribute up to 16% of compensation, as described below, on an after-tax basis. Employees of the Company are eligible to begin contributing to the plan after completing one year of service. The Company makes a matching contribution to the Plan, on behalf of each employee who elects to participate, equal to 50% of the participant's contributions up to the first 6% of compensation. The plan defines compensation as total compensation (including amounts deferred pursuant to a cafeteria plan under (S) 125 of the Code) less annual service awards and other non-cash prizes, deferred compensation, director's fees, expense reimbursements or allowances, and amounts in excess of $150,000 per year (as adjusted). Participants may invest their account balances in one or more of 16 mutual funds that are sponsored by the Company and made available under the plan. Effective no sooner than the date of the Offering, participants may elect to invest their account balances in Class A Common Stock. Effective as of this same date, participants will be permitted to make investment transfers out of the Torchmark stock fund but will not be permitted to make transfers into it. The plan permits investment transfers to take place up to eight times per year. Transfers take effect during the valuation period that begins after the valuation period during which a change is requested. There are 24 semi-monthly valuation periods under the plan. Participants may receive in-service distributions of amounts attributable to their contributions to the plan. Distributions are also available upon normal retirement (age 65), disability, death, or termination of employment before normal retirement age. Upon the occurrence of this latter event, only the vested portion of the matching contributions account is distributable. The vesting schedule is a graded six-year schedule, beginning at 20% at two years of service and increasing in 20% increments per year of service until six years of service have been completed.

  Waddell & Reed Financial, Inc. Retirement Income Plan (formerly the United Investors Management Company Retirement Income Plan). This plan will be amended and restated, effective as of a date no sooner than the date of the Offering, to rename it the Waddell & Reed Financial, Inc. Retirement Income Plan and bring it into compliance with recent legislative and regulatory changes. The plan is a tax-qualified, non-contributory pension plan that covers all eligible employees of the Company who are 21 years of age or older and have one or more years of credited service. The benefits under the plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the last ten years before the participant's retirement by a percentage equal to 2% for each year of credited service up to 30 years and by 1% for each year of credited service for the next ten years and then reducing that result by a Social Security offset and by other benefits from certain other plans of the Company and Torchmark or its affiliates. Earnings for purposes of the plan do not include bonuses or commissions (other than for Regional Vice Presidents, and Division Managers), directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation, or any amounts in excess of $150,000 per year (as adjusted). Benefits under the plan vest 100% after five years. Upon the participant's retirement, benefits under the plan are payable as an annuity or in a lump sum.

  Waddell & Reed, Inc. Career Field Retirement Plan. Until January 1, 1973, Company employees participated in the Waddell & Reed, Inc. Career Field Retirement Plan. Under this plan, the Company contributed annually up to 10% of its profits less forfeitures, which were allocated to the participants on the basis of their compensation. Voluntary employee contributions were permitted under the plan but not required. Since January 1, 1973, no new participants have been admitted to the plan, and participants and the employer make no further contributions. All participants are fully vested. Upon the participant's retirement, termination of employment, disability, death, or reaching age 65, his account is used to purchase an annuity or is paid in a lump sum. Benefits paid under the plan do not offset benefits paid under any other pension plan.

  Control Group Issues. Following the consummation of the Offering, the Company will continue to be a member of the Torchmark controlled group, within the meaning of (S) 414(b) of the Code, and will continue to be treated as a trade or business under common control with Torchmark, within the meaning of
(S) 414(c) of the

Code. All members of a controlled group or group of trades or businesses under common control are required to be treated as one employer for purposes of many of the Code's provisions relating to tax qualification, such as (S) 401 (nondiscrimination in benefits and various other nondiscrimination rules), (S) 410 (coverage rules), (S) 411 (benefit accrual and vesting rules), (S) 415 (maximum benefit rules), and (S) 416 (top-heavy rules). Application of these rules may require a change of benefits, coverage, or structure of the Company's qualified plans in order to maintain the qualified status of the plans.

  Continuing Interrelationships with Torchmark. Both the Company's and Torchmark's qualified plans will continue to pay benefits to former employees of Torchmark who were entitled to benefits under the predecessor plans maintained by the Company (except to the extent that assets and liabilities related to such benefits are spun off to other qualified plans of Torchmark). For example, employees of Torch Energy Advisors Incorporated who participated in the Company's plans prior to January 1, 1996, will continue to be entitled to receive benefit payments under the Company's tax-qualified plans.

                             CERTAIN TRANSACTIONS

  The following is a summary of certain arrangements between the Company and Torchmark. Although the Company believes that these arrangements embody terms and conditions no less favorable to the Company than could be obtained in negotiations between independent parties, these arrangements were established before the Offering and were not the subject of arm's-length negotiations. See "Risk Factors--Relationship with Torchmark; Conflicts of Interest."

GENERAL

  In November 1997, the Company paid to Torchmark a dividend of the Torchmark Notes. The Torchmark Notes are mandatorily prepayable from the proceeds of any financing, including the Offering. The principal amount of the Torchmark Notes was reduced to $390 million by a $90 million prepayment prior to the Offering. The Company also owed $127 million to Torchmark under the terms of the Liberty Note. The Liberty Note was reduced to $90 million by a $37 million prepayment prior to the Offering. The Company currently holds all of the issued and outstanding capital stock of UILIC. Prior to the consummation of the Offering, the Company will declare and pay the UILIC Dividend.

RELATIONSHIP WITH TORCHMARK

  Spin-Off. From 1981 until the Offering, the Company has been a subsidiary of Torchmark. After the consummation of the Offering, the Company will continue to be controlled by Torchmark, which will own more than 80% of the combined voting power of the Class A Common Stock and the Class B Common Stock of the Company. The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to votes per share on all matters to be voted on by stockholders and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa. Torchmark has advised the Company that, subject to certain conditions, Torchmark currently intends to divest its ownership interest in the Company by means of a special dividend to the stockholders of Torchmark of all of the Class A Common Stock and Class B Common Stock owned by Torchmark. Torchmark Corporation has advised the Company that it expects to complete the Spin-Off in the last quarter of 1998. Conditions to the Spin-Off include the receipt by Torchmark of a ruling by the Internal Revenue Service to the effect that such dividend will qualify as a tax-free distribution under (S) 355 of the Code and receipt of necessary regulatory approvals to the Spin-Off and related transactions. There can be no assurance that such conditions will be fulfilled or waived by Torchmark, nor can there be any assurance that, in any event, the Spin-Off will occur or that Torchmark will not sell or otherwise dispose of its Class A Common Stock and Class B Common Stock. See "Risk Factors--Planned Spin-Off of the Company."

  The following are summaries of the Affiliate Agreements. Reference should be made to the Affiliate Agreements themselves, which have been filed as exhibits to the Registration Statement of which this Prospectus is part.

  Public Offering and Separation Agreement. The Company and Torchmark have agreed in principle to a public offering and separation agreement (the "Separation Agreement") setting forth the parties' agreements with respect to the Offering, the Spin-Off, and certain relationships of the parties prior to and following the Offering.

  The Separation Agreement provides for certain conditions precedent to the parties obligation to consummate the Offering, including, that as of the date of the Offering, a subsidiary of Torchmark must control (within the meaning of
(S) 355 of the Code) the Company, all other conditions to permit the Spin-Off to qualify as a tax-free distribution to Torchmark, and the shareholders of Torchmark Corporation must, to the extent applicable as of the time of the Offering, be satisfied, and there must be no event or condition that is likely to cause any of the foregoing not to be satisfied as of the time of the Spin-Off. Among other conditions, the Board of Directors of Torchmark Corporation must also have determined that the terms of the Offering are acceptable to Torchmark. Subject to the satisfaction of certain conditions, Torchmark has agreed to effect the Spin-Off as promptly as practicable after October 1, 1998. The Company and Torchmark have agreed that the Board of Directors of Torchmark Corporation will have the sole discretion to determine whether to waive any stated condition. The Spin-Off is conditioned upon, among other things, the receipt of a private letter ruling from the Internal Revenue Service that the Spin-Off will qualify as a tax-free distribution for Federal income tax purposes under (S) 355 of the Code, which ruling must be in form and substance satisfactory to Torchmark in its sole
discretion. The Spin-Off is also conditioned upon the absence of, since      ,
1997, any material adverse change with respect to the business or financial condition of Torchmark or any other event or development which the Board of Directors of Torchmark Corporation determines, in its sole discretion, makes the Spin-Off not in the best interest of Torchmark and its stockholders. The Company has agreed that if the Spin-Off does not occur on or before March 31, 1999, Torchmark will have the right to cause the Company to use its best efforts to register the shares of Class A Common Stock and Class B Common Stock held by Torchmark for resale under the Securities Act, subject to certain conditions and limitations. The Company has also agreed that if it files a registration statement for the sale of securities (except with respect to registration statements on Form S-4 or Form S-8 or another form available for registration of securities other than to the public) before December 31, 2002, Torchmark may, subject to certain conditions and limitations, include in such registration statement shares of Class A Common Stock and Class B Common Stock held by Torchmark.

  Under the Separation Agreement, each of Torchmark Corporation and the Company will indemnify the other in the event of certain liabilities, including, liabilities arising under the Securities Act or the Exchange Act. Additionally, each of the Company and Torchmark Corporation have agreed to indemnify the other for certain liabilities relating to (i) their respective businesses, (ii) any individual employed by such company or its affiliates on the date the Offering is completed, except to the extent such person was acting solely as an officer, director, or employee of the other company or the other company's affiliates, or (iii) any authorized accountants, counsel, or other designated representative of the company or any of the company's affiliates, in each case, whether relating to or arising out of occurrences prior to, on, or after the date the Offering is completed. The Separation Agreement also provides that the Company will indemnify Torchmark for tax liabilities with respect to the Spin-Off that result from certain errors and omissions in written statements that the Company has furnished or will furnish to Torchmark in connection with this Registration Statement or the private letter ruling request and related supplements to be filed with the Internal Revenue Service regarding the Spin-Off.

  Torchmark and the Company have agreed to continue joint coverage under certain insurance policies following the Offering until the earlier of the renewal date of the relevant policies or the date of the Spin-Off.

  The Company has agreed that between the date the Offering is completed and the date of the Spin-Off, the Company will not issue any shares of stock or enter into a binding obligation to do so if the effect would be that Torchmark would not control the Company within the meaning of (S) 355 of the Code.

  Tax Disaffiliation Agreement. The Company and Torchmark have entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") providing for the allocation of responsibility between the Company and its subsidiaries (the "Company Group") and Torchmark and its affiliates other than the Company and its subsidiaries (the "Torchmark Group") for (i) the filing of tax returns, (ii) tax liabilities for taxable periods, before and after the Offering, (iii) the conduct of tax audits and the handling of tax controversies, and (iv) various related matters. Under the Tax Disaffiliation Agreement, the Company will be responsible for, and will hold each member of the Torchmark Group harmless on an after tax basis against, any liability for taxes attributable to any member of the Company Group with respect to periods before and after the Offering other than tax liabilities, if any, with respect to the Offering (including the recognition of certain deferred intercompany gains at the close of the Offering), the Spin-Off, the distributions of the stock of Waddell & Reed Asset Management Company, a wholly owned subsidiary of Torchmark ("WRAMCO") by certain members of the

Company Group and the Torchmark Group on September 30, 1997 (the "WRAMCO Spin-Off") and certain other transactions (collectively, the "Restructuring Transactions"). However, the Company will be responsible for any tax liability of the Company Group or the Torchmark Group with respect to a Restructuring Transaction caused by or resulting from a breach by any member of the Company Group of certain agreements made in the Tax Disaffiliation Agreement or certain of the representations, warranties, or agreements set forth in the private letter ruling request and supplements filed with the Internal Revenue Service with respect to the Spin-Off, but only to the extent that the Torchmark Group in the aggregate is liable for more taxes than it would have been had such breach not occurred. In the event that such tax liabilities with respect to a Restructuring Transaction were to become payable by the Company, such payment could have a material adverse effect on the Company. The Company will be entitled to any tax refund that is attributable to both an entity and a taxable year or period for which the Company has tax liability under the Tax Disaffiliation Agreement. No member of the Company Group may carry back any net operating loss from a tax period after the Offering to a tax period before the Offering. Members of the Company Group may carry back any credit or other tax attribute attributable to a member of the Company Group from a tax period after the Offering to a tax period before the Offering and receive a payment related to the associated tax benefit, unless such carry back results in a material detriment to any member of the Torchmark Group. Torchmark has full responsibility and discretion to file tax returns for periods during which the Company Group and the Torchmark Group are included in the same consolidated group for federal income tax purposes or the same consolidated, combined, or unitary returns for state, local, or foreign tax purposes.

  Subadvisory Investment Management Agreements. Prior to the date of the Offering, the Company, through a wholly owned subsidiary, has provided subadvisory services to WRAMCO, to support WRAMCO's investment advisory services to pension funds and to Torchmark. Pursuant to a Subadvisory Investment Management Agreement, a subsidiary of the Company will continue to provide investment advisory services to WRAMCO to support WRAMCO's advisory services provided to its pension fund clients. The Company will receive an advisory fee based on a percentage of net assets, with such percentage believed to approximate market. Through a separate Subadvisory Investment Management Agreement, the Company will continue to provide certain investment advisory services to WRAMCO to support WRAMCO's advisory services provided to Torchmark. Such advisory services will be limited to advice relating to the management of high yield portfolio investments, emerging market investments, and certain other types of investments, and the advisory fee will be based on a percentage of net assets, with such percentage believed to approximate market. These agreements expire on October 1, 1998.

  Other Services. Prior to the Offering, the Company provided certain services to WRAMCO. The Company will continue to provide certain services to WRAMCO, including, among others, data processing services and mail services. The Company will receive payment for such services based on the costs actually incurred on a time and materials basis. In addition, the Company will provide certain maintenance services pursuant to a Maintenance Agreement with TMK Income Properties, L.P. a partnership in which Torchmark holds a majority interest.

  Agent Agreements. The Company will continue to have the right to distribute variable annuities and life insurance products, Medicare supplement, and long term care insurance underwritten by Torchmark. The current General Agent Contract (relating to variable annuities and life insurance products) and the current Independent Agent Contract (relating to Medicare supplement and long term care insurance) between such parties entered into prior to the Offering will each be extended through December 31, 1998 on their current terms.

  Other. As of September 30, 1997, TMK Income Properties, L.P. owed the Company approximately $723,000 pursuant to a promissory note bearing interest at a rate of 8% per annum with a maturity date of December 31, 2002.

  For a description of certain other transactions with Torchmark, see Note 6 of Notes to Consolidated Financial Statements.

  Any future material transactions between the Company and Torchmark and its affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis and would be approved by a majority of the Company's independent and disinterested directors. The Company's

Board of Directors will be advised in advance of any such proposed transactions that are material to the Company and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under state law. Depending on the nature and size of the particular transaction, in any such review the Board may rely on management's knowledge, utilize outside experts or consultants, secure appraisals, refer to industry statistics or prices or take such other actions as are appropriate under the circumstances. The Certificate of Incorporation contains provisions that address certain potential conflicts of interest between Torchmark and the Company. See "Description of Capital Stock-- Certificate of Incorporation and Bylaw Provisions--Corporate Opportunity and Conflicts of Interest Policy."

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of   shares of Class A
Common Stock,   shares of Class B Common Stock, and   shares of Preferred
Stock. No Preferred Stock is outstanding as of the date of this Prospectus. Of
the   shares of Class A Common Stock authorized,     shares will be
outstanding and held by Torchmark upon consummation of the Offering and
shares are being offered in the Offering (    shares if the Underwriters'
over-allotment option is exercised in full), and   shares have been reserved
for issuance pursuant to certain employee benefits plans. See "Management--
Compensation, Benefits, and Retirement Plans." Of the   shares of Class B
Common Stock authorized,   will be outstanding and held by Torchmark upon
consummation of the Offering. The following summary description of the capital stock of the Company is qualified by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement.

COMMON STOCK

  Voting Rights. The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are
entitled to   votes per share on all matters to be voted on by stockholders and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Company's Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. Amendments to the Company's Certificate of Incorporation that would alter or change the powers, preferences, or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to the Company's Certificate of Incorporation to increase the authorized shares of any class or classes of stock will be deemed not to affect adversely the powers, preferences, or special rights of the Class A Common Stock or Class B Common Stock.

  Dividends. Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and (ii) shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

  Other Rights. On liquidation, dissolution, or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. Upon consummation of the Offering, all the outstanding shares of Class A Common Stock and Class B Common Stock will be validly issued, fully paid, and nonassessable.

  Preferred Stock. As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the designations, powers, preferences, and rights of such series, and its qualifications, limitations, and restrictions, including, without limitation, (i) the designation of the series; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;
(iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company; (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; and (ix) the voting rights, if any, of the holders of shares of such series.

  The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The New York Stock Exchange, Inc. (the "NYSE") currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

  Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer, or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATION STATUTE

  As a corporation organized under the laws of the State of Delaware, the Company will be subject to (S) 203 of the DGCL, which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or its affiliates or associates for a period of three years following the time that the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in any person becoming an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company); or (iii) at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Because Torchmark became an interested stockholder at a time when the restrictions did not apply, the restrictions will not apply to any business combination with Torchmark.

  Under certain circumstances, (S) 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under (S) 203. The Certificate of Incorporation of the Company does not exclude the Company from the restrictions imposed under (S) 203 of the DGCL. It is anticipated that the provisions of (S) 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

  The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which will be filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  Certain of the provisions of the Certificate of Incorporation and Bylaws discussed below may have the effect, either alone or in combination with the provisions of (S) 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest, or other takeover attempt that is opposed by the Board of Directors but that a stockholder might consider to be in such stockholder's best interest. Those provisions include (i) the classification of the Company's Board of Directors; (ii) restrictions on the rights of stockholders to remove or elect directors; and (iii) prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See "--Corporate Opportunity and Conflict of Interest Policies."

 Classified Board; Number of Directors; Removal; Filling Vacancies

  The Certificate of Incorporation and Bylaws of the Company provide that the Board of Directors--except for directors who may be elected by the holders of Preferred Stock--will be divided into three classes of directors, initially with four directors in two of the classes and two directors in the third class. See "Management--Directors and Executive Officers." One class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001. Each director is to hold office until his or her successor is duly elected and qualified. Commencing with the 1999 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

  The Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than 15 nor less than seven directors. The Certificate of Incorporation also provides that, subject to any rights of holders of Preferred Stock or any other series or class of stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder's own nominees.

  The Certificate of Incorporation and Bylaws of the Company provide that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, effective as of the date on which Torchmark beneficially owns less than a majority of the Voting Stock (as defined below) (the "Trigger Date"), directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

  The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Board of Directors, the classification of the Board of Directors could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

 No Stockholder Action By Written Consent; Special Meetings

  The Certificate of Incorporation and Bylaws provide that, effective as of the Trigger Date, and subject to the rights of any holders of Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and stockholder action may not be taken by written consent in lieu of a meeting. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Effective as of the Trigger Date, stockholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

  The provisions of the Certificate of Incorporation and Bylaws of the Company prohibiting stockholder action by written consent and permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

 Liability of Directors; Indemnification

  The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase in violation of (S) 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of such provision will not adversely affect any right or protection of a director existing under such provision for any act or omission occurring prior to such amendment or repeal.

  The Bylaws provide that the Company will indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or proceeding because he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, or other enterprise. The Bylaws provide that this indemnification will be from and against expenses, judgments, fines, and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company.

 Corporate Opportunity and Conflict of Interest Policies

  In order to address certain potential conflicts of interest between the Company and Torchmark, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of the Company as they may involve Torchmark and its subsidiaries (other than the Company and its subsidiaries) and their respective officers and directors, and the powers, rights, duties, and liabilities of the Company and its subsidiaries and their respective officers, directors, and stockholders in connection therewith. In general, these provisions recognize that the Company and Torchmark may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities and that the Company and Torchmark will continue to have contractual and business relations with each other (including service of officers and directors of Torchmark as directors of the Company). See "Management--Directors and Executive Officers."

  For purposes of these provisions, the terms "Company" and "Torchmark" include their subsidiaries and other entities in which they respectively beneficially own, directly or indirectly, 50% or more of the outstanding voting securities or interests (except that "Torchmark" does not include the Company and its subsidiaries and such other entities), and, in the case of Torchmark, all successors to Torchmark by way of merger, consolidation, or sale of all or substantially all its assets.

  The Certificate of Incorporation provides that any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company will be deemed to have notice of and to have consented to these provisions.

  Before the Trigger Date, the affirmative vote of the holders of more than 80% of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend, or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of Torchmark. After the Trigger Date, the conflict of interest and corporate opportunity provisions will terminate.

  Corporate Opportunity Policy. The Certificate of Incorporation provides that, except as Torchmark may otherwise agree in writing, Torchmark will have the right (i) to engage in the same or similar business activities or lines of business as the Company; (ii) to do business with any potential or actual client, customer, or supplier of the Company; and (iii) to employ or engage any officer or employee of the Company. Neither Torchmark nor any officer or director of Torchmark will be liable to the Company or its stockholders for breach of any fiduciary duty by reason of these activities.

  If Torchmark acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Torchmark and the Company, Torchmark will have no duty to communicate that opportunity to the Company. Furthermore, Torchmark will not be liable to the Company or its stockholders because Torchmark pursues or acquires such corporate opportunity for itself, directs that corporate opportunity to another person or entity, or does not present that corporate opportunity to the Company.

  If a director or officer of the Company who is also a director or officer of Torchmark acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Torchmark, the Certificate of Incorporation requires that the director or officer of the Company act in good faith in accordance with the following three-part policy, and a director or officer so acting will be deemed to have acted reasonably and in good faith and fully to have satisfied his or her duties of loyalty and fiduciary duties to the Company and its stockholders with respect to such opportunity.

  First, a corporate opportunity offered to any person who is a director but not an officer of the Company and who is also an officer (whether or not a director) of Torchmark will belong to Torchmark, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of the Company, in which case the opportunity will belong to the Company.

  Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of the Company and who is also a director but not an officer of Torchmark will belong to the Company, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of Torchmark, in which case the opportunity will belong to Torchmark.

  Third, a corporate opportunity offered to any other person who is either an officer of both the Company and Torchmark or a director of both the Company and Torchmark will belong to Torchmark or to the Company, as the case may be, if the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of Torchmark or of the Company, respectively. Otherwise, the opportunity will belong to Torchmark.

  Under the Certificate of Incorporation, any corporate opportunity that belongs to Torchmark or to the Company pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until Torchmark or the Company, as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

  A director or officer of the Company who acts in accordance with the foregoing three-part policy (i) will be deemed fully to have satisfied his or her fiduciary duties to the Company and its stockholders with respect to such corporate opportunity; (ii) will not be liable to the Company or its stockholders for any breach of fiduciary duty by reason of the fact that Torchmark pursues or acquires such opportunity for itself or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to the Company; (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the Company; and (iv) will be deemed not to have breached his or her duty of loyalty to the Company or its stockholders and not to have derived an improper benefit therefrom.

  Under the Certificate of Incorporation, "corporate opportunities" potentially allocable to the Company consist of business opportunities that
(i) the Company is financially able to undertake; (ii) are, from their nature, in the Company's line or lines of business and are of practical advantage to the Company; and (iii) are ones in which the Company has an interest or reasonable expectancy. In addition, "corporate opportunities" do not include transactions in which the Company or Torchmark is permitted to participate pursuant to any agreement between the Company and Torchmark that is in effect as of the time any equity security of the Company is held of record by any person other than Torchmark or subsequently entered into with the approval of the members of the Board of Directors.

  For purposes of these corporate-opportunity provisions, a director of the Company who is chairman of the Board of Directors (or a committee thereof) or chief executive officer will not be deemed to be an officer of the Company by reason of holding such position, unless such person is a full-time employee of the Company.

  Conflict of Interests Policy. The Certificate of Incorporation provides that no contract, agreement, arrangement, or transaction between the Company and Torchmark or any customer or supplier or any entity in which a director of the Company has a financial interest (a "Related Entity"), or between the Company and one or more of the directors or officers of the Company, Torchmark, or any Related Entity; any amendment, modification, or termination thereof; or any waiver of any right thereunder, will be voidable solely because Torchmark or such customer or supplier, any Related Entity, or any one or more of the officers or directors of the Company, Torchmark, or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the contract, agreement, arrangement, transaction, amendment, modification, termination, or waiver (each, a "Transaction") or solely because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and Torchmark, the Related Entity, and the directors and officers of the Company, Torchmark, or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to the Company and its stockholders with respect to such Transaction if any of the following four requirements are met:

    (i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

    (ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by Torchmark or such Related Entity, voting together as a single class;

    (iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding Voting Stock not owned by Torchmark or such Related Entity, voting together as a single class; or

    (iv) the Transaction is fair to the Company as of the time it is approved by the Board of Directors, a committee thereof or the stockholders of the Company.

  The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii), or (iii) above, will be deemed to be entirely fair to the Company and its stockholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to the Company and its stockholders. In addition, the Certificate of Incorporation provides that Torchmark will not be liable to the Company or its stockholders for breach of any fiduciary duty that Torchmark may have as a stockholder of the Company by reason of the fact that Torchmark takes any action in connection with any transaction between Torchmark and the Company.

LISTING

  The Company intends to apply for the listing of the Class A Common Stock on the New York Stock Exchange under the symbol WDR.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Before the Offering, there has been no market for the Common Stock of the Company. Future sales or distributions of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Torchmark has advised the Company that it intends to effect the Spin-Off, subject to conditions. See "Certain Transactions--Relationship with Torchmark--Spin-Off."

  Upon completion of the Offering, the Company will have   shares of Class A
Common Stock issued and outstanding (     Shares of Class A Common Stock if
the Underwriters' over-allotment option is exercised in full) and   shares of
Class B Common Stock issued and outstanding. All of the shares of Class A Common Stock to be sold in the Offering will be freely tradable without restrictions, or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 (an "Affiliate")) will be subject to the resale limitations of Rule
144. None of the outstanding shares of Common Stock owned by Torchmark has been registered under the Securities Act, and may be sold only pursuant to an effective registration statement under the Securities Act or in accordance with Rule 144 or another exemption from registration ("Restricted Shares").

  The Restricted Shares will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and will be eligible for sale in the open market after the Offering subject to the Lock-Up Agreement and applicable requirements of Rule 144 described below. For as long as Torchmark is able to cause a majority of the Company's Board of Directors to be elected, it will be able to require the Company at any time to register under the Securities Act all or a portion of the Common Stock owned by it, in which event such shares could be sold publicly upon the effectiveness of any such registration without restriction. In addition, under the Affiliate Agreements, Torchmark will have the right to require the Company to use its best efforts to register for sale its shares of Common Stock and to include such shares of Common Stock in certain registration statements. See "Certain Transactions--Relationship with Torchmark."

  In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed between the later of the date on which "restricted shares" (as that phrase is defined in Rule 144) were acquired from the Company and the date on which they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of
(i) one percent of the then outstanding shares of the Common Stock or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales, and the availability of current public information concerning the Company. Because Torchmark will be deemed to have held its shares of Common Stock for more than one year, Torchmark will be able to sell its shares of Common Stock in the public markets without registration immediately upon expiration of the Lock-Up Agreement, subject to the foregoing volume limits. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which restricted shares were acquired from the Company and the date on which they were acquired from an Affiliate, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above. The foregoing description of Rule 144 is not intended to be complete, and Rule 144 in its entirety should be referred to.

  Sales of significant amounts of the Class A Common Stock or Class B Common Stock, or the perception that such sales could occur, could have an adverse effect on the market price of the Class A Common Stock. Each of the Company and Torchmark have agreed that during the period beginning on the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell, or otherwise dispose of any shares of Class A Common Stock or Class B Common Stock (other than pursuant to employee benefit plans existing, or on conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus or as payment for acquisitions by the Company) without the prior written consent of Morgan Stanley & Co. Incorporated, except for the shares of Class A Common Stock offered in connection with the Offering. See "Underwriters."

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States Federal income and estate tax considerations with respect to the ownership and disposition of Class A Common Stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state; (iii) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or
(iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. This discussion is based on current law, which is subject to change (possibly with retroactive effect), and is for general information only. This discussion does not address all aspects of income and estate taxation or any aspects of state, local or non-United States taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including certain U.S. expatriates). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

DIVIDENDS

  In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are either
(i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or (ii) if certain income tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder. Dividends effectively connected with such a United States trade or business or attributable to such a United States permanent establishment generally will not be subject to United States withholding tax if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form 4224, with the payor of the dividend, and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective Treasury Regulations (the "Current Regulations"), dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary. Under Treasury Regulations issued on October 6, 1997 (the "Final Regulations"), generally effective for payments made after December 31, 1998, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

GAIN OR SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK

  In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Class A Common Stock unless (i) the gain either is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, if certain income tax treaties apply, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder (and, in either case, the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation); (ii) the Non-U.S. Holder is an individual who holds shares of Class A Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met; or (iii) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States Federal income tax purposes (which the Company does not believe that it has been, currently is, or will become) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC at any time during this period, gains realized upon a disposition of Class A Common Stock by a Non-U.S. Holder that did not directly or indirectly own more than 5% of the Class A Common Stock during this period generally would not be subject to United States Federal income tax, provided that the Class A Common Stock is regularly traded on an established securities market.

ESTATE TAX

  Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States Federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States Federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING, AND OTHER REPORTING REQUIREMENTS

  The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

  Under the Current Regulations, United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above under "Dividends") generally will not apply to dividends paid on Class A Common Stock to a Non-U.S. holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Class A Common Stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

  Under the Current Regulations, the payment of proceeds from the disposition of Class A Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Class A Common Stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of Class A Common Stock paid to or through a non-U.S. office of a broker that is (i) a United States person; (ii) a "controlled foreign corporation" for United States Federal income tax purposes; or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary).

  Under the Final Regulations, the payment of dividends or the payment of proceeds from the disposition of Class A Common Stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such recipient satisfies applicable certification requirements or otherwise establishes an exemption.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States Federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated is acting as U.S. Representative, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited is acting as International Representative, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Class A Common Stock set forth opposite the names of such Underwriters below:

                                                                       NUMBER OF
        NAME                                                            SHARES
        ----                                                           ---------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated...................................
                                                                         ----
    Subtotal..........................................................
International Underwriters:
  Morgan Stanley & Co. International Limited..........................
                                                                         ----
    Subtotal..........................................................
                                                                         ----
      Total...........................................................
                                                                         ====

  The U.S. Underwriters and the International Underwriters, and the U.S. Representative and the International Representative are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions (i) it is not purchasing any Shares (as defined below,) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions (i) it is not purchasing any Shares for the account of any United States or Canadian person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between the U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing, or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person). All shares of Class A Common Stock to be purchased by the Underwriters are referred to herein as the "Shares."

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold will be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be lawfully issued or passed on.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the Shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess
of $   per share under the public offering price. Any Underwriter may allow,
and such dealers may reallow, a concession not in excess of $   per share to
other Underwriters or to certain other dealers. After the initial offering of the Shares, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Class A Common Stock at the price to public set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

  The Underwriters have informed the Company that they do not intend for sales to discretionary accounts to exceed five percent of the aggregate number of shares of Class A Common Stock offered by them.

  The Company will apply to have the Class A Common Stock listed on the New York Stock Exchange under the symbol "WDR."

  Each of the Company and Torchmark has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock whether any such transaction described in clause (i) or (ii) above is settled by delivery of Class A Common Stock, or such other securities, in cash, or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of Shares to the Underwriters, (y) the issuance by the Company of shares of Class A Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, or (z) transactions by any person other than the Company or Torchmark relating to shares of Class A Common Stock or other securities acquired in open market transactions after the completion of the Offering. The restriction on the Company and Torchmark is subject to exceptions for the issuance of Class A Common Stock pursuant to employee benefit plans and as payment for acquisitions by the Company.

  In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Class A Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Stock in the Offering, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to Torchmark Corporation and the Company.

  Torchmark, the Company, and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

DIRECTED SHARE PROGRAM

  At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to    shares of the Class A Common Stock
offered hereby for directors, officers, employees, business associates, and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

PRICING OF THE OFFERING

  Prior to the Offering, there has been no public market for the Class A Common Stock. The initial public offering price will be determined by negotiations between Torchmark and the Company on the one hand and the U.S. Representative on the other hand. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings, and certain other financial operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas. Certain legal matters in connection with the sale of shares of Class A Common Stock in the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements of the Company as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (as amended from time to time and together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Class A Common Stock to be sold in the Offering. This Prospectus constitutes a part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respect by such reference. For further information regarding the Company and the Class A Common Stock, reference is hereby made to the Registration Statement, a copy of which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

  The Registration Statement, and the reports and other information to be filed by the Company with the Commission following the Offering in accordance with the Exchange Act, can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Commission's website, http//www.sec.gov, and from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                                  APPENDIX I

FUND SUMMARY

  For the United Funds and TMK/United Funds, the total management fee for each Fund is the sum of (i) a fee computed on a Fund's net asset value as of the close of business on each business day at an annual rate specified in the respective Investment Management Agreements (the "Specific Fee") and (ii) a fee computed each day on the combined net asset values of all Funds in the group of Funds of which the particular Fund is a member (the "Group Fee"). The Group Fee rate for the United Funds is computed each day on the basis of the combined net asset value of all of the United Funds at annual rates of .51% of the first $750 million of the United Funds' net asset values declining to .36% of the United Funds' net asset values in excess of $12 billion. The Group Fee rate for TMK/United Funds is computed each day on the basis of the combined net asset value of all the series at annual rates of .51% of the first $750 million of the TMK/United Funds' net asset value declining to .45% of the TMK/United Funds' net asset value in excess of $2.25 billion. For the series of W&R Funds, the total management fee is the Specific Fee computed daily on each series' net assets value at the annual rate shown in the table set forth below.

  The following table sets forth, for each mutual fund or portfolio within the Funds, the date that shares in such Fund were first offered to the public, the net assets of such Fund as of September 30, 1997, a description of the Funds' investment objectives, and the Specific Fee for each Fund.

                                       NET ASSETS                                 SPECIFIC FEE
                           FIRST  AT SEPTEMBER 30, 1997                           AS A FRACTION
FUND/PORTFOLIO NAME       OFFERED (DOLLARS IN MILLIONS)    DESCRIPTION OF FUND        OF 1%
-------------------       ------- --------------------- ------------------------- -------------
UNITED FUNDS
United Asset Strategy      1995          $   29         Seeks high total return        .30
 Fund, Inc.                                             over the long term by
                                                        allocating its assets
                                                        among stocks, bonds and
                                                        short-term instruments.
United Cash Management,    1979          $  493         Seeks to maximize current     None
 Inc.                                                   income to the extent
                                                        consistent with stability
                                                        of principal by investing
                                                        in money market
                                                        instruments.
United Continental         1970          $  573         Seeks to provide current       .15
 Income                                                 income to the extent that
 Fund, Inc.                                             market and economic
                                                        conditions permit with a
                                                        secondary objective of
                                                        seeking long-term
                                                        appreciation of capital.
United Bond Fund           1964          $  521         Seeks to achieve a             .03
                                                        reasonable return with
                                                        more emphasis on
                                                        preservation of capital.
United Income Fund         1940          $6,613         Seeks maintenance of           .15
                                                        current income, subject
                                                        to market conditions with
                                                        a secondary goal of
                                                        capital growth.
United Accumulative Fund   1940          $1,594         Seeks capital growth,          .15
                                                        with a secondary
                                                        objective of current
                                                        income.

                                       NET ASSETS                                 SPECIFIC FEE
                           FIRST  AT SEPTEMBER 30, 1997                           AS A FRACTION
FUND/PORTFOLIO NAME       OFFERED (DOLLARS IN MILLIONS)    DESCRIPTION OF FUND        OF 1%
-------------------       ------- --------------------- ------------------------- -------------
United Science and         1950          $1,084         Seeks long-term capital        .20
 Technology Fund                                        growth through a
                                                        portfolio emphasizing
                                                        science and technology
                                                        securities.
United Gold & Government   1985          $   22         Seeks high total return        .30
 Fund, Inc.                                             through investing in
                                                        precious metals, mineral-
                                                        related securities and
                                                        gold, silver and platinum
                                                        during periods of actual
                                                        or expected inflation or
                                                        when the environment for
                                                        investments in precious
                                                        metals appears to be
                                                        favorable, and U.S.
                                                        Government securities
                                                        during periods of actual
                                                        or expected disinflation
                                                        or low inflation.
United Government          1982          $  129         Seeks high current income     None
 Securities Fund, Inc.                                  consistent with safety of
                                                        principal.
United High Income Fund,   1979          $1,069         Seeks a high level of          .15
 Inc.                                                   current income, with a
                                                        secondary objective of
                                                        seeking capital growth
                                                        when consistent with its
                                                        primary objective.
United High Income Fund    1986          $  409         Seeks a high level of          .15
 II, Inc.                                               current income, with a
                                                        secondary objective of
                                                        seeking capital growth
                                                        when consistent with its
                                                        primary objective.
United International       1970          $1,073         Seeks long-term capital        .30
 Growth Fund, Inc.                                      appreciation, with a
                                                        secondary objective of
                                                        realization of income, by
                                                        investing in securities
                                                        issued by companies or
                                                        governments of any
                                                        nation.
United Municipal Bond      1976          $  994         Seeks income that is not       .03
 Fund, Inc.                                             subject to Federal income
                                                        taxation by investing
                                                        principally in tax-exempt
                                                        municipal bonds.
United Municipal High      1986          $  474         Seeks a high level of          .10
 Income Fund, Inc.                                      income that is not
                                                        subject to Federal income
                                                        taxation by investing
                                                        principally in medium and
                                                        lower quality tax-exempt
                                                        municipal bonds.

                                     NET ASSETS                                 SPECIFIC FEE
                         FIRST  AT SEPTEMBER 30, 1997                           AS A FRACTION
FUND/PORTFOLIO NAME     OFFERED (DOLLARS IN MILLIONS)    DESCRIPTION OF FUND        OF 1%
-------------------     ------- --------------------- ------------------------- -------------
United New Concepts      1983          $  675         Seeks capital growth by        .35
 Fund, Inc.                                           investing in securities
                                                      issued by relatively new
                                                      or unseasoned companies,
                                                      companies in the early
                                                      stages of development or
                                                      smaller companies in new
                                                      and emerging industries
                                                      with above average
                                                      opportunity for growth.
United Retirement        1972          $  753         Seeks the highest long-        .15
 Shares, Inc.                                         term total return
                                                      consistent with
                                                      reasonable safety of
                                                      capital.
United Vanguard Fund,    1969          $1,483         Seeks capital                  .30
 Inc.                                                 appreciation through
                                                      diversified holdings of
                                                      securities issued
                                                      primarily by companies
                                                      that have appreciation
                                                      possibilities and through
                                                      proper timing of
                                                      purchases and sales of
                                                      securities.
WADDELL & REED FUNDS,
 INC.
Total Return Fund        1992          $  411         Seeks current income and       .71
                                                      capital growth by
                                                      investing in securities
                                                      issued by companies that
                                                      have a record of paying
                                                      regular dividends on
                                                      common stock or have the
                                                      potential for capital
                                                      appreciation.
Growth Fund              1992          $  261         Seeks capital                  .81
                                                      appreciation by investing
                                                      principally in securities
                                                      issued by companies that
                                                      offer above-average
                                                      growth potential,
                                                      including relatively new
                                                      or unseasoned companies.
Limited-Term Bond Fund   1992          $   18         Seeks a high level of          .56
                                                      current income consistent
                                                      with preservation of
                                                      capital by investing
                                                      primarily in debt
                                                      securities issued or
                                                      guaranteed by the U.S.
                                                      government or its
                                                      agencies or
                                                      instrumentalities and
                                                      maintaining a dollar-
                                                      weighted average maturity
                                                      of the portfolio of two
                                                      to five years.

                                     NET ASSETS                                 SPECIFIC FEE
                         FIRST  AT SEPTEMBER 30, 1997                           AS A FRACTION
FUND/PORTFOLIO NAME     OFFERED (DOLLARS IN MILLIONS)    DESCRIPTION OF FUND        OF 1%
-------------------     ------- --------------------- ------------------------- -------------
Municipal Bond Fund      1992           $ 38          Seeks income that is not       .56
                                                      subject to Federal income
                                                      taxation by investing
                                                      primarily in municipal
                                                      bonds.
International Growth     1992           $ 73          Seeks long-term                .81
 Fund                                                 appreciation, with a
                                                      secondary goal of
                                                      realization of income, by
                                                      investing in securities
                                                      issued by companies or
                                                      governments of any
                                                      nation.
Asset Strategy Fund      1995           $ 16          Seeks high total return        .81
                                                      over the long term by
                                                      allocating assets among
                                                      stocks, bonds and short-
                                                      term instruments.
Science and Technology   1997           $  2          Seeks long-term capital        .71
 Fund                                                 growth through a
                                                      portfolio emphasizing
                                                      science and technology
                                                      securities.
High Income Fund         1997           $  3          Seeks a high level of          .66
                                                      current income, with a
                                                      secondary objective of
                                                      seeking capital growth
                                                      when consistent with its
                                                      primary objective.
TMK/UNITED FUNDS, INC.
Money Market Portfolio   1987           $ 43          Seeks maximum current         None
                                                      income consistent with
                                                      stability of principal by
                                                      investing in money market
                                                      securities.
Bond Portfolio           1987           $ 96          Seeks current income with      .03
                                                      an emphasis on
                                                      preservation of capital.
High Income Portfolio    1987           $114          Seeks high current             .15
                                                      income, with a secondary
                                                      goal of capital growth.
Growth Portfolio         1987           $645          Seeks capital growth with      .20
                                                      current income as a
                                                      secondary objective.
Income Portfolio         1991           $634          Seeks maintenance of           .20
                                                      current income, subject
                                                      to market conditions with
                                                      a secondary goal of
                                                      capital growth.

                                       NET ASSETS                                 SPECIFIC FEE
                           FIRST  AT SEPTEMBER 30, 1997                           AS A FRACTION
FUND/PORTFOLIO NAME       OFFERED (DOLLARS IN MILLIONS)    DESCRIPTION OF FUND        OF 1%
-------------------       ------- --------------------- ------------------------- -------------
International Portfolio    1994           $113          Seeks long-term                .30
                                                        appreciation of capital,
                                                        with current income as a
                                                        secondary objective by
                                                        investing principally in
                                                        securities issued by
                                                        companies or governments
                                                        of any nation.
Small Cap Portfolio        1994           $142          Seeks capital growth by        .35
                                                        investing primarily in
                                                        securities issued by
                                                        relatively new or
                                                        unseasoned companies,
                                                        companies in their early
                                                        stages of development or
                                                        smaller companies
                                                        positioned in new and
                                                        emerging industries with
                                                        above average opportunity
                                                        for rapid growth.
Balanced Portfolio         1994           $ 62          Seeks current income with      .10
                                                        a secondary goal of long-
                                                        term appreciation of
                                                        capital.
Limited-Term Bond          1994           $  4          Seeks a high level of          .05
 Portfolio                                              current income consistent
                                                        with preservation of
                                                        capital by investing
                                                        primarily in debt
                                                        securities of investment
                                                        grade and maintaining a
                                                        dollar weighted average
                                                        maturity of the portfolio
                                                        of two to five years.
Asset Strategy Portfolio   1995           $ 10          Seeks high total return        .30
                                                        over the long term by
                                                        allocating its assets
                                                        among stocks, bonds and
                                                        short-term instruments.
Science and Technology     1997           $  8          Seeks long-term capital        .20
 Portfolio                                              growth through a
                                                        portfolio emphasizing
                                                        science and technology
                                                        securities.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                  PAGE
                                                                                                  ----
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF WADDELL & REED FINANCIAL, INC. AND SUBSIDIARY
Consolidated Balance Sheets as of December 31, 1996 and September 30, 1997 (unaudited).........    F-2
Consolidated Statements of Income for the nine month periods ended September 30, 1996 and 1997
 (unaudited)...................................................................................    F-3
Consolidated Statements of Common Shareholders' Equity for the nine month period ended
 September 30, 1997 (unaudited)................................................................    F-4
Consolidated Statements of Cash Flows for the nine month periods ended September 30, 1996 and
 1997 (unaudited)..............................................................................    F-5
Notes to Unaudited Consolidated Financial Statement............................................    F-6
CONSOLIDATED FINANCIAL STATEMENTS OF WADDELL & REED FINANCIAL, INC. AND SUBSIDIARY
Independent Auditors' Report...................................................................    F-8
Consolidated Balance Sheets as of December 31, 1995 and 1996...................................    F-9
Consolidated Statements of Income for the years ended December 31, 1994, 1995 and 1996.........    F-10
Consolidated Statements of Common Shareholder's Equity for the years ended December 31, 1994,
 1995 and 1996.................................................................................    F-11
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996.....    F-12
Notes to Consolidated Financial Statements.....................................................    F-13

                         WADDELL & REED FINANCIAL, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
                                                           (IN THOUSANDS)
                       ASSETS
  Cash and cash equivalents.........................   $ 59,003       43,979
  Investments securities, available-for-sale........     19,980       19,071
  Receivables:
   United Funds and W&R Funds.......................      3,579        4,305
   Customers and other..............................     11,986       13,161
  Due from affiliates (note 2)......................        364        5,420
  Income taxes receivable...........................        --         1,336
  Deferred income taxes.............................        120        1,640
  Prepaid expenses and other current assets.........      2,151        2,027
                                                       --------      -------
    Total current assets............................     97,183       90,939
  Due from affiliates...............................    124,133      127,046
  Property and equipment, net.......................     10,392       11,028
  Investment in real estate, net....................     17,092          --
  Investment in real estate partnership.............        --        17,567
  Deferred sales commissions, net...................     10,439       11,683
  Goodwill (net of accumulated amortization of
   $14,575 and $16,752).............................    101,734       99,557
  Other assets......................................      8,329          720
                                                       --------      -------
    Total assets....................................   $369,302      358,540
                                                       ========      =======
        LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Current liabilities:
  Accounts payable..................................   $ 24,832       27,479
  Due to affiliates (note 2)........................      2,428        1,194
  Accrued salesforce compensation...................      9,007        7,663
  Income taxes payable..............................     18,249        5,000
  Other current liabilities.........................      8,146        7,526
                                                       --------      -------
    Total current liabilities.......................     62,662       48,862
  Due to affiliates.................................    124,133      127,046
  Deferred income taxes.............................        947        2,259
  Accrued pensions and post-retirement costs........      7,938        9,236
  Other liabilities.................................      1,043          --
                                                       --------      -------
    Total liabilities...............................    196,723      187,403
Shareholders' equity (note 3):
  Common stock ($1 par value; 1,000 shares
   authorized, issued and outstanding)..............          1            1
  Additional paid-in capital........................    172,414      170,843
  Retained earnings.................................        --           --
  Unrealized gain on available-for-sale securities..        164          293
                                                       --------      -------
      Total shareholders' equity....................    172,579      171,137
                                                       --------      -------
      Total liabilities and shareholders' equity....   $369,302      358,540
                                                       ========      =======

           See notes to condensed consolidated financial statements.

                         WADDELL & REED FINANCIAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                   SEPTEMBER 30, SEPTEMBER 30,
                                                       1996          1997
                                                   ------------- -------------
                                                         (IN THOUSANDS)
Revenue (note 2):
  Investment management fees......................   $ 74,434        84,472
  Underwriting and distribution fees..............     65,132        65,756
  Shareholder servicing fees......................     20,654        22,966
  Investment and other revenue....................      3,692         2,829
                                                     --------       -------
    Total revenue.................................    163,912       176,023
                                                     --------       -------
Expenses:
  Underwriting and distribution...................     58,263        58,773
  Compensation and related costs..................     17,704        18,508
  General and administrative......................      6,719         4,844
  Depreciation....................................      1,338           965
  Amortization of goodwill........................      2,177         2,177
                                                     --------       -------
    Total expenses................................     86,201        85,267
                                                     --------       -------
Income before interest and provision for income
 taxes............................................     77,711        90,756
Interest:
  Income..........................................        --          5,578
  Expense.........................................        --         (5,578)
                                                     --------       -------
Income before provision for income taxes..........     77,711        90,756
Provision for income taxes........................     30,369        35,249
                                                     --------       -------
Net income........................................   $ 47,342        55,507
                                                     ========       =======


           See notes to condensed consolidated financial statements.

                         WADDELL & REED FINANCIAL, INC.

             CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                        ADDITIONAL
                          COMMON STOCK   PAID-IN   RETAINED    UNREALIZED       TOTAL
                          -------------  CAPITAL   EARNINGS  GAIN (LOSS) ON STOCKHOLDERS'
                          SHARES AMOUNT  (NOTE 3)  (NOTE 3)    INVESTMENT      EQUITY
                          ------ ------ ---------- --------  -------------- -------------
                                                  (IN THOUSANDS)
Balance at December 31,
 1996...................  1,000   $  1   172,414       --         164          172,579
  Net income............    --     --        --     55,507        --            55,507
  Contributions from
   parent...............    --     --     50,444       --         --            50,444
  Other distributions...    --     --    (52,015)   (2,530)       --           (54,545)
  Cash dividend to
   parent...............    --     --        --    (52,977)       --           (52,977)
  Unrealized gain on
   investment
   securities...........    --     --        --        --         129              129
                          -----   ----   -------   -------        ---          -------
Balance at September 30,
 1997...................  1,000   $  1   170,843       --         293          171,137
                          =====   ====   =======   =======        ===          =======

           See notes to condensed consolidated financial statements.

                        WADDELL & REED FINANCIAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1996          1997
                                                    ------------- -------------
                                                          (IN THOUSANDS)
Cash flows from operating activities:
 Net income........................................   $ 47,342        55,507
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization....................      3,515         3,142
  Loss on sale and retirement of fixed assets......        312             2
  Capital gains and dividends reinvested...........        (59)          (49)
  Deferred income taxes............................      2,641         2,420
  Changes in assets and liabilities:
   Receivables from funds..........................      1,373          (726)
   Other receivables...............................        794        (1,175)
   Due to/due from affiliates--operating...........        883        (6,290)
   Other assets....................................     (3,330)       (3,946)
   Accounts payable................................       (763)        2,647
   Other liabilities...............................      2,566       (19,127)
                                                      --------       -------
Net cash provided by operating activities..........     55,274        32,405
                                                      --------       -------
Cash flows from investing activities:
  Additions to investments.........................         (3)         (558)
  Proceeds from sales of investments...............        --              4
  Proceeds from maturity of investments............        918         1,816
  Purchase of property and equipment...............     (1,226)       (1,777)
  Purchase of real estate..........................       (163)          --
  Other............................................         17           195
                                                      --------       -------
Net cash used in investing activities..............       (457)         (320)
                                                      --------       -------
Cash flows from financing activities:
  Cash dividends to parent.........................        --        (52,977)
  Change in due to/due from affiliates--non-
   operating.......................................   (100,556)      (39,000)
  Cash contributions from parent...................     56,492        44,868
                                                      --------       -------
Net cash used in financing activities..............    (44,064)      (47,109)
                                                      --------       -------
Net increase (decrease) in cash and cash
 equivalents.......................................     10,753       (15,024)
Cash and cash equivalents at beginning of period...     41,788        59,003
                                                      --------       -------
Cash and cash equivalents at end of period.........   $ 52,541        43,979
                                                      ========       =======
Cash paid for interest.............................   $    --          2,644
                                                      ========       =======
Cash paid for income taxes.........................   $ 32,855        39,449
                                                      ========       =======

  See Note 2 for non-cash investing and financing activities.

           See notes to condensed consolidated financial statements.

                        WADDELL & REED FINANCIAL, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) INTERIM REPORTING AND BASIS OF PRESENTATION

  The accompanying condensed consolidated financial statements are unaudited and should be read in conjunction with the annual consolidated financial statements and notes included elsewhere in this prospectus. In the opinion of management, the interim financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary for fair presentation of financial position, results of operations and cash flows for the interim periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. Balance sheet information as of December 31, 1996 has been derived from the audited financial statements as of that date.

  Waddell & Reed Financial, Inc. is owned by Torchmark Corporation and Torchmark's subsidiary Liberty National Life Insurance Company. Torchmark and its subsidiaries, other than Waddell & Reed Financial, Inc., are referred to herein as "Torchmark". In December 1997, Waddell & Reed Financial, Inc.'s name was changed from United Investors Management Company to Waddell & Reed Financial, Inc. In the first quarter of 1998, the insurance operations of Waddell & Reed Financial, Inc., United Investors Life Insurance Company, were distributed to Torchmark. Waddell & Reed Financial, Inc.'s remaining subsidiary is Waddell & Reed Financial Services, Inc. and its subsidiaries
(WRFS).

  The accompanying financial statements include accounts of Waddell & Reed Financial, Inc. and WRFS (the Company) for all periods presented. All significant intercompany accounts and transactions are eliminated in consolidation.

(2) TRANSACTIONS WITH RELATED PARTIES

  The Company serves as investment adviser to various affiliates of Torchmark and receives advisory fees for this service. Advisory fees, which are based on assets under management, amounted to $770,000 and $846,000 for the periods ended September 30, 1996 and 1997, respectively.

  The Company earns commissions from Torchmark for marketing life and health insurance products. For the periods ended September 30, 1996 and 1997, the commissions amounted to $9,440,000 and $9,332,000, respectively. These commissions were earned under contracts which have been renewed for 1998 with substantially the same terms.

  Torchmark performs certain administrative services for the Company. Charges for such services which are allocated based on a formula using assets and compensation expense were $1,642,000 and $1,472,000 for the periods ended September 30, 1996 and 1997, respectively.

  The current amounts due from affiliates at December 31, 1996 and September 30, 1997 include non-interest bearing advances for current operating expenses and commissions due from the sale of affiliates' products. The 1997 non-current amounts due from affiliates include a $123,947,000 note receivable from Torchmark, plus $3,099,000 of accrued interest. The 6% note requires semi-annual interest payments and matures May 1, 2000. During the periods ended September 30, 1996 and 1997, amounts due from Torchmark aggregating $87,806,000 and $94,576,000, respectively, were forgiven and charged against shareholders' equity.

  The current amounts due to affiliates at December 31, 1996 and September 30, 1997 include amounts due for administrative services. Included in the 1997 balance, is a $123,947,000 note payable to Liberty, plus $3,099,000 of accrued interest. The 6% note requires semi-annual interest payments and matures May 1, 2000.

  Effective September 1997, Waddell & Reed Asset Management Company (WRAMCO), a subsidiary of WRFS, was distributed to Torchmark at its net book value of $2,977,000. WRAMCO provides investment

                        WADDELL & REED FINANCIAL, INC.

management services to institutional investors. The Company intends to enter into a subadvisory management agreement to continue to provide investment advisory services to WRAMCO.

(3) SHAREHOLDERS' EQUITY

  As discussed in note 1, the condensed consolidated financial statements include only the amounts for the Company. Transactions involving former subsidiaries of the Company and Torchmark are reflected as due to/due from affiliates. To the extent such transactions resulted in a gain or loss, such amounts are reflected in additional paid-in capital or retained earnings. Retained earnings have been charged for dividends and other distributions to the Company's parent to the extent such retained earnings were sufficient. The excess has been charged to additional paid-in capital.

  When the transaction referred to in Note 1 has been consummated, we will be in a position to render the following report.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
 Waddell & Reed Financial, Inc.:

  We have audited the accompanying consolidated balance sheets of Waddell & Reed Financial, Inc. and subsidiaries, a subsidiary of Torchmark Corporation, as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waddell & Reed Financial, Inc. and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

December 19, 1997

                                          KPMG Peat Marwick LLP

                         WADDELL & REED FINANCIAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                                                                  1995    1996
                                                                -------- -------
                                                                 (IN THOUSANDS)
                            ASSETS
  Cash and cash equivalents (note 2)..........................  $ 41,788  59,003
  Investment securities, available-for-sale (note 3)..........    21,211  19,980
  Receivables:
    United Funds and W&R Funds................................     4,751   3,579
    Customers and other.......................................    14,711  11,986
  Due from affiliates (note 6)................................     1,097     364
  Deferred income taxes (note 8)..............................       329     120
  Prepaid expenses and other current assets...................     2,406   2,151
                                                                -------- -------
    Total current assets......................................    86,293  97,183
  Due from affiliates (note 6)................................       --  124,133
  Property and equipment, net (note 4)........................    10,774  10,392
  Investment in real estate, net (note 5).....................    16,794  17,092
  Deferred sales commissions, net.............................     6,637  10,439
  Goodwill (net of accumulated amortization of $11,672 and
   $14,575)...................................................   104,637 101,734
  Other assets................................................     2,061   8,329
                                                                -------- -------
    Total assets..............................................  $227,196 369,302
                                                                ======== =======
             LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Current liabilities:
  Accounts payable............................................  $ 25,084  24,832
  Due to affiliates (note 6)..................................    13,620   2,428
  Accrued salesforce compensation.............................     7,431   9,007
  Income taxes payable........................................     5,125  18,249
  Other current liabilities...................................     3,908   8,146
                                                                -------- -------
    Total current liabilities.................................    55,168  62,662
                                                                -------- -------
  Due to affiliates (note 6)..................................       --  124,133
  Deferred income taxes (note 8)..............................       329     947
  Accrued pensions and post-retirement costs (notes 9 and
   10)........................................................     8,305   7,938
  Other liabilities...........................................     1,279   1,043
                                                                -------- -------
    Total liabilities.........................................    65,081 196,723
                                                                -------- -------
Shareholders' equity (note 7):
  Common stock ($1 par value; 1,000 shares authorized,
   issued and outstanding)....................................         1       1
  Additional paid-in capital..................................   161,850 172,414
  Retained earnings...........................................       --      --
  Unrealized gain on available-for-sale securities............       264     164
                                                                -------- -------
    Total shareholders' equity................................   162,115 172,579
                                                                -------- -------
Commitments, contingencies and subsequent events (notes 14 and
 15)
    Total liabilities and shareholders' equity................  $227,196 369,302
                                                                ======== =======

          See accompanying notes to consolidated financial statements.

                         WADDELL & REED FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                       1994    1995    1996
                                                     -------- ------- -------
                                                          (IN THOUSANDS)
Revenue (note 6):
  Investment management fees........................ $ 70,711  85,289 101,466
  Underwriting and distribution fees................   72,150  70,393  85,837
  Shareholder servicing fees........................   22,297  23,527  28,378
  Investment and other revenue......................    3,878   4,295   5,295
                                                     -------- ------- -------
Total revenue.......................................  169,036 183,504 220,976
                                                     -------- ------- -------
Expenses:
  Underwriting and distribution.....................   62,748  64,082  78,915
  Compensation and related costs....................   18,106  21,304  21,913
  General and administrative........................    6,863   8,594  10,180
  Depreciation......................................    1,565   1,914   1,758
  Amortization of goodwill..........................    2,903   2,903   2,903
                                                     -------- ------- -------
Total expenses......................................   92,185  98,797 115,669
                                                     -------- ------- -------
Income before interest and provision for income
 taxes..............................................   76,851  84,707 105,307
Interest (note 6):
  Income............................................      --      --      186
  Expense...........................................      --      --     (186)
                                                     -------- ------- -------
Income before provision for income taxes............   76,851  84,707 105,307
Provision for income taxes (note 8).................   30,470  33,862  41,129
                                                     -------- ------- -------
Net income.......................................... $ 46,381  50,845  64,178
                                                     ======== ======= =======


          See accompanying notes to consolidated financial statements.

                         WADDELL & REED FINANCIAL, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                        ADDITIONAL
                          COMMON STOCK   PAID-IN   RETAINED    UNREALIZED       TOTAL
                          -------------  CAPITAL   EARNINGS  GAIN (LOSS) ON STOCKHOLDERS'
                          SHARES AMOUNT  (NOTE 7)  (NOTE 7)    INVESTMENT      EQUITY
                          ------ ------ ---------- --------  -------------- -------------
                                                  (IN THOUSANDS)
Balance at December 31,
 1993...................  1,000   $  1    181,056   61,502          435        242,994
Net income..............    --     --         --    46,381          --          46,381
Contributions from
 parent.................    --     --      13,988      --           --          13,988
Other distributions.....    --     --     (12,619) (27,914)         --         (40,533)
Cash dividends to
 parent.................    --     --         --   (79,969)         --         (79,969)
Unrealized loss on
 investment securities..    --     --         --       --        (1,101)        (1,101)
                          -----   ----   --------  -------       ------       --------
Balance at December 31,
 1994...................  1,000   $  1    182,425      --          (666)       181,760
Net income..............    --     --         --    50,845          --          50,845
Contributions from
 parent.................    --     --      13,236      --           --          13,236
Other distributions.....    --     --     (33,811) (50,845)         --         (84,656)
Unrealized gain on
 investment securities..    --     --         --       --           930            930
                          -----   ----   --------  -------       ------       --------
Balance at December 31,
 1995...................  1,000      1    161,850      --           264        162,115
Net income..............    --     --         --    64,178          --          64,178
Contributions from
 parent.................    --     --     123,880      --           --         123,880
Other distributions.....    --     --    (113,316) (54,178)         --        (167,494)
Cash dividends to
 parent.................    --     --         --   (10,000)         --         (10,000)
Unrealized loss on
 investment securities..    --     --         --       --          (100)          (100)
                          -----   ----   --------  -------       ------       --------
Balance at December 31,
 1996...................  1,000   $  1    172,414      --           164        172,579
                          =====   ====   ========  =======       ======       ========


          See accompanying notes to consolidated financial statements.

                         WADDELL & REED FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                    1994      1995      1996
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
Cash flows from operating activities:
 Net income...................................... $ 46,381    50,845    64,178
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization..................    4,468     4,817     4,661
  (Gain) loss on sale of investments.............      729       (30)      --
  Loss on sale and retirement of fixed assets....        1        59       311
  Capital gains and dividends reinvested.........      (75)      (60)      (60)
  Deferred income taxes..........................    1,203      (186)      827
  Changes in assets and liabilities:
   Receivables from funds........................     (689)   (1,606)    1,172
   Other receivables.............................    3,821    (1,836)    2,725
   Due to/due from affiliates--operating.........    1,076      (660)    1,703
   Other assets..................................   (1,624)   (3,317)   (9,913)
   Accounts payable..............................   (7,773)    7,488      (252)
   Other liabilities.............................   (4,094)    4,082    18,369
                                                  --------  --------  --------
Net cash provided by operating activities........   43,424    59,596    83,721
                                                  --------  --------  --------
Cash flows from investing activities:
  Additions to investments.......................   (9,853)     (917)     (116)
  Proceeds from sales of investments.............   23,284     1,201       --
  Proceeds from maturity of investments..........    4,286     1,440     1,355
  Purchase of property and equipment.............   (2,731)   (1,428)   (1,689)
  Investment in real estate......................   (2,703)     (312)     (298)
  Other..........................................      113        25        18
                                                  --------  --------  --------
Net cash provided by (used in) investing activi-
 ties............................................   12,396         9      (730)
                                                  --------  --------  --------
Cash flows from financing activities:
  Cash dividends to parent.......................  (79,969)      --    (10,000)
  Change in due to/due from affiliates--non-
   operating.....................................   (9,871)  (57,384) (167,494)
  Cash contributions from parent.................   13,988    13,236   111,718
                                                  --------  --------  --------
Net cash used in financing activities............  (75,852)  (44,148)  (65,776)
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................  (20,032)   15,457    17,215
Cash and cash equivalents at beginning of
 period..........................................   46,363    26,331    41,788
                                                  --------  --------  --------
Cash and cash equivalents at end of period....... $ 26,331    41,788    59,003
                                                  ========  ========  ========
Cash paid for income taxes....................... $ 31,656    33,084    43,667
                                                  ========  ========  ========

  See Notes 6 and 7 for non-cash investing and financing activities.

          See accompanying notes to consolidated financial statements.

                        WADDELL & REED FINANCIAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1994, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  Waddell & Reed Financial, Inc. is owned by Torchmark Corporation and Torchmark's subsidiary Liberty National Life Insurance Company (Liberty). Torchmark and its subsidiaries, other than Waddell & Reed Financial, Inc., are referred to herein as "Torchmark". In December 1997, Waddell & Reed Financial, Inc.'s name was changed from United Investors Management Company to Waddell & Reed Financial, Inc. In the first quarter of 1998, the insurance operations of Waddell & Reed Financial, Inc., United Investors Life Insurance Company, were distributed to Torchmark. Waddell & Reed Financial, Inc.'s remaining subsidiary is Waddell & Reed Financial Services, Inc. and its subsidiaries
(WRFS).

  The accompanying financial statements include accounts of Waddell & Reed Financial, Inc. and WRFS (the Company) for all periods presented (see note 7). All significant intercompany accounts and transactions are eliminated in consolidation.

 Business

  Through WRFS, the Company derives its revenue primarily from investment management, administration, distribution and related services provided to the United mutual funds and the Waddell & Reed mutual funds (the Funds) and institutional accounts in the United States. The Funds and institutional accounts operate under various rules and regulations set forth by the Securities and Exchange Commission (SEC). Services to the Funds are provided under contracts that set forth the fees to be charged for these services. The majority of these contracts are subject to annual review and approval by each fund's Board of Directors/Trustees and shareholders. Currently the United Income Fund represents approximately 14% of total revenues. No other fund represents 10% or more of revenues. Company revenues are largely dependent on the total value and composition of assets under management, which include domestic and international equity and debt securities; accordingly, fluctuations in financial markets and composition of assets under management impact revenues and results of operations.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash on hand and short-term investments. The Company considers all highly liquid debt instruments with original maturities of ninety days or less to be cash equivalents.

 Revenue Recognition

  Investment advisory and administrative service fees are recognized when earned. Commission revenue and expenses (and related receivables and payables) resulting from securities transactions are recorded on the date on which the order to buy or sell securities is executed.

 Advertising

  Costs of advertising are expensed as incurred. Amounts charged to expense were not significant for the years ended December 31, 1994, 1995 and 1996.

 Investments Securities and Investment in Affiliated Mutual Funds

  All investments in debt securities and affiliated stock and fixed income mutual funds are classified as available-for-sale. As a result, these investments are recorded at fair value. Unrealized holding gains and losses, net of related tax effects, are excluded from earnings until realized and are reported as a separate component of shareholders' equity.

                        WADDELL & REED FINANCIAL, INC.

 Concentrations of Credit Risk

  Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Statement of Financial Accounting Standards
(SFAS) No. 105, consist primarily of investments in U.S. government and agency securities, municipal securities and affiliated money market and fixed income mutual funds and accounts receivable. Credit risk is believed to be minimal in that the U.S. government and agency securities are backed by the full faith and credit of the U.S. government, municipal securities are backed by the full taxing power of the issuing municipality or revenues from a specific project, and the affiliated mutual funds have substantial net assets.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets.

 Goodwill

  Goodwill, which represents the excess of purchase price over fair value of net assets acquired, arose in connection with the acquisition of the Company by Torchmark. Amortization is on a straight-line basis over forty years. The Company assesses the recoverability of goodwill and measures impairment, if any, by determining whether the unamortized balance can be recovered through undiscounted future operating cash flows over its remaining life.

 Deferred Sales Commissions

  The Company defers certain costs, principally selling commissions, that are paid to financial advisors in connection with the sale of certain shares of Waddell & Reed mutual funds (W&R Funds). These costs are amortized on a straight line basis over a period not exceeding ten years. The Company recovers such costs through 12b-1 distribution fees which are paid by the W&R Funds and a continent deferred sales charge paid by shareholders who redeem their shares prior to completion of the required holding period.

 Income Taxes

  The accounts of the Company are included in the consolidated federal income tax return of Torchmark. The Company's provision for income taxes has been made on the same basis as if the Company filed separate returns.

 Disclosures About Fair Value of Financial Instruments

  Given the nature of the Company's assets and liabilities, the Company believes the amounts in the financial statements approximate fair value.

 Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) CASH AND CASH EQUIVALENTS

  Cash and cash equivalents at December 31, 1995 and 1996 includes reserves of $11,838,000 and $15,028,000, respectively, for the benefit of customers in compliance with securities industry regulations and an

                         WADDELL & REED FINANCIAL, INC.

investment of $2,837,000 and $4,344,000, respectively, in a money market fund for which the Company is principal underwriter and investment advisor.

(3) INVESTMENTS SECURITIES, AVAILABLE-FOR-SALE

  Investments at December 31, 1995 and 1996, are as follows:

                                       AMORTIZED UNREALIZED UNREALIZED  FAIR
                  1995                   COST      GAINS      LOSSES   VALUE
                  ----                 --------- ---------- ---------- ------
                                                   (IN THOUSANDS)
   United States government-backed
    mortgage securities...............  $ 7,031      83        --       7,114
   Municipal bonds maturing:
     After five years but within ten
      years...........................   11,786     341        (22)    12,105
     After ten years..................    1,205      26        --       1,231
   Affiliated mutual funds............      786       6        (31)       761
                                        -------     ---        ---     ------
                                        $20,808     456        (53)    21,211
                                        =======     ===        ===     ======
                  1996
                  ----
   United States government-backed
    mortgage securities...............  $ 5,925      32        (17)     5,940
   Municipal bonds maturing:
     After five years but within ten
      years...........................   11,760     276        (42)    11,994
     After ten years..................    1,196      12        --       1,208
   Affiliated mutual funds............      833       9         (4)       838
                                        -------     ---        ---     ------
                                        $19,714     329        (63)    19,980
                                        =======     ===        ===     ======

(4) PROPERTY AND EQUIPMENT

  A summary of property and equipment at December 31, 1995 and 1996 is as follows:

                                                                     ESTIMATED
                                                      1995    1996  USEFUL LIVES
                                                     ------- ------ ------------
                                                     (IN THOUSANDS)
   Land............................................. $ 1,717  1,717         --
   Building.........................................   6,215  6,242    40 years
   Furniture and fixtures...........................   5,640  5,719  3-10 years
   Equipment and machinery..........................   6,629  6,186  3-10 years
                                                     ------- ------  ----------
   Property and equipment, at cost..................  20,201 19,864
   Less accumulated depreciation....................   9,427  9,472
                                                     ------- ------
   Property and equipment, net...................... $10,774 10,392
                                                     ======= ======

                        WADDELL & REED FINANCIAL, INC.

(5) INVESTMENT IN REAL ESTATE

  A summary of investment in rental real estate at December 31, 1995 and 1996 is as follows:

                                                                     ESTIMATED
                                                      1995    1996  USEFUL LIVES
                                                     ------- ------ ------------
                                                     (IN THOUSANDS)
   Land............................................. $ 7,537  7,784        --
   Buildings........................................  10,337 10,771   40 years
                                                     ------- ------   --------
   Rental real estate, at cost......................  17,874 18,555
   Less accumulated depreciation....................   1,080  1,463
                                                     ------- ------
   Rental real estate, net.......................... $16,794 17,092
                                                     ======= ======

  Rental income of $866,000, $1,409,000 and $1,682,000 for the years ended December 31, 1994, 1995 and 1996, respectively, is included in Investment and Other Revenue. Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $237,000, $367,000 and $383,000, respectively.

  Effective January 1, 1997, the Company contributed its investment in real estate which is located adjacent to its offices in Overland Park, Kansas to TMK Income Properties, L.P. (TMK) in exchange for a 14% limited partnership interest in TMK. TMK is a limited partnership with other Torchmark affiliates that was formed for the purpose of acquiring, developing and managing real property. The property was transferred to TMK at the Company's net book value as of December 31, 1996 of $11,961,000. Effective July 1, 1997, the Company contributed additional land for an additional 5% limited partnership interest in TMK. The land was transferred at the Company's net book value of $5,113,000.

(6) TRANSACTIONS WITH RELATED PARTIES

  The Company serves as investment adviser to various affiliates of Torchmark and receives advisory fees for this service. Advisory fees, which are based on assets under management, amounted to $175,000, $800,000 and $1,094,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

  The Company earns commissions from Torchmark for marketing life and health insurance products. For the years ended December 31, 1994, 1995 and 1996, the commissions amounted to $11,766,000, $12,577,000 and $12,847,000, respectively. These commissions were earned under contracts which have been renewed for 1998 with substantially the same terms.

  Torchmark performs certain administrative services for the Company. Charges for such services which are allocated based on a formula using assets and compensation expense were $2,904,000, $2,731,000 and $2,189,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

  The current amounts due from affiliates at December 31, 1995 and 1996 include non-interest bearing advances for current operating expenses and commissions due from the sale of affiliates' products. The 1996 non-current amounts due from affiliates include a $123,947,000 note receivable from Torchmark, plus $186,000 of accrued interest. The 6% note requires semi-annual interest payments and matures May 1, 2000. During 1994, 1995 and 1996, amounts due from Torchmark aggregating $40,533,000, $84,656,000 and $167,494,000, respectively, were forgiven and charged against shareholders' equity.

  The current amounts due to affiliates at December 31, 1995 and 1996 include amounts due for administrative services. The December 31, 1995 non-current amounts due to affiliates include a $12,000,000 payable to an affiliate, which was repaid during 1996. Included in the 1996 balance, is a $123,947,000 note

                        WADDELL & REED FINANCIAL, INC.

payable to Torchmark, plus $186,000 of accrued interest. The 6% note requires semi-annual interest payments and matures May 1, 2000.

  Effective September 1997, Waddell & Reed Asset Management Company (WRAMCO), a subsidiary of WRFS, was distributed to Torchmark at its net book value of $2,977,000. WRAMCO provides investment management services to institutional investors. The Company intends to enter into subadvisory agreements to continue to provide investment advisory services to WRAMCO.

(7) SHAREHOLDERS' EQUITY

  As discussed in note 1, the consolidated financial statements include only amounts for the Company. Transactions involving former subsidiaries of Waddell & Reed Financial, Inc., and Torchmark are reflected as due to/due from affiliates. To the extent such transactions resulted in a gain or loss, such amounts are reflected in additional paid-in capital or retained earnings. Retained earnings has been charged for dividends and other distributions to the Company's parent to the extent such retained earnings were sufficient. The excess has been charged to additional paid-in capital.

(8) PROVISION FOR INCOME TAXES

  The components of total income tax expense are as follows:

                                                           1994    1995    1996
                                                          ------- ------  ------
                                                             (IN THOUSANDS)
   Currently payable:
     Federal............................................. $25,482 30,219  34,833
     State...............................................   3,785  3,829   5,469
                                                          ------- ------  ------
                                                           29,267 34,048  40,302
   Deferred taxes........................................   1,203   (186)    827
                                                          ------- ------  ------
                                                          $30,470 33,862  41,129
                                                          ======= ======  ======

  The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 1995 and 1996 are as follows:

                                                                 1995     1996
                                                                -------  ------
                                                                (IN THOUSANDS)
   Deferred tax liabilities:
     Deferred sales commissions................................  (2,526) (3,967)
     Fixed assets..............................................     (27)   (418)
     Other.....................................................    (459)   (458)
                                                                -------  ------
   Total gross deferred liabilities............................  (3,012) (4,843)
                                                                -------  ------
   Deferred tax assets:
     Benefits plans............................................   2,459   3,050
     Other.....................................................     553     966
                                                                -------  ------
   Total gross deferred assets.................................   3,012   4,016
                                                                -------  ------
   Net deferred tax liability.................................. $   --     (827)
                                                                =======  ======

  A valuation allowance for deferred tax assets was not necessary at December 31, 1995 and 1996.

                        WADDELL & REED FINANCIAL, INC.

  The following table reconciles the statutory federal income tax rate with the Company's effective income tax rate:

                                                               1994  1995  1996
                                                               ----  ----  ----
   Statutory federal income tax rate.......................... 35.0% 35.0% 35.0%
   State income taxes, net of federal tax benefits............  3.3   2.9   3.1
   Other items................................................  1.3   2.1   1.0
                                                               ----  ----  ----
   Effective income tax rate.................................. 39.6% 40.0% 39.1%
                                                               ====  ====  ====

(9) RETIREMENT PLAN

  The Company sponsors a noncontributory retirement plan which covers substantially all employees and, prior to 1996, the employees of former affiliates. Benefits payable under the plan are based on employees' years of service and compensation during the final ten years of employment.

  At December 31, 1995 and 1996, the assumed discount rate, the rate at which the plan benefit obligations could be settled, was 7.25% and 7.5%, respectively. The estimated rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.25% and 4.5% for December 31, 1995 and 1996, respectively. The expected long-term rate of return on plan assets was 9.25% at December 31, 1995 and 1996.

  The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

  All plan assets are commingled and available for distribution to all participating employees, and thus, net pension cost includes the cost for the Company, as well as affiliates.

  Net pension cost for all companies for the years ended December 31, 1994, 1995 and 1996 included the following components:

                                                       1994     1995    1996
                                                      -------  ------  ------
                                                         (IN THOUSANDS)
   Service cost--benefits earned during the period... $ 2,206   2,365   1,304
   Interest cost on projected benefit obligation.....   1,888   2,103   1,953
   Actual return on plan assets......................      38  (3,626) (3,489)
   Net amortization and deferral.....................  (1,505)  2,078   1,679
                                                      -------  ------  ------
   Net periodic pension cost of all participating
    companies........................................ $ 2,627   2,920   1,447
                                                      -------  ------  ------
   Company portion................................... $ 1,524   1,648   1,447
                                                      =======  ======  ======

                        WADDELL & REED FINANCIAL, INC.

  The following table sets forth the plan's funded status as of December 31, 1995 and 1996:

                                                                 1995     1996
                                                                -------  ------
                                                                (IN THOUSANDS)
   Actuarial present value of benefit obligations:
     Vested benefits..........................................  $16,575  17,715
     Nonvested benefits.......................................    1,876     558
                                                                -------  ------
   Accumulated benefit obligation.............................   18,451  18,273
   Increase in benefits due to future compensation increases..    8,919   6,513
                                                                -------  ------
   Projected benefit obligation...............................   27,370  24,786
   Estimated fair market value of plan assets.................   20,171  23,483
                                                                -------  ------
   Projected benefit obligation in excess of plan assets......    7,199   1,303
   Unrecognized net gain from past experience different from
    that assumed and effects of changes in assumptions........    1,757   3,482
   Unrecognized net transition obligation being recognized
    over 21.57 years..........................................     (229)   (114)
   Unrecognized prior service cost attributable to plan
    amendments................................................      552    (761)
                                                                -------  ------
   Pension liability of all participating companies...........  $ 9,279   3,910
                                                                =======  ======
   Company portion............................................  $ 7,110   6,711
                                                                =======  ======

  As of December 31, 1995, former affiliates ceased participation in the plan, which resulted in a decrease in projected benefits of $3,683,000.

(10) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Company sponsors an unfunded defined benefit postretirement medical plan that covers substantially all its employees. The plan is contributory with retiree contributions adjusted annually.

  Net periodic postretirement benefit cost for the year ended December 31, 1994, 1995 and 1996 included the following components:

                                                              1994  1995  1996
                                                              ----  ----  ----
                                                              (IN THOUSANDS)
   Service cost-benefits attributed to service during the
    year..................................................... $ 48   48    48
   Interest cost on accumulated postretirement benefit
    obligation...............................................   68   71    70
   Amortization of unrecognized prior service cost...........  (18) (18)  (18)
                                                              ----  ---   ---
   Net periodic postretirement benefit cost.................. $ 98  101   100
                                                              ====  ===   ===

                        WADDELL & REED FINANCIAL, INC.

  The following table sets forth the plan's funded status as of December 31, 1995 and 1996:

                                                                 1995    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
   Accumulated postretirement benefit obligation (APBO):
     Retirees.................................................. $   311    356
     Fully eligible active plan participants...................     137    134
     Other active plan participants............................     400    382
                                                                ------- ------
   Total accumulated postretirement benefit obligation.........     848    872
                                                                ------- ------
     Unrecognized prior service cost...........................     240    223
     Actuarial experience......................................     107    132
                                                                ------- ------
   Accumulated postretirement benefit obligation in excess of plan assets................................................ $ 1,195  1,227
                                                                ======= ======

  The significant assumptions used in computing the APBO as of December 31, 1995 and 1996 are as follows:

                                                1995              1996
                                          ----------------- -----------------
   Assumed health care cost trend rate
    used to measure the expected cost of
    benefits covered by the plan:
     Current year........................        11%               10%
     Thereafter.......................... Decrease annually Decrease annually
                                           to 5.5% by 2018   to 5.5% by 2018
   Discount rate.........................       7.25%              7.5%

  The health care cost trend rate assumption can affect the expenses and obligations. The effect of a 1% increase each year in the assumed health care cost trend rate on the aggregate of the service and interest cost components of net periodic postretirement benefit cost would be an increase of approximately $29,000 for the year ended December 31, 1996. Additionally, the effect on the APBO as of December 31, 1996 would be an increase of approximately $175,000.

(11) SAVINGS AND INVESTMENT PLAN

  The Company has a savings and investment plan covering substantially all employees. The plan provides for a matching corporate contribution of 50% of the employee's investment in mutual fund shares and/or Torchmark stock, not to exceed 3% of the employee's salary.

  The Company's charge to expense for this plan for the years ended December 31, 1994, 1995 and 1996 was $585,000, $626,000 and $641,000, respectively.

                        WADDELL & REED FINANCIAL, INC.

(12) EMPLOYEE STOCK OPTIONS

  Under the provisions of the Torchmark Corporation 1987 Stock Incentive Plan (1987 Option Plan), certain employees and directors of the Company have been granted options to buy shares of Torchmark stock generally at the market value of the stock on the date of grant. The options are exercisable during a period of up to ten years and two days after grant. Employee stock options granted under the 1987 Option Plan generally vest one-half in two years and one-half in three years. Director grants generally vest in six months.

  In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which was effective for the Company beginning January 1, 1996. SFAS 123 defines the "fair value method" of accounting for employee stock options. It also allows accounting for such options under the "intrinsic value method" in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations. If a company elects to use the intrinsic value method, pro forma disclosures of earnings and earnings per share are required as if the fair value method of accounting was applied. The effects of applying SFAS 123 in the pro forma disclosures are not necessarily indicative of future amounts because the pro forma disclosures do not take into account the amortization of the fair value of awards prior to 1995.

  The Company has elected to account for stock options under the intrinsic value method. The fair value method requires use of the Black-Scholes option valuation model to value employee stock options. The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require highly subjective assumptions including the expected stock price volatility. Because Torchmark's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, it is management's opinion that the existing models do not provide a reliable measure of the fair value of its employee stock options. Under the intrinsic value method, compensation expense is only recognized if the exercise price of the employee stock option is less than the market price of the underlying stock on the date of grant.

  In accordance with SFAS 123, the fair value for Torchmark's employee stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995 and 1996:

                                                                     1995  1996
                                                                     ----  ----
   Risk-free interest rate..........................................  5.4%  6.4%
   Dividend yield...................................................  3.7%  3.7%
   Volatility factor................................................ 22.8  22.8
   Weighted average expected life (in years)........................ 4.17  4.17

  The weighted average fair values of an option granted during the years ended December 31, 1995 and 1996 were $3.96 and $4.93, respectively.

  For the purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                  1995    1996
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Actual net income............................................ $50,845 $64,178
   Pro forma net income......................................... $50,337 $63,450

                        WADDELL & REED FINANCIAL, INC.

  A summary of stock option activity and related information for the years ended December 31, 1994, 1995 and 1996 follows:

                                 1994                1995                1996
                          ------------------- ------------------- -------------------
                                     WEIGHTED            WEIGHTED            WEIGHTED
                                     AVERAGE             AVERAGE             AVERAGE
                                     EXERCISE            EXERCISE            EXERCISE
                           OPTIONS    PRICE    OPTIONS    PRICE    OPTIONS    PRICE
                          ---------  -------- ---------  -------- ---------  --------
Outstanding at beginning
 of year................  1,171,984   $16.00  1,335,984   $16.21  1,596,642   $18.11
Granted.................    175,000    17.00    373,600    21.69    277,600    24.88
Exercised...............    (11,000)    6.88   (105,126)    6.72   (130,800)   13.49
Expired.................        --       --      (7,816)   17.00     (5,000)   17.00
                          ---------   ------  ---------   ------  ---------   ------
Outstanding at end of
 year...................  1,335,984   $16.21  1,596,642   $18.11  1,738,442   $19.54
                          =========   ======  =========   ======  =========   ======
Exercisable at end of
 year...................    334,376   $14.17    660,934   $17.36    999,742   $17.48
                          =========   ======  =========   ======  =========   ======

(13) UNIFORM CAPITAL RULE REQUIREMENTS

  Waddell & Reed, Inc. (W&R), a subsidiary of the Company, is a registered broker-dealer and a member of the National Association of Securities Dealer, Inc. and therefore is subject to the SEC's Uniform Net Capital Rule, which requires the maintenance of certain minimal capital levels. At December 31, 1996, W&R had net capital, as defined, of $10,363,000 which is $7,271,000 in excess of the required net capital.

(14) COMMITMENTS AND CONTINGENCIES

 Rental Expense and Lease Commitments

  The Company rents certain sales and other office space under long-term operating leases. Rent expense for the years ended December 31, 1994, 1995 and 1996, was $3,213,000, $3,459,000 and $3,824,000, respectively. Future minimum rental commitments under noncancelable operating leases are as follows:

                                                               (IN THOUSANDS)
   Minimum remaining rental commitments years ended December
    31:
     1997.....................................................     $1,982
     1998.....................................................      1,048
     1999.....................................................        570
     2000.....................................................        260
     2001.....................................................         41
                                                                   ------
                                                                   $3,901
                                                                   ======

  New leases are expected to be executed as existing leases expire. Thus, future minimum lease commitments are not expected to be less than those in 1997.

 Contingencies

  From time to time, the Company is a party to various claims arising in the ordinary course of business. In the opinion of management, it is unlikely that any adverse determination in one or more pending claims would have a material adverse effect on the Company's financial position or results of operations.

                        WADDELL & REED FINANCIAL, INC.

(15) SUBSEQUENT EVENTS

  On November 25, 1997, the Company declared a $480,000,000 dividend evidenced by two 8% promissory notes to Torchmark. These notes are payable on or before November 25, 2002 and require semiannual interest payments. The notes are mandatorily prepayable from the capital raised by the Company from a public or private sale or offering of debt or equity securities.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 International Prospectus Alternate Cover Page

PROSPECTUS (Subject to Completion)
Issued January 2, 1998

                                     Shares
                         Waddell & Reed Financial, Inc.
                              CLASS A COMMON STOCK

                                  -----------

 OF THE     SHARES OF CLASS A COMMON STOCK BEING OFFERED,     SHARES ARE BEING
  OFFERED   INITIALLY  OUTSIDE   THE  UNITED   STATES  AND   CANADA  BY   THE
    INTERNATIONAL UNDERWRITERS AND      SHARES ARE  BEING OFFERED INITIALLY
     IN THE UNITED STATES AND CANADA  BY THE U.S. UNDERWRITERS. ALL SHARES
       OF CLASS  A COMMON  STOCK OFFERED  HEREBY ARE  BEING SOLD  BY THE
        COMPANY.  IT IS  CURRENTLY  ESTIMATED THAT  THE INITIAL  PUBLIC
          OFFERING PRICE PER SHARE WILL  BE BETWEEN $    AND $    PER
           SHARE.  SEE  "UNDERWRITERS"  FOR   A  DISCUSSION  OF  THE
             FACTORS TO BE  CONSIDERED IN  DETERMINING THE INITIAL
              PUBLIC OFFERING PRICE.

 THE COMPANY HAS TWO CLASSES OF  AUTHORIZED COMMON STOCK CONSISTING OF CLASS A
   COMMON STOCK OFFERED HEREBY  AND CLASS B  COMMON STOCK (COLLECTIVELY, THE
    "COMMON STOCK").  SEE "DESCRIPTION OF CAPITAL STOCK." HOLDERS  OF CLASS
      A COMMON STOCK  ARE ENTITLED TO  ONE VOTE PER SHARE  AND HOLDERS OF
       CLASS B  COMMON STOCK ARE ENTITLED TO    VOTES PER  SHARE ON EACH
         MATTER SUBMITTED TO A VOTE  OF STOCKHOLDERS. ALL OF THE CLASS
          B   COMMON  STOCK  IS   BENEFICIALLY  OWNED  BY   TORCHMARK
            CORPORATION. ALL  HOLDERS OF COMMON  STOCK ARE ENTITLED
              TO RECEIVE SUCH DIVIDENDS AND DISTRIBUTIONS, IF ANY,
               AS  MAY BE  DECLARED  FROM TIME  TO  TIME BY  THE
                 BOARD OF DIRECTORS.

                                  -----------

 APPLICATION WILL BE MADE TO HAVE THE CLASS A COMMON STOCK APPROVED FOR LISTING
          ON THE NEW YORK STOCK EXCHANGE UNDER THE TRADING SYMBOL WDR.

                                  -----------

 SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                     PRICE TO UNDERWRITING DISCOUNTS PROCEEDS TO
                                      PUBLIC    AND COMMISSIONS(1)   COMPANY(2)
                                     -------- ---------------------- -----------
Per Share...........................   $               $                 $
Total(3)............................  $               $                 $

-----
  (1) The Company and Torchmark Corporation have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company, estimated at $  .
  (3) The Company has granted the U.S. Underwriters an option exercisable within 30 days of the date hereof to purchase up to an aggregate of additional shares of Class A Common Stock at the price to the public shown above less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to the public, underwriting
      discounts and commissions, and proceeds to the Company will be $   ,
      $   , and $   , respectively. See "Underwriters."

                                  -----------

  The Class A Common Stock is offered subject to prior sale, when, as, and if accepted by the Underwriters and subject to approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Underwriters, and to certain other conditions. It is expected that delivery of the Class A Common
Stock will be made on or about    , 1998 at the offices of Morgan Stanley & Co.
Incorporated, New York, New York, against payment therefor in immediately available funds.

                                  -----------

                           MORGAN STANLEY DEAN WITTER

     , 1998

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table indicates the estimated expenses to be incurred in connection with the Offering, all of which will be paid by the Company.

   SEC registration fee............................................... $177,728
   NASD fee...........................................................     *
   NYSE listing fee...................................................     *
   Accounting fees and expenses.......................................     *
   Legal fees and expenses............................................     *
   Printing and engraving.............................................     *
   Transfer Agent's fees..............................................     *
   Blue Sky fees and expenses (including counsel fees)................     *
   Miscellaneous expenses.............................................     *
                                                                       --------
     Total............................................................ $     *
                                                                       ========

--------
* To be supplied by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited expectations. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions--Liability of Directors; Indemnification" in the Prospectus.

  Pursuant to the provisions of (S) 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of any corporation, partnership, joint venture, trust, or other enterprise, against any and all expenses, judgments, fines, and amounts paid in settlement and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

  To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to Section 145, to indemnification as described above.

  The Company's Certificate of Incorporation and Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions--Liability of Directors; Indemnification" in the Prospectus.

  The form of Underwriting Agreement to be filed as Exhibit 1.1 will contain agreements of indemnity between the Company and the Underwriters and controlling persons against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments which the Underwriters or any such controlling persons may be required to make in respect thereof.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  None.

ITEMS 16. EXHIBITS

  (a) Exhibits:

EXHIBIT
NUMBER                                        DESCRIPTION OF EXHIBIT
-------                                       ----------------------
 1.1*    --Form of Underwriting Agreement
 3.1*    --Certificate of Incorporation of the Company
 3.2*    --Bylaws of the Company
 4.1*    --Specimen of Common Stock Certificate
 4.2*    --Form of Notes payable to Torchmark Corporation and Liberty National Life Insurance Company
 5.1*    --Form of Opinion of Hughes & Luce, L.L.P. regarding legality of securities being registered
10.1*    --Form of Public Offering and Separation Agreement between Torchmark Corporation and Waddell
           & Reed Financial, Inc.
10.2*    --Form of Tax Disaffiliation Agreement between Torchmark Corporation and Waddell & Reed
           Financial, Inc.
10.3*    --Form of Subadvisory Investment Management Agreement between Waddell & Reed Investment
           Management Company and Waddell & Reed Asset Management Company.
10.4*    --Form of Subadvisory Investment Management Agreement between Waddell & Reed Investment
           Management Company and Waddell & Reed Asset Management Company.
10.5*    --General Agent Contract, dated January 1, 1985, between United Investors Life Insurance Company and W&R Insurance Agency, Inc.
10.6*    --Form of Amendment Extending General Agent Contract between United Investors Life Insurance
           Company and W & R Insurance Agency, Inc.
10.7*    --Independent Agent Contract, dated June 25, 1997, between United American Insurance Company,
           W & R Insurance Agency, Inc., and affiliates identified therein.
10.8*    --Form of Amendment Extending Independent Agent Contract between United American Insurance
           Company, W & R Insurance Agency, Inc., and affiliates identified therein.
10.9*    --Form of The 1998 Stock Incentive Plan.
10.10*   --Form of The 1998 Non-Employee Stock Director Plan.
10.11*   --Form of The 1998 Executive Deferred Compensation Stock Plan.
10.12*   --Form of Waddell & Reed Financial, Inc. Savings and Investment Plan.
10.13*   --Form of Waddell & Reed Financial, Inc. Retirement Income Plan.
10.14*   --Form of Waddell & Reed, Inc. Career Field Retirement Plan.
10.15*   --Form of Maintenance Agreement between the Company and TMK Income Properties, L.P.
21.1     --Subsidiaries of the Registrant
23.1*    --Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1)
23.2     --Consent of KPMG Peat Marwick LLP
24.1     --Powers of Attorney (See Page II-4)
27.1     --Financial Data Schedule

--------
* To be filed by amendment.

  (b) Financial Statement Schedules:

  Financial statement schedules are omitted as not required or not applicable or because the information is included in the Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant by the Registrant pursuant to the underwriting agreements, the Company's Certificate of Incorporation, Bylaws, Delaware law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF OVERLAND PARK, STATE OF KANSAS, ON JANUARY 2, 1998.

                                         Waddell & Reed Financial, Inc.



                                         By:    /s/ RONALD K. RICHEY
                                            ----------------------------------
                                                   RONALD K. RICHEY,
                                                 CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints Keith A. Tucker, Henry J. Herrmann, and Robert L. Hechler, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional Registration Statements related to the Offering contemplated by this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                              TITLE                           DATE
             ---------                              -----                           ----
        /s/ Ronald K. Richey             Chairman of the Board                 January 2, 1998
------------------------------------
          RONALD K. RICHEY


        /s/ Keith A. Tucker              President, Chief Executive            January 2, 1998
------------------------------------       Officer, and Director
          KEITH A. TUCKER                  (Principal Financial Officer)



     /s/ Francis B. Jacobs, II           Vice-President, Secretary,            January 2, 1998
------------------------------------       and Director
       FRANCIS B. JACOBS, II


       /s/ Michael D. Strohm             Principal Accounting Officer          January 2, 1998
------------------------------------
         MICHAEL D. STROHM